Exhibit 10.63

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

US CANCER CARE, INC.

AND

COASTAL RADIATION ONCOLOGY MEDICAL GROUP, INC.

DATED AS OF FEBRUARY 16, 2006

i

ii

iii

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of February 16, 2006 (the “Effective Date”), is by and between U.S. Cancer Care, Inc., a Delaware corporation (“USCC”) and Coastal Radiation Oncology Medical Group, Inc., a California professional corporation (the “Practice”).

RECITALS

A.                                    The Practice is a medical practice that provides Radiation Oncology Services (as defined herein) in the State of California.

B.                                    The Company is in the business of providing certain administrative and support services to medical practices, and in providing administrative and clinical staff, space, equipment, furnishings, supplies and inventory to medical practices in connection therewith.

C.                                    The Practice desires to retain the Company to provide, on an exclusive basis, administrative and support services to the Practice, and administrative and clinical staff, space, equipment, furnishings, supplies and inventory to the Practice, so as to permit the Practice to devote its efforts to the rendering of medical services at the Cancer Centers (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1                                             Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“ACCC” shall mean the Association of Community Cancer Centers.

“Accountants” shall have the meaning set forth in Section 4.5.

“ACR” shall mean the American College of Radiology.

“Administrative Employees” shall have the meaning in Section 2.6(a).

“Affiliate” shall mean (a) with respect to an individual, any member of such individual’s family residing in the same household; (b) with respect to an entity: (i) any executive officer, manager, director, partner or Person that owns ten percent (10%) or more of the outstanding Capital Stock of or in such entity, or (ii) any brother, sister, brother-in-law, sister-in-law, lineal descendant or ancestor of any executive officer, manager, director, partner or Person that owns ten percent (10%) or more of the outstanding Capital Stock of or in such entity;

and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means  the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of this Agreement, neither the Practice nor any of the Physicians shall be deemed Affiliates of the Company.

“Agreement” shall mean this Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

“Annual Budget” shall have the meaning set forth in Section 2.3.

“Billing and Collection Fee” shall have the meaning set forth in Section 4.1(a)(i).

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in Los Angeles, California.

“Business Office Services” shall have the meaning set forth in Section 2.4.

“Cancer Centers” shall mean: (i) the cancer centers located at: (a) 1069 Los Palos Drive, Salinas, CA 93901, (b) 314 S. Stratford Ave., Santa Maria, CA 93454, (c) 274 Heather Court, Suite A, Templeton, CA 93465, (d) 1240 Westlake Blvd., Suite 103, Westlake, CA 91361, (e) 2985 North Sycamore Dr., Simi Valley, CA 93065, (f) 2230 Lynn Road, Suite 103, Thousand Oaks, CA 91360, (g) 2841 Cabrillo Drive, Ventura, CA 93003, (h) 100 Casa Street, Suite C, San Luis Obispo, CA 93405 and (ii) any future cancer center owned or operated by the Company that is located in the Communities, or upon which the Parties mutually agree.

“Clinical Employees” shall have the meaning set forth in Section 2.6(a).

“CMS” shall mean the Centers for Medicare and Medicaid Services, an agency of the United States Department of Health and Human Services, and any successor thereto.

“Coastal Group Sellers” shall have the meaning set forth in the Securities Purchase Agreement.

“Collateral” shall have the meaning set forth in Section 4.6(a).

“Communities” shall mean the cities of Salinas, Santa Maria, Templeton, Westlake, Simi Valley, Thousand Oaks, Ventura, and San Luis Obispo, and the counties of Monterey, San Luis Obispo, Santa Barbara and Ventura, each located in the State of California.

“Company” shall mean collectively, USCC and OnCURE Medical Corp., a Delaware corporation.

“Company Account” shall have the meaning set forth in Section 4.7.

“Company Expense” shall mean any expense of the Company which is not an Operational Expense or a Practice Expense.  Company Expense shall include, without limitation, the following:

(a)                                 all costs and expenses relating to the acquisition and financing of medical equipment acquired by the Company under the Securities Purchase Agreement or required to be purchased pursuant to the terms of this Agreement (including without limitation all penalties, fees, premiums or similar amounts);

(b)                                 any expenditure relating to the medical equipment used (or to be used) at the Cancer Centers; provided that such expenditure is contemplated by the Annual Budget and required to be capitalized under GAAP;

(c)                                  all costs and expenses that the Company incurs in connection with assisting the Practice with the Practice’s efforts to comply with all appropriate rules and regulations imposed by managed care programs, Third-Party Payors, governmental agencies and accreditation bodies, including without limitation, JCAHO, ACR and ACCC;

(d)                                 salaries, benefits (including any deferred compensation) and other costs relating to the employment or engagement by the Company of (i) any director or executive officer of the Company (or Person serving in a similar capacity), (ii) any Person who provides Billing and Collection Fee services; and (iii) any Person who provides accounting, finance, payroll, human resources, informational technology, and compliance services; and

(e)                                  all costs and expenses relating to the provision of Business Office Services; and

(f)                                   such other costs and expenses expressly set forth in the Annual Budget as Company Expenses.

For purposes of this definition, the term “Company” shall mean, collectively, the Company and its Affiliates.

“Company Indemnitees” shall have the meaning set forth in Section 8.4(a).

“Company Lender” shall mean any Person that makes funds available to the Company or any Affiliate of the Company to borrow (including, without limitation, Merrill Lynch Capital, MCG Capital Corporation and Siemens Medical Credit Corp.).

“Company Lender Loan” shall mean any loan agreement between the Company or any Affiliates and a Company Lender.

“Company Taxes” shall have the meaning set forth in Section 7.2(a).

“Confidential Information and Trade Secrets” shall mean (a) the material terms of this Agreement or any other written agreement between the Parties, and (b) any confidential or secret information concerning (i) any trade secrets, new product developments, special or unique processes or methods of the Company or any of its Affiliates or of the Practice or any of its

Affiliates, as the case may be, (ii) any sales, advertising or other concepts or plans of the Company or any of its Affiliates or of the Practice or any of its Affiliates, as the case may be, (c) records (other than patient medical records), patient lists, reports and other documents pertaining to the Management Services, (d) the systems, protocols, policies, procedures, manuals, reports, data bases, documents, instruments and other materials used by the Company or any of its Affiliates or by the Practice or any of its Affiliates, as the case may be, (e) all other professional or business information developed by or on behalf of the Company or any of its Affiliates or by the Practice or any of its Affiliates, as the case may be, including items produced by the Physicians, and (f) all financial statements and reports produced by the Company or any of its Affiliates or by the Practice or any of its Affiliates in connection with this Agreement.

“Damages” shall have the meaning set forth in the Securities Purchase Agreement.

“Depository Bank” shall mean Wells Fargo Bank.

“EBITDA” shall mean Net Income before interest expense, taxes, depreciation and amortization.

“Effective Date” shall have the meaning set forth in the preamble.

“Event of Default” shall have the meaning set forth in Section 5.2.

“FF&E” shall have the meaning set forth in Section 2.2(a).

“Financial Statements” shall have the meaning set forth in Section 2.5.

“GAAP” shall mean U.S. generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a majority of the accounting profession that are applicable to the circumstances as of the date of determination.

“General Management Services Fee” shall have the meaning set forth in Section 4.1(a)(ii).

“Government Receivables” shall mean all accounts receivable generated from services rendered to beneficiaries under the Medicare, Medicaid and other state and federal programs, which services are reimbursable under any of such programs.

“Governmental Authority” shall mean any (a) federal, state, city, local or municipal government (or any political subdivision of any thereof), or (b) governmental or quasi-governmental authority exercising any statutory, administrative, arbitral, judicial, legislative, police, regulatory, or taxing authority or power.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” shall have the meaning set forth in Section 8.5.

“Indemnifying Party” shall have the meaning set forth in Section 8.5.

“JCAHO” shall mean the Joint Commission on the Accreditation of Healthcare Organizations.

“Law” shall mean any statute, ordinance, code, rule, regulation or court order enacted, adopted or promulgated by any Governmental Authority.

“Lease” shall have the meaning set forth in Section 2.7.

“Lien” shall mean any security agreement, financing statement (whether or not filed), mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or other security interest, encumbrance, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, limitation, exception to or other title defect in or on any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale, lease, consignment, or bailment given for security purposes, trust receipt or other title retention agreement with respect to any property or asset of such Person, whether direct, indirect, accrued or contingent.

“Lockbox Account Agreement” shall have the meaning set forth in Section 4.7.

“Loss” shall have the meaning set forth in Section 8.4(a).

“Management Services” shall have the meaning set forth in Section 2.1.

“Material Adverse Effect” shall mean any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions could reasonably be expected to have, or has had, a material adverse effect on (a) the business, property, operations, condition (financial or otherwise), results of operations or prospects of the Company or the Practice, as applicable; or (b) the validity or enforceability of (i) this Agreement or (ii) the rights and remedies of the parties hereunder.  For purposes of this Agreement, a Material Adverse Effect shall not include: (A) any change or effect that results from conditions, events or circumstances generally affecting the industries in which the Company or the Practice operates or the economy in general; (B) any action or change specifically permitted or required by the provisions of this Agreement; or (C) the transactions contemplated by this Agreement or the performance hereof.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medical Advisory Board” shall mean the board made up of physicians providing radiation oncology services at centers operated by the Company or any of its Affiliates pursuant to the provisions of the Medical Advisory Board Charter attached hereto as Exhibit A.  Each physician providing radiation oncology services at one of the Cancer Centers on a full time basis shall be entitled to be a voting member of the Medical Advisory Board at all times during the Term of this Agreement.  All costs of the Medical Advisory Board, including but not limited to all costs for Physicians to travel to and attend meetings and otherwise participate in the Medical Advisory Board, shall be Company Expenses.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Net Income” shall mean, for any period, an amount equal to Practice Revenues minus Operational Expenses.

“New Physician” shall have the meaning set forth in Section 3.7.

“Neuroscience” shall mean Neuroscience Gamma Knife Center of Southern California, LLC.

“Operational Expenses” shall mean, for any fiscal period, all of the following expenses and costs (other than the Company Expenses and the Practice Expenses) incurred by the Company in connection with the provision of Management Services to the Practice pursuant to this Agreement, determined on an accrual basis of accounting in accordance with GAAP:

(a)          salaries, benefits (including, without limitation, any deferred compensation) and other costs (including, without limitation, costs pertaining to training and education) relating to the employment or engagement by the Company of all Personnel;

(b)          obligations of the Company under the leases or subleases for the Cancer Centers (including, without limitation, the Leases);

(c)           medical and office supply expenses;

(d)          utility expenses and all other costs relating to the Cancer Centers, including, without limitation, costs of repairs, maintenance, telephone, janitorial services and refuse disposal;

(e)           the cost and expense of FF&E, Required Improvements and all costs and expenses associated therewith; provided, however, to the extent that any such cost and expense is required to capitalized under GAAP, such cost and expense shall be deemed a Company Expense;

(f)            insurance premiums and deductibles for the insurance described in Sections 8.1 and 8.2;

(g)           cost of all liability insurance, other than medical malpractice liability insurance;

(h)          the Billing and Collection Fee;

(i)              depreciation expense with respect to any capital assets acquired by the Company in connection with the operation of the Cancer Centers after the Effective Date and in accordance with the Annual Budget, based upon the life of the asset, all in accordance with GAAP; and

(j)             such other costs and expenses expressly set forth in the Annual Budget as Operational Expenses.

“Patients” shall mean all individuals seeking Radiation Oncology Services from the Practice or any Physician in the Communities.

“Parties” shall mean the Company and the Practice collectively.

“Party” shall mean any party to this Agreement.

“Payor Instruction Letter” shall have the meaning set forth in Section 4.7.

“Permits” shall have the meaning set forth in Section 6.1(d)(ii).

“Person” shall mean any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Personnel” shall have the meaning set forth in Section 2.6(a).

“Physician” shall mean each individual who (a) is duly licensed to practice medicine in the State of California and (b) provides Radiation Oncology Services under the direction of the Practice.

“Practice” shall have the meaning set forth in the preamble.

“Practice Area” shall mean that area within a 20 mile radius of each Cancer Center.

“Practice Expense” shall mean any cost or expense of the Practice which is not an Operational Expense or a Company Expense including, without limitation, the following:

(a)          all salaries, benefits (including deferred compensation and health insurance) and other costs relating to the employment or engagement of a Physician (including physician independent contractors);

(b)          all federal, state or local income and employment taxes of the Practice and the costs of preparing its federal, state or local income and employment tax returns;

(c)           all costs of membership in professional associations and continuing professional education expenses, including subscriptions, for the Physicians;

(d)          all liability judgments (including, without limitation, in connection with a medical malpractice claim) assessed against the Practice (to the extent not covered by insurance);

(e)           all personal expenses of Physicians, including travel and entertainment expenses;

(f)            licensure fees and board certification fees;

(g)           all dues and fees for hospital and medical staff memberships of the Physicians;

(h)          the cost and expense to retain qualified locum tenums to provide comprehensive Radiation Oncology Services to all Patients seeking such treatment at the Cancer Centers;

(i)              the Practice Review Expense, subject to the provisions of Section 4.5; and

(j)             such other costs and expenses expressly set forth in the Annual Budget as  Practice Expenses.

“Practice Indemnitees” shall have the meaning set forth in Section 8.4(b).

“Practice Lockbox Account” shall have the meaning set forth in Section 4.7.

“Practice Revenues” shall mean, for any fiscal period, (a) all cash received (net of adjustments, refunds, recoupment claims, repayments, fines, penalties, assessments, levies, disgorgements, restitutions or other payments or allowances made to any federal, state or local governmental  agency or other payor, and contractual allowances) by or on behalf of the Practice or the Professional Staff as a result of the provision of Radiation Oncology Services and (b) all cash received (net of adjustments, refunds, recoupment claims, repayments, fines, penalties, assessments, levies, disgorgements, restitutions or other payments or allowances made to any federal, state or local governmental  agency or other payor, and contractual allowances) by the Practice or the Professional Staff in their capacity as employees of the Practice and rendered incident to this Agreement, whether received in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Medicare,

Medicaid or Patients, including, but not limited to, payments received under any capitation arrangement.

“Practice Review Expense” shall have the meaning set forth in Section 4.5.

“Practice Taxes” shall have the meaning set forth in Section 7.2(b).

“Professional Staff” shall mean the Physicians together with the Clinical Employees.

“Radiation Oncology Services” shall mean all radiation oncology services, of a routine and emergency nature, presently or hereafter provided by the Practice or the Professional Staff and the performance of all services ancillary thereto.

“Receivable” shall mean, as of any date of determination thereof, with respect to the Practice, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles or otherwise) arising out of the sale or lease of goods or the provision of Radiation Oncology Services including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Practice or the Physicians as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any other Person.

“Recoupment Claim” shall have the meaning set forth in the Securities Purchase Agreement.

“Required Improvement” shall mean all servicing, repair, cleaning and maintenance and repairs of the FF&E to ensure it is in good condition and repair and adequate for the provision of Radiation Oncology Services by the Practice; including, but not limited to, maintenance of all radiation equipment by adequately trained and licensed professionals in accordance, in all material respects, with all Laws pertaining to hazardous materials.

“Retained Amount” shall have the meaning set forth in Section 4.2.

“Secured Obligations” shall have the meaning set forth in Section 4.6(a).

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as February     , 2006, by and among the Company, Coastal Radiation Oncology Medical Group, Inc., and the Coastal Group Sellers.

“Seller” shall have the meaning set forth in the Securities Purchase Agreement.

“Senior Debt Documents” shall mean that certain Amended and Restated Credit Agreement dated of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time) by and among OnCURE Medical Corp. (and each of its subsidiaries, including, without limitation, the Company) and  Merrill Lynch Capital; and that certain Credit Facility Agreement dated of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time) by and among OnCURE Medical Corp. (and each of its subsidiaries, including, without limitation, the Company) and MCG Capital Corporation, as administrative agent for the lenders named therein.

“Term” shall have the meaning set forth in Section 5.1.

“Third-Party Payors” shall mean any governmental entity, insurance company, health maintenance organization, preferred provider organization employer or other Person or similar entity that is obligated to make payments with respect to a Receivable.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of California; provided that if, by reason of applicable Law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

“USCC Indemnitees” shall have the meaning set forth in the Securities Purchase Agreement.

SECTION 1.2               Rules of Construction.  Unless the context otherwise requires:

(a)           “or” is not exclusive;

(b)           words in the singular include the plural, and words in the plural include the singular;

(c)           the words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”;

(d)           “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or clause where such terms may appear;

(e)           references to sections mean references to such section in this Agreement, unless stated otherwise; and

(f)            the use of any gender shall be applicable to all genders.

ARTICLE II
OBLIGATIONS OF THE COMPANY

SECTION 2.1               Management Services.  The Company shall provide to the Practice the management services, Personnel, office space, equipment and supplies as set out in this Article II (referred to collectively as the “Management Services”).

SECTION 2.2               Furniture, Fixtures, Equipment and Supplies.

(a)           The Company agrees to provide to the Practice those supplies and items of furniture, fixtures and equipment as are sufficient in nature, quality and quantity for the proper delivery of Radiation Oncology Services to Patients at the Cancer Centers and which are necessary and/or appropriate for the Practice’s operations at the Cancer Centers during the Term, or as are reasonably requested by the Practice, and in each case as are contemplated by the Annual Budget (all such items of furniture, fixtures, equipment and supplies are collectively referred to hereinafter as the “FF&E”).  Title to the existing, additional and replacement FF&E shall be in the name of the Company, any Affiliate of the Company, or any of their respective nominees or a leasing company.  The Company shall be responsible for ensuring that all (x) Required Improvements and (y) capital improvements to the FF&E that are contemplated by the Annual Budget, are promptly made as may be necessary to maintain the FF&E in good working condition and repair.  The cost and expense of such Required Improvements shall be deemed an Operational Expense.

(b)           The Practice shall not, and shall cause each Physician not to, make any changes, alterations or additions to the FF&E without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 2.3               Financial Planning and Goals.  At least thirty (30) days before the beginning of each calendar year during the Term, the Company will prepare, in consultation with the Practice, an annual budget (the “Annual Budget”) for the Cancer Centers, reflecting in reasonable detail anticipated revenues and expenses, sources and uses of capital for the Cancer Centers, anticipated Personnel staffing and support services arrangements and anticipated ancillary services for the upcoming calendar year, which budget shall also include an appropriate adjustment for a short calendar year if the Parties anticipate the Term will expire during the calendar year.  The parties acknowledge and agree that the initial Annual Budget for the period commencing on the Effective Date and ending on December 31, 2006 is attached hereto as Exhibit B.  Each Annual Budget thereafter shall be subject to review and approval of the Practice.  In the event that the Company and the Practice are unable to approve any Annual Budget within 15 days before the beginning of the calendar year to which such Annual Budget relates, such dispute shall be settled by the Medical Advisory Board and the Annual Budget in respect of the preceding calendar year shall be annualized, if necessary, and deemed the Annual Budget for such new calendar year pending the determination of the Medical Advisory Board.  Neither Party shall be permitted to make any expenditure that is: (a) not included in the Annual Budget if such expenditure is greater than $50,000 individually or in the aggregate with all other expenditures that were not included in the Annual Budget and all other expenditures that exceed their identified amount in the Annual Budget (but only to the extent of such excess); or (b) set forth in the Annual Budget if such expenditure is greater than $50,000 of the amount approved for such expenditure in the Annual Budget individually or in the aggregate with all other expenditures that exceed their identified amount in the Annual Budget (but only to the extent of such excess) and all other expenditures that where not included in the Annual Budget.  The Annual Budget for any fiscal year may be amended or modified only by a written agreement executed by each of the Parties.

SECTION 2.4               Business Office Services.  Provided that the Practice will at all times be responsible for the medical care of Patients, the Practice appoints the Company as its sole and exclusive manager and administrator of all business functions and services related to the operation of, and the Radiation Oncology Services provided at, the Cancer Centers during the Term, including, but not limited to, all computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, janitorial and cleaning services and management services (collectively, the “Business Office Services”).  The Company hereby is expressly authorized to perform the Business Office Services on behalf of the Practice and shall perform such Business Office Services in a reasonably competent, professional and ethical manner, as necessary, to meet the day-to-day requirements of the non-medical business and non-medical Radiation Oncology Services functions of the Cancer Centers; provided, that the costs associated with providing such services are consistent with the Annual Budget.  Without limiting the generality of the foregoing, the Company shall perform the following functions:

(a)           Accounting, bookkeeping and accounts payable processing.

(b)           Materials management, including purchase and stocking of office and medical supplies at levels reasonably necessary for the provision of Radiation Oncology Services.

(c)           Human resources management, including recruitment of any necessary additional Clinical Employees and Administrative Employees that are contemplated by the Annual Budget or as mutually agreed by the Parties.

(d)           Provide qualified support sufficient to assure the proper and efficient functioning of all hardware and software components of the information systems, and medical equipment utilized in connection with the Cancer Centers.

(e)           Provide financial auditing services reasonably necessary for billing purposes and for compliance with Medicare and Medicaid, managed care contracts, and other federal, state, or private payor reimbursement programs or plans.

(f)            Evaluate, negotiate and administer all managed care contracts and other third-party payor contracts on behalf of the Practice, all such contracts being subject to approval by the Practice.

(g)           Provide ongoing assessment of business activity including outcomes monitoring and patient satisfaction.

(h)           Order and purchase all medical and office supplies required in the day-to-day operation of the Practice at the Cancer Centers and contemplated by the Annual Budget or as mutually agreed by the Parties.

(i)            Provide a computer management information system, including on-site and off-site computer hardware and software license and support costs, for the provision of Billing and Collection Services.

(j)            Provide such other services as are reasonably necessary for the Practice to assure the efficient delivery of Radiation Oncology Services.

(k)           Recognizing the Practice will be responsible for the ultimate decisions regarding coding and billing procedures, bill and collect all professional fees for services furnished to Patients.  The Practice hereby irrevocably appoints the Company its lawful attorney-in-fact, with full authority in the place and stead of the Practice and in the name of the Practice, the Company or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), for the following purposes:

(i)                                     to bill patients on behalf of the Practice in the name of any Cancer Center and/or the Practice, and in the name of and on behalf of any Physician;

(ii)                                  to bill on behalf of the Practice in the name of any Cancer Center and/or the Practice, and in the name of and behalf of any Physician, all claims for reimbursement or indemnification from insurance companies, Medicare and Medicaid, and all other Third-Party Payors or fiscal intermediaries for all goods and services provided by the Practice or the Professional Staff;

(iii)                               to collect Receivables on behalf of the Practice in the name of any Cancer Center and/or the Practice, and in the name of and on behalf of any Physician, (provided that collecting such Receivables is not prohibited by Law);

(iv)                              to settle, compromise or release in whole or in part any amounts owing on the Receivables;

(v)                                 to receive, on behalf of any Cancer Center, the Practice and any Physician, payments from patients, insurance companies and all other payors with respect to services rendered by the Practice and Professional Staff, and the Practice shall forward any such payments received by it or any Physician to the Company for deposit;

(vi)                              other than with respect to Government Receivables where applicable, to take possession of and endorse, in the name of any Cancer Center, the Practice or any Physician, any notes, checks, money orders, insurance payments and any other instruments received as payment of such Receivable;

(vii)                           to direct all Third-Party Payors, other than Medicare or Medicaid, to deposit all payments with respect to

Receivables in the Company Account by wire transfer; and

(viii)                        to initiate (subject to the approval of the Practice) and pursue legal proceedings in the name of the Cancer Centers and Practice, to collect any accounts and moneys owed to the Cancer Centers and Practice or any Physician, to enforce the rights of the Cancer Centers and Practice as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by Governmental Agencies (or their fiscal intermediaries) as third-party payors.

The Practice, and only the Practice, will perform all of the medical functions associated with the provision of the Radiation Oncology Services at the Cancer Centers. The Company will have no authority, directly or indirectly, to perform, and will not perform, any medical function.  The Company may, however, advise the Practice as to the relationship (if any) between its performance of medical functions and the overall administrative and business functioning of its practice.  To the extent that any Clinical Employees assist the Practice in performing medical functions, such Clinical Employees shall be subject to the professional direction and supervision of the Practice and, in the performance of such medical functions, shall not be subject to any direction or control by the Company, except as may be specifically authorized in writing by the Practice.

SECTION 2.5               Financial Statements.  The Company shall promptly prepare in accordance with GAAP, and deliver to the Practice monthly financial statements, within 45 days after the end of each month and year-end financial statements within 90 days after the end of each fiscal year, which fully and accurately reflect, in all material respects, the business operations of each of the Cancer Centers, including but not limited to Net Income, Practice Revenues, Operational Expenses and EBITDA for such period.  Such year-end financial statements shall be the audited consolidated financial statements of OnCURE Medical Corp. and its subsidiaries (the “Financial Statements”).  The Financial Statements shall include information prepared in accordance with GAAP that will allow the Practice in a reasonable manner to determine the ongoing financial viability of USCC and that both USCC and OnCURE remain solvent, going concerns.  The Practice shall be entitled to audit such financial reports and any and all supporting documentation at any time, at its own cost; provided, however, in the event that the audit reveals a discrepancy of five percent (5%) or more in any amounts payable under this Agreement, the Company shall pay the Practice’s expenses in connection with such audit.  The Company shall also prepare and deliver with such financial statements, a report setting forth: (i) billing and collections by patient, (ii) Receivables, aging reports broken down by payor and patient, (iii) billings and census reports broken down by referring physician, treating physician and provider codes, and (v) such other financial information as shall be mutually agreed to by the Practice and the Company.

SECTION 2.6               Personnel.

(a)           Subject to the provisions of Section 2.6(d) below, the Company shall employ and provide to the Cancer Centers and Practice all  personnel (other than the Physicians) (i) as are sufficient in number and ability for the proper operation of the Cancer Centers and (ii) whose salaries, benefits (including deferred compensation) and other costs of employment are contemplated by the Annual Budget, including, without limitation: (1) all nurses, therapists, physicists, medical records personnel and other medical support personnel  (referred to collectively as the “Clinical Employees”); (2) all business office personnel (i.e., clerical, secretarial, bookkeeping and revenue collection personnel) as are necessary for the maintenance of patient records, scheduling of Radiation Oncology Services, collection of Receivables and maintenance of the financial records of the Cancer Centers to the extent directly related to the provision of Radiation Oncology Services at the Cancer Centers (referred to collectively as the “Administrative Employees”); and (3) an office administrator to manage and administer, subject to the terms and conditions hereof, all of the day-to-day routine business functions and services of the Cancer Centers (collectively, the “Personnel”).  The Company shall not unreasonably withhold, condition or delay its consent to requests by the Practice for additional Personnel.  The Company shall determine the salaries and fringe benefits of all such Personnel provided under this Section consistent with the Annual Budget. Schedule 2.6(a) sets forth as of the Effective Date a complete and correct list of each of the initial Personnel.  The Parties agree that the Personnel shall consist of no less than the staff positions described in Schedule 2.6(a) at all times during the Term, absent the closing of one or more Cancer Centers.

(i)                                     The Clinical Employees shall constitute and be treated as leased employees of the Practice under Chapter 15, Section 60.1(B) of the Medicare Benefits Policy Manual (CMS Pub. 100-2), as amended from time to time, and the Practice shall have, and agrees to exercise, such supervision and control over the Clinical Employees as may be required by CMS (including without limitation by the provisions of Section 2050.1C of the Medicare Carriers Manual, as amended from time to time) so that the Practice may bill Medicare for the services of the Clinical Employees under the Physicians’ or the Practice’s, as the case may be, Medicare provider number(s).

(ii)                                  The Company shall use all commercially reasonable efforts to ensure that, at all times during the Term, each Clinical Employee shall be (1) appropriately licensed, certified or registered, as the case may be, by the State of California or , as appropriate, to assist the Physicians in the provision of Radiation Oncology Services; (2) qualified by virtue of their training and/or experience to assist the Physicians in the provision of Radiation Oncology Services; and (3) if the Practice reasonably determines, individually credentialed by one or more hospitals in the Community.

(b)                                 The Company shall be responsible for the assignment of all such Personnel to perform services at the Cancer Centers; provided, however, that the Company shall, at the Practice’s reasonable request, reassign or replace any Personnel who are not, in the Practice’s judgment, adequately performing the required services or in the event the Practice determines, reasonably and in good faith, that such individual should no longer work on behalf of the Practice.  Neither the Practice nor the Company shall discriminate against such Personnel on the basis of race, religion, age, sex, disability or national origin in violation of any applicable Law.

(c)                                  Notwithstanding anything to the contrary contained herein, at all times during the Term, the Personnel shall be deemed employees or independent contractors of the Company and not the Practice.

(d)                                 The Practice and the Company shall mutually agree upon the hiring and termination of the Personnel.  The Company shall seek the advice and input of the Practice on an ongoing basis (in no event less than annually) concerning the disciplining and performance of, and the determination of salary increases and/or bonuses for, the Personnel, and the Company shall respect the opinion of the Practice as to all such matters whenever possible, recognizing that the efficient operation of the Practice depends in large part upon the close relationship of the Physicians and the Personnel.

(e)                                  The Company shall be responsible for the provision of all record keeping, payroll accounting, payroll taxes, workers compensation insurance, unemployment insurance, retirement plans, group insurance benefits, and any other payroll or benefit program provided to the Personnel.  Notwithstanding anything to the contrary set forth herein, absent the prior written approval of the Practice, the employee benefits provided by the Company to the Personnel shall, throughout the Term of this Agreement, be equal to or greater than those employee benefits set forth in Schedule 2.6(c), which employee benefits shall be available to the Personnel as of the Effective Date.  It is hereby acknowledged that the employee benefits to be provided by the Company to the Personnel employed on the Effective Date will be different than the employee benefits that had been provided to such Personnel immediately prior to the Effective Date; provided, however, that for the one year period following the Effective Date, the amount of the contributions required to be made by any of the Personnel for their employee benefits shall not exceed the amount of the contributions that a similarly situated employee of Coastal Oncology, Inc., a California corporation (formerly operated as Coastal Radiation Oncology Medical Group, Inc., a California professional corporation) was required to make for the same or similar employee benefits immediately prior to the Effective Date.

SECTION 2.7                                   Cancer Centers.  The Company hereby grants the Practice an exclusive license, in conjunction with the Company, during the Term, to use the Cancer Centers, subject to the terms and conditions of the Cancer Center leases (each individually, a “Lease”, and collectively, the “Leases”), for the provision of Radiation Oncology Services.  The Company covenants that it will use all commercially reasonable efforts not to default in any material respect under any Lease.  The Practice shall not, and shall cause each of the Physicians not to, make any changes, alterations or additions to the Cancer Centers without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.  The Practice shall use and occupy the Cancer Centers (a) subject to the terms and conditions of the

Leases, (b) exclusively for the provision of Radiation Oncology Services and ancillary services, such as imaging, laboratory, cyclotron, and support services, and (c) in compliance, in all material respects with all applicable Laws.  It is expressly acknowledged by the Parties that the medical practice or practices conducted at the Cancer Centers shall be conducted solely by Physicians associated with the Practice, and no other physician or medical practitioner shall be permitted to use or occupy the Cancer Centers without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.  The license granted under this Section 2.7 shall terminate with respect to any Cancer Center on the date that the Lease pertaining to such Cancer Center has expired or been terminated, or this Agreement has expired or been terminated.

SECTION 2.8                                   Files and Records.

(a)                                 Subject to the succeeding paragraph, the Company shall maintain all files and records relating to the operation of the Cancer Centers and Practice, including, but not limited to, customary financial records and Patient files.  The Company shall use its best efforts to manage all files and records in material compliance with all applicable Laws (including state and federal laws concerning confidentiality of such records), which files and records shall be located so that they are readily accessible for Patient care, consistent with ordinary records management practices.  The Practice shall have full access to such records during the Term.  Upon termination or expiration of this Agreement, if the Practice or a Physician shall request copies of medical files and records relating to Patients, the Company shall promptly furnish a copy of such files and records.

(b)                                 The Practice shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of the Practice. The Practice shall establish and enforce reasonable procedures to ensure that the Professional Staff properly prepare and complete medical records for all Patients in material compliance with all applicable Laws, the medical staff bylaws, rules and regulations of the Company, and the rules and regulations of any Third-Party Payors with which the Company may contract or affiliate from time to time.  All such patient records shall be maintained for the periods required by, and in material compliance with, applicable Laws.  The Company shall have reasonable access to such records and, subject to applicable Laws and accreditation policies, the Company shall be permitted to retain true and complete copies of such records.

SECTION 2.9                                   Recruitment of New Physicians.  At the request of the Practice, the Company shall perform administrative services relating to the recruitment of physicians for the Practice.  The Company’s role in recruitment is not to be construed as direct employment by the Company, but an acknowledgement that any financial commitment made to a Physician during recruitment will affect the performance of both the Company and the Practice under this Agreement.

SECTION 2.10                            Expansion of the Practice.  The Company shall assist the Practice in evaluating and adding additional office space, new Cancer Centers, new office-based procedures and services, and new or additional ancillary or other professional services, as provided for in the Annual Budget or otherwise approved by the Company and the Practice.  The Company and the

Practice hereby pledge their mutual intention and support for such reasonable expansion of the Practice.

SECTION 2.11                            Practice Assessment and Consulting Services.  The Company shall assess the Practice’s performance including outcomes monitoring and patient satisfaction.  The Company shall develop systems to track revenues, expenses, utilization, quality improvement, Practice and Physician productivity and patient satisfaction.  The Company shall arrange for or provide business and financial management consultation and advice reasonably requested by the Practice and directly related to the operations of the Practice pursuant to this Agreement.

SECTION 2.12                            Managed Care Contracting.

(a)                                 The Company shall review all proposed managed care contracts and provide recommendations to the Practice regarding whether the participation in such managed care contracts is consistent with the Annual Budget.  The Practice shall execute only such managed care contracts as may be consistent with the Annual Budget (unless otherwise approved by the Company) and shall (and shall cause the Professional Staff to) abide by the terms of any such contract.  Notwithstanding the foregoing, no Party shall execute a managed care contract pertaining to Radiation Oncology Services to be provided at the Cancer Centers without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company agrees to provide all ancillary and supportive services, equipment, and personnel which may be required of the Practice and the Cancer Centers from time to time by any of the Practice’s managed care contracts, payors, and accreditation bodies; provided, however, that the cost of  the foregoing shall be deemed an Operational Expense.

SECTION 2.13                            Restrictive Covenants of the Company.

(a)                                 Neither the Company nor any of its Affiliates shall provide space, furnishings, facilities, equipment, supplies, services or personnel similar to those provided to the Practice under this Agreement, directly or indirectly, to any Person or entity (other than the Practice) in connection with the provision of Radiation Oncology Services to patients in the Practice Area or the Communities, without providing the Practice with appropriate prior written notice and the opportunity to provide such Radiation Oncology Services on terms no less favorable than those proposed to be offered to such Person.  In the event the Practice elects to provide Radiation Oncology Services at any such new medical facility, then such facility shall be deemed a Cancer Center hereunder.

(b)                                 The Company shall not take any action to disparage or criticize the Physicians, the Practice or any of its employees, officers, directors, owners or customers.

(c)                                  Each Party hereby agrees that the provisions of this Section 2.13 are independent of all other covenants or agreements between the Parties and shall remain enforceable regardless of any claim or determination with respect to, or breach of, any other agreement between the Parties.

(d)                                 Each Party hereby acknowledges that in the event of any breach or threatened breach by the Company of any of the provisions of this Section 2.13, the Practice would not have an adequate remedy at Law and could suffer substantial and irreparable damage.

Accordingly, the Company hereby agrees that, in such event, the Practice shall be entitled, and notwithstanding any election by the Practice to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies that the Practice may have at Law or in equity. The Company hereby waives any requirement that the Practice post a bond in connection with any claim for relief under this Section 2.13.

(e)                                  Any term or provision of this Section 2.13 that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Section 2.13 or affecting the validity or enforceability of any of the terms and provisions of this Section 2.13 in any other jurisdiction.  Each of the Parties hereby agrees that the provisions set forth in this Section 2.13 are reasonable under the circumstances, and further agrees that, if in the opinion of any court of competent jurisdiction any provision herein is determined to be excessively broad as to duration, activity, subject or otherwise incompatible with applicable Law, said court is authorized and requested to modify such provision so as to cause it to be not excessively broad or incompatible with applicable Law, and to enforce such provision as modified.

(f)                                   For purposes of this Section 2.13, the term “Practice” shall mean, collectively, the Practice and its Affiliates.

SECTION 2.14                            Payment of Operational Expenses.  As more fully set forth in Article IV, each Operational Expense shall be paid out of Practice Revenues and the Company shall have the authority to pay each such Operational Expense from the Company Account.

SECTION 2.15                            Company Expenses.  The Company shall be solely responsible for the payment of all Company Expenses.

ARTICLE III
OBLIGATIONS OF THE PRACTICE

SECTION 3.1                                   Required Services and Service Hours.  Unless otherwise agreed to by each of the Parties, at all times during the Term, the Practice shall ensure that: (a) a Physician is readily available to provide comprehensive Radiation Oncology Services at the Cancer Centers during normal business hours, as reasonably established by the Practice (the Practice may retain, at its sole cost and expense, qualified locum tenens to provide such services); (b) each Patient seeking Radiation Oncology Services at the Cancer Centers is treated in a timely manner; and (c) a Physician shall be readily available at the Cancer Centers, at all times, when a Patient is being treated.

SECTION 3.2                                   Professional Standards.

(a)                                 The professional services provided by the Practice and the Professional Staff shall be performed solely by or under the supervision of a Physician licensed to practice medicine in the State of California or, as appropriate, and shall at all times be provided in a professional and ethical manner, in accordance with prevailing standards of medical practice, and in compliance with all Laws governing the practice of medicine or the provision of Radiation Oncology Services at the Cancer Centers.  The Practice shall, with the assistance of the Company if so requested, resolve in a reasonable manner any utilization management or quality improvement issues (as described more fully in Section 3.11) which may arise in connection with the Practice.

(b)                                 If any disciplinary actions or professional liability actions are initiated against the Practice or any Professional Staff, the Practice shall promptly inform the Company of such action and the underlying facts and circumstances and provide the Company with copies of all documents received by the Practice or any Professional Staff with respect to any such action, within five Business Days of receipt thereof.  The Company shall similarly inform the Practice of any such disciplinary actions or professional liability actions initiated against the Practice or any Professional Staff, of which it first becomes aware and provide the Practice, promptly upon receipt thereof but in any event within five Business Days, with copies of all documents received by the Company with respect to any such action.

(c)                                  The Practice shall establish and maintain procedures to assure the consistency and quality of all professional medical services provided by the Practice, and the Company shall render administrative assistance to the Practice as requested in furtherance thereof.  The Practice and the Company shall in good faith cooperate with inspections and on-site surveys of the Practice or the Cancer Centers as may be conducted by any Governmental Authority, accrediting organization or other Third-Party Payor.

SECTION 3.3                                   Physician Powers of Attorney.  The Practice shall require all Physicians to execute and deliver to the Practice powers of attorney, reasonably satisfactory in form and substance to the Company, appointing the Practice as attorney-in-fact for each such Physician for the purposes set forth in Section 2.4(k).

SECTION 3.4                                   Restrictive Covenants of the Practice.

(a)                                 The Practice acknowledges and agrees that the services to be provided by the Company hereunder are feasible only if the Practice operates a viable medical practice to which the Physicians devote their full time, attention and reasonable best efforts.  Accordingly, the Practice agrees that it shall not, without the prior written consent of the Company, during the Term and for a period of one year following the termination of this Agreement (except as a result of a termination by the Practice pursuant to Section 5.3(a) through (g)), other than pursuant to this Agreement, on its behalf or on behalf of any other Person, directly or indirectly,

(i)                                     solicit, recruit or employ any Person who has been employed or otherwise retained by the Company at any time during the 12 months immediately preceding such solicitation or recruitment or cause or seek to cause such Person to leave the employ of the Company, or

(ii)                                  solicit any supplier, lender, lessor or any other Person which has a business relationship with the Company with a view to cause, or seek to cause, such Person to take action which is intended to or could reasonably likely adversely affect the Company’s relationship with such Person.

(b)                                 The Practice shall not take any action to disparage or criticize the Company or, as applicable, any of its employees, officers, directors, owners or customers.

(c)                                  The Practice shall cause each Seller and shall use its reasonable best efforts to cause each Physician that is not a Seller (other than any locum tenens engaged by the Practice) to enter into an agreement concerning the restrictions set forth in this Section 3.4; provided, however, that notwithstanding the foregoing, no Physician shall be prohibited from employing any Person who has been employed or otherwise retained by the Company to physically work in an area outside of the Practice Area or the Communities if such Person requested to be employed by such Physician and was not solicited or recruited by such Physician.

(d)                                 Each Party hereby agrees that the provisions of this Section 3.4 are independent of any and all other covenants or agreements by and among such Parties and shall remain enforceable regardless of any claim or determination with respect to, or breach of, any other agreement between such Parties.

(e)                                  Each Party hereby acknowledges that in the event of any breach or threatened breach by the Practice of any of the provisions of this Section 3.4, the Company would not have an adequate remedy at Law and could suffer substantial and irreparable damage.  Accordingly, the Practice hereby agrees that, in such event, the Company shall be entitled, and notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at Law or in equity.  The Practice hereby waives any requirement that the Company post a bond in connection with any claim for relief under this Section 3.4

(f)                                   Any term or provision of this Section 3.4 which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Section 3.4 or affecting the validity or enforceability of any of the terms and provisions of this Section 3.4 in any other jurisdiction.  Each of the Parties hereby agrees that the provisions set forth in this Section 3.4 are reasonable under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction any provision herein is determined to be excessively broad as to duration, activity, subject or otherwise incompatible with applicable Law, said court is authorized and requested to modify such provision so as to cause it to be not excessively broad or incompatible with applicable Law, and to enforce such provision as modified.

(g)                                  For purposes of this Section 3.4, the term “Company” shall mean, collectively, the Company and its Affiliates.

(h)                                 Notwithstanding the generality of the foregoing, the Practice shall cause each Seller and each full-time Physician (other than locum tenens engaged by the Practice) to agree (i) to provide Radiation Oncology Services exclusively for the Company at the Cancer Centers, (ii) not to provide any Radiation Oncology Services at any outpatient treatment facility that is not owned or operated by the Company, and (c) not to compete with any of the Cancer Centers, within the Practice Area, unless with the prior written consent of the Company.  Notwithstanding the foregoing, but subject to Section 10.05  of the Securities Purchase Agreement, nothing in this Agreement shall prohibit or restrict the Practice or the Physicians from providing medical services, including but not limited to Radiation Oncology Services, (1) outside the Practice Area, or (2) through Neuroscience, provided that Neuroscience does not provide any radiation oncology services other than gamma knife surgery.  All such services shall not be governed by this Agreement, and any revenue arising from such services shall not be included in the calculation of Practice Revenues.

SECTION 3.5                                   Continuing Professional Education.  The Practice shall ensure that each Physician maintains competence in, and remains currently well-informed as to recent developments about, radiation oncology clinical protocols.   Accordingly, subject to the Practice at all times providing sufficient Physicians to care for the needs of Patients, the Physicians shall undertake all reasonable activities, including attending seminars, keeping current with journals and other reasonable measures, to remain proficient in the practice of radiation oncology.  All seminars necessary to maintain licensure or competence shall be the responsibility of the Practice and the individual Physicians. At a minimum, the Practice shall ensure that each Physician participates in such continuing medical education as is necessary for the Physician to remain licensed.

SECTION 3.6                                   Initial Physicians.  The initial Physicians of the Practice shall be Drs. Chan, Fishburn, Fogel, Hesselgesser, Longo, Miller, Rodnick, Stella, Schweitzer, Scharlach, and 3 associate doctors who shall provide Radiation Oncology Services at the Cancer Centers, for a period of at least 24 months from the Effective Date, subject in each case to the earlier death or disability of the applicable initial Physician.  Notwithstanding the foregoing, it is acknowledged and agreed that Drs. Fishburn and Chan are expected to retire within 2 years and are practicing pursuant to reduced schedules as of the Effective Date.

SECTION 3.7                                   Additional Physicians.  The decision to employ or engage an additional Physician (“New Physician”) shall be made by the Practice (after consultation with the Company) and the terms of any employment contract or similar agreement between the Practice and such New Physician shall be determined by the Practice.  The Practice has the authority and responsibility to hire New Physicians for any of the Cancer Centers, as the Practice sees fit, in its sole discretion, provided that the cost to employ or engage any such New Physician shall be a Practice Expense.  Each New Physician shall be an employee or independent contractor of the Practice.

SECTION 3.8                                   Termination of Physicians.  The Practice shall consult with the Medical Advisory Board prior to terminating the employment or engagement of any Physician; provided, however, that all decisions with respect to removing Physicians shall be made by the Practice, in its sole and absolute discretion.  Each Physician’s right to treat Patients or otherwise provide services at the Cancer Centers shall automatically terminate upon the termination of such Physician’s employment or engagement with the Practice.

SECTION 3.9                                   Cooperation.  The Practice shall, and shall request the Physicians to, cooperate with and assist the Company to control all costs and expenses relating to the operation of the Cancer Centers without sacrificing professional standards or patient care.  The Practice shall, and shall require Physicians to, exercise due care to ensure that, when being used by the Physicians, medical equipment utilized by the Practice is being used in a safe and efficient manner, and shall timely report any unsafe or unsatisfactory equipment of which the Practice, or any of the Physicians, is aware. The Parties acknowledge that the Practice retains full authority and responsibility for patient care and that the Company’s policies and procedures referenced herein are not to interfere with the Practice’s authority with respect to patient care issues.  The Practice also agrees to cooperate with, and participate in, any patient satisfaction surveys and/or outcomes management surveys or programs instituted or implemented by the Company as reasonable in the medical industry, subject to prior approval by the Practice (such approval not to be unreasonably withheld or delayed).  In the event that the Practice reasonably objects to any policy or procedure implemented by the Company, such objection shall be referred to the Medical Advisory Board, the decision of which shall be advisory only and not binding on any Party.  In the event that the Medical Advisory Board shall be unable to resolve any such dispute, such dispute shall be submitted to arbitration in accordance with Article X.

SECTION 3.10                            Billing Information and Collection Policy.

(a)                                 The Practice shall promptly provide the Company with all billing information requested by the Company (including, but not limited to, appropriate provider numbers, the name of the Patient, the date of service, and the nature and extent of services provided) and any supporting medical information necessary to enable the Company to bill and collect the Cancer Centers and Practice’s charges pursuant hereto. The Practice shall cause each Physician to provide the Company with billing codes and complete descriptions supporting all procedures performed by such Physician, and shall comply with all reasonable requests by the Company to supplement such coding or descriptions for billing purposes.

(b)                                 All professional fee schedules for services shall be mutually agreed to by the Practice and the Company.  No discount, fee reduction, writeoff, delivery of a patient bill to outside collection services, or other waiver of the agreed fees shall be made by the Company without the prior written authorization of the Practice on a per-case basis, which authorization shall not be unreasonably withheld. The Company shall be liable to reimburse the Practice in full for any writeoff or fee reduction not expressly authorized in advance by the Practice.

SECTION 3.11                            Quality and Utilization Management.  The Practice acknowledges and agrees that a quality and utilization management program for determining the medical necessity and appropriateness of care rendered by the Practice provides controls and protections that help prevent potential overutilization with any fee-for-service arrangement including, but not limited to, those reimbursable under federal health insurance programs and also provides essential data to the Practice and the Company for the purposes of managing the Cancer Centers and negotiating, administering and maintaining Third-Party Payor contracts.  The Practice and the Company agree to develop and implement a quality and utilization management program in accordance with recommendations made by the Company, the Practice, or the Medical Advisory Board or as required under Third-Party Payor contracts.  The Company is authorized by the Practice to prepare and distribute, after review and approval by Practice (which approval shall not be unreasonably withheld, conditioned, or delayed), reports of such program activities to employees of, and consultants to the Practice and the Company, to Third-Party Payors, and to such other Persons as are appropriate for the Company to carry out its obligations hereunder.

SECTION 3.12                            Peer Review.  The Practice and the Company shall cooperate to develop, from time-to-time, peer review procedures for the Professional Staff providing services to the Patients.  The Practice shall provide the Company with prompt notice of any material quality of care concerns relating to the Physicians providing services on behalf of the Practice.  The Practice shall implement such corrective actions that the Practice, after consultation with the Medical Advisory Board, determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and Laws.  The Practice and the Physicians will also comply with, and participate in, peer review programs reasonably required by the Company, and any entity with whom the Company and the Practice contracts with respect to the provision of Radiation Oncology Services at the Cancer Centers, including, but not limited to, Third-Party Payors.

SECTION 3.13                            Practice Operational Authority.  The Practice shall have exclusive authority and control over day-to-day operations and Cancer Center staff decisions subject to the requirement that the Practice shall, at all times use its best efforts to comply with and follow: (a) the human resources policies of the Company and its Affiliates, (b) all employment Laws, (c) the Annual Budget, (d) all reimbursement rules of Medicare and all other Third-Party Payors and (e) all Laws as to which non-compliance would be materially detrimental to the Company, its Affiliates and/or the Practice.

SECTION 3.14                            Other Obligations of the Practice.  At all times during the Term, the Practice shall also be responsible for: (a) the scheduling of Physician coverage to ensure that coverage is being provided at the Cancer Centers during reasonable business hours; (b) maintaining an adequate internal mechanism for selecting, disciplining and removing Physicians; (c) assisting the Company  in interviewing, screening, selecting, reviewing and disciplining the Clinical Employees; (d) exerting its reasonable best efforts to effectively and efficiently resolve (with the cooperation of the Company) any complaints or problems of Patients or Professional Staff concerning the provision of Radiation Oncology Services; (e) causing no less than one representative of the Practice to be present at the regular meetings of the Medical Advisory Board to discuss the delivery of Radiation Oncology Services and the operation of the Cancer Centers; (f) cooperating with the reasonable efforts of the Company to obtain and/or maintain accreditations by ACR and JCAHO, as well as all appropriate and necessary federal and state licenses and certifications, provided that the Parties mutually agree to obtain or maintain such accreditations; (g) assisting the Company in the development and implementation of all marketing plans and efforts in connection with the Cancer Centers, and causing the Physicians to be available on a reasonable basis to support these marketing activities (which may include, for example, speaking engagements at cancer conferences, public forums, support groups, participation on tumor boards, and meetings with referring physicians); (h) maintaining a number of Physicians sufficient for the Practice to be able to accept and treat all new Patients equally, without regard to any factors other than medical condition (including, without limitation, Patients of Medicare and Medicaid, as well as insured and uninsured Patients); (i) providing a reasonable amount of indigent care in the Community; (j) causing the Physicians to maintain staff privileges at major hospitals and health plans in the Community; and (k) ensuring that the Professional Staff are familiar and comply with (i) all Laws governing the practice of medicine or the provision of Radiation Oncology Services, (ii) all policies, rules and regulations and bylaws of those hospitals where they have staff privileges, (iii) all applicable professional standards, including, without limitation, the standards of the American Medical Association and (iv) all requirements of Medicare, Medicaid, the Health Insurance Portability and Accountability Act, managed care contracts, and any other federal, state or private payor reimbursement programs and plans participated in by the Cancer Centers.

SECTION 3.15                            Practice Expenses.  The Practice shall be solely responsible for the payment of all Practice Expenses.

SECTION 3.16                            Managed Care Contracting.  The Practice shall ensure that: (i) each Physician participates (without interruption or suspension) in Medicare, Medicaid, TRICARE, workers’ compensation, other federal and state reimbursement programs, and the payment plan of any commercial insurer, health maintenance organization, preferred provider organization, or other health benefit plan or program with which the Practice may contract or affiliate from time to time and (ii) the Professional Staff complies with appropriate utilization control and review mechanisms and quality improvement policies implemented by the Company or by appropriate managed care programs, Third-Party Payors, governmental agencies and accreditation bodies, including without limitation, JCAHO, ACR and ACCC.

ARTICLE IV
FINANCIAL ARRANGEMENT

SECTION 4.1                                   Management Fees.

(a)                                 As compensation for the provision by the Company of the Management Services, the Practice shall pay the Company:

(i)                                     an annual (on a calendar year basis, but adjusted for the period from the Effective Date to December 31, 2006) fee equal to the actual cost of the billing and collection services set forth in Section 2.4(k) at the Cancer Centers (the “Billing and Collection Fee”) up to a maximum of three percent (3%) of Practice Revenues.  All such costs shall be consistent with the Annual Budget and shall be Operational Expenses; and

(ii)                                  subject to Section 4.2, an annual (on a calendar year basis, but adjusted for the period from the Effective Date to December 31, 2006) fee (General Management Services Fee”) equal to 60% of the EBITDA of the Cancer Centers.

(b)           The amounts to be paid to the Company pursuant to the Billing and Collection Fee and the General Management Services Fee shall be prorated and payable monthly during the Term of this Agreement within 20 days after the end of each calendar month.

(c)           Payment of the Billing and Collection Fee and the General Management Services Fee is not intended to permit the Company to share in the Practice’s fees, but is acknowledged as the Parties’ negotiated agreement as to the reasonable fair market value of the equipment, support services, Personnel, office space, management, administration and other items and services furnished by Company pursuant to this Agreement, considering the nature and volume of the services required and the respective risks assumed by the Company and the Practice.  Payment of the Billing and Collection Fee and the General Management Services Fee is not intended to be, and shall not be interpreted to constitute, the payment of remuneration for referrals.

SECTION 4.2               Retained Amount.

(a)           Throughout the Term, the Practice shall retain an annual amount equal to 40% of the EBITDA or the Minimum Retained Amount (as defined in Section 4.2(b), below), whichever is greater (the “Retained Amount”).  The Retained Amount is payable in monthly installments within 20 days after the end of each calendar month, and shall be paid from the Company Account.  The Retained Amount for any partial period shall be prorated.

(b)           The Retained Amount shall be no less than the amounts set forth below in Sections 4.2(b)(i)-(ii) (collectively, the “Minimum Retained Amount”).  In no event shall the Minimum Retained Amount be construed to reduce the amount of the Retained Amount otherwise due the Practice.  For purposes of calculating the Minimum Retained Amount, the twelve-month period commencing on the Effective Date and ending on the first anniversary of the Term shall be referred to as “Year One,” the subsequent year ending on the second anniversary of the Term shall be referred to as “Year Two,” and so on.

(i)            During Year One through Year Three, the Minimum Retained Amount shall be Four Hundred Twenty-Five Thousand Dollars ($425,000) multiplied by an initial factor of 13 Physicians, for an aggregate annual payment not to exceed $5,525,000.

(ii)           During Year Four through Year Ten, the Minimum Retained Amount shall be Four Hundred Fifty Thousand Dollars ($450,000) multiplied by an initial factor of 13 Physicians, for an aggregate annual payment not to exceed $5,850,000.

(c)           Notwithstanding the foregoing, in the event that Practice Revenues in any annual period (adjusted for the period from the Effective Date to December 31, 2006) are less than $24,000,000, the Retained Amount in the subsequent period shall be reduced by the following formula, not to exceed $50,000 per Physician or $650,000 in the aggregate (whichever sum is less) in any individual year:

$ 30,000 X ($24,000,000 minus actual Practice Revenues) / $ 1,000,000 = Reduction of Retained Amount.

(d)           The Minimum Retained Amount may be increased by the mutual agreement of the Parties in the event the Practice opens new Cancer Centers.

SECTION 4.3               Payments.

(a)           The Company shall deliver the Financial Statements which shall support the calculation of the payments to be made pursuant to Section 4.1 and 4.2; provided, however, that the payments shall be paid monthly based on estimates set forth in the Annual Budget.  The Company and the Practice may, from time to time by their mutual agreement, modify the estimate of revenues and expenses on a monthly basis in accordance with the Annual Budget, and adjust the actual results on a quarterly basis.

(b)           In the event that Practice Revenues are insufficient to pay all of the Operational Expenses for any period, all Operational Expenses other than the Billing and Collection Fee shall be paid in full prior to the payment of the Billing and Collection Fee, the Retained Amount and the General Management Services Fee.  Thereafter the priority of payments shall be as follows: (1) the Billing and Collection Fee, (2) the Retained Amount, and (3) the General Management Services Fee.

(c)           Any amounts due to the Practice under this Agreement that are not paid within 10 days of when such payment is due will have an one and one-half percent (1 ½%) per month finance charge assessed against the unpaid balance from the date due until the date of payment.

SECTION 4.4               Reconciliation.  Adjustments to any payments made to the Company or the Practice pursuant to this Agreement shall be made to reconcile actual amounts due under this Agreement within 90 days after the end of each calendar year (pro-rated for any year for which this Agreement has been in effect less than the entire year) or earlier in accordance with the provisions of Section 4.3(a) above.  At such intervals, the Company shall determine the actual amounts due to each Party pursuant to this Agreement for such period and shall notify the Practice of the amount of payments, if any, owed by or due to each Party as a result of the reconciliation.  If payment is owed by any Party, such amount shall be paid to such Party within 10 Business Days of such notification.

SECTION 4.5               Review of Financial Arrangements by the Practice.  The Practice shall have the right, at its own cost and expense, to review the Company’s calculations of all payments, fees and expenses owed by or due to any Party or a third party under this Agreement (such costs and expenses to review the Company’s calculations are referred to herein as the “Practice Review Expense”); provided, however, that in the event the audit reveals a discrepancy of five percent (5%) or more in any amounts payable under this Agreement, Company shall pay the Practice Review Expense.  Upon reasonable notice to the Company, the Practice shall have the right to review the Company’s calculations or allocation of any such payments, fees or expenses and the Company shall provide the Practice, with all documents, reports, records and supporting materials used in determining such amounts.  Such documents shall be delivered to the Practice within a reasonable period of time after such request, but in any event within 15 Business Days.  Not later than 20 Business Days following the delivery of such documents to the Practice, the Practice may furnish the Company with written notification of any dispute concerning any items shown thereon or omitted therefrom, together with a detailed explanation in support of the Practice’s position in respect thereof.  The Company and the Practice shall consult to resolve any dispute for a period of 15 Business Days following such notification to the Company.  If such 15 Business Day consultation period expires and the dispute has not been fully resolved, the matter shall be referred to any accounting firm which has not provided accounting services to any Party or its Affiliates within the prior three years and is chosen by the Medical Advisory Board (the “Accountants”), which shall resolve the dispute and render its decision (together with a brief explanation of the basis therefor) to the Practice and the Company not later than 20 Business Days following submission of the dispute to it.  The decision of such Accountants shall be a final determination of such amounts.  In the event that the Accountants resolve all disputes presented to it in the manner proposed by one of the Parties, the fees and expenses of the Accountants relating to the resolution of such dispute shall be paid by the other Party.  In all other events, the fees and expenses of the Accountants shall be shared in the same proportion that the Company’s position, on the one hand, and the Practices’ position, on the other, initially presented to the Accountants bears to the final resolution as determined by the Accountants.

SECTION 4.6               Collateral Security.

(a)           Grant of Security Interest.  To the extent permitted by applicable Law, as collateral security for the prompt and complete payment when due of all (i) Operational Expenses (including, without limitation, Operational Expenses advanced or paid by the Company), (ii) Damages which any of the USCC Indemnitees are entitled to indemnification under the Securities Purchase Agreement in connection with a Recoupment Claim, (iii) the General Management Services Fees and (iv) the Billing and Collection Fee (referred to herein collectively as, the “Secured Obligations”), the Practice hereby sells, assigns, mortgages, hypothecates, conveys and transfers to the Company, and hereby grants to the Company a continuing security interest (subordinate only to any security interest of Third Party Payors in Receivables owed by such payor) in all of the Practice’s rights, title and interest in, to and under the Receivables (other than the Governmental Receivables) which may be created or arise during the Term, together with any and all proceeds (as defined in the Uniform Commercial Code) and products thereof, accessions thereto and substitutions and additions therefor, regardless of the manner in which the entitlement to payment for such Receivables shall exist, whether as accounts, accounts receivable, notes receivable or other evidence of entitlement to the Receivables, and all of the Practice’s rights, title and interest (including its right to control the same), if any, in, to and under the Practice Lockbox Account and the sums on deposit therein (referred to collectively as the “Collateral”).

(b)           Remedies. If an Event of Default shall have occurred and be continuing, the Company shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it by Law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which the Practice agrees to be commercially reasonable: to sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, at public or private sale, at the Company’s main office or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Company may deem satisfactory.  If any of the Collateral is sold by the Company upon credit or for future delivery, the Company shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Company may resell such Collateral.  In no event shall the Practice be credited with any part of the proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the Company.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of the Practice, and the Practice hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require the Company to marshal any assets in favor of the Practice or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any rule of Law now existing or hereafter adopted. No demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law, as referred to below), all of which are hereby expressly waived by the Practice, shall be required in connection with any sale or other disposition of any part of the Collateral.  If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable Law, the Company shall give the Practice at least ten Business Days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made. The Company shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given.  The Company may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each public sale and, to the extent permitted by applicable Law, upon each private sale, the Company may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.

(c)           Application of Proceeds. All proceeds collected by the Company upon any sale, other disposition of or realization upon any of the Collateral, together with all other moneys received by the Company hereunder, shall be applied as follows: (i) first, to the payment of all reasonable and necessary costs and expenses of such sale, disposition or other realization, including the reasonable costs and expenses of the Company and the reasonable fees and expenses of its agents and counsel and all amounts advanced by the Company for the account of the Practice; (ii) second, after payment in full of the amounts specified in clause (i) above, to the ratable payment of all other Secured Obligations owing to the Company; and (iii) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of this Agreement, to the Practice or any other Person lawfully entitled to receive such surplus. The Practice shall remain liable to the extent of any deficiency between the amount of all proceeds realized upon sale or other disposition of the Collateral pursuant to this Agreement and the aggregate amount of the sums referred to in clauses (i) and (ii) above. Upon any sale of any Collateral hereunder by the Company (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of the Company or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Company or such officer or be answerable in any way for the misapplication thereof.

(d)           Waivers.  The Practice, to the greatest extent not prohibited by applicable Law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of Law now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Company’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption Law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such Laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Company, but that it will permit the execution of every such power as though no such Laws were in effect, (ii) waives all rights that it has or may have under any rule of Law now existing or hereafter adopted to require the Company to marshal any Collateral or other assets in favor of the Practice or any other party or against or in payment of any or all of the Secured Obligations, and (iii) waives all rights that it has or may have under any rule of Law now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein); provided, however, at no time shall the Practice be required to undertake any action that endangers the health or safety of its Patients.

(e)           The Company; Standard of Care. The Company will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof.  The obligations of the Company as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement.  The powers conferred on the Company hereunder are solely to protect its interest in the Collateral, and shall not impose any duty upon it to exercise such powers.  Except for treatment of the Collateral in its possession in a manner substantially equivalent to that which the Company accords its own property of a similar nature, and the accounting for moneys actually received by it hereunder, the Company shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.  The Company shall not be liable to the Practice (i) for any loss or damage sustained by the Practice as a result of the Company’s lawful exercise of its remedies against the Collateral, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Company of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Company, except to the extent that the same is caused by its own gross negligence or willful misconduct.

(f)            Further Assurances; Attorney-in-Fact. The Practice agrees that it will join with the Company to execute and, at the Company’s expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents and instruments in such offices as the Company may reasonably deem necessary or appropriate, and wherever required or permitted by Law, in order to perfect and preserve the Company’s security interest in the Collateral, and hereby authorizes the Company to file financing statements and amendments thereto relating to all or any part of the Collateral without the signature of the Practice where permitted by Law, and agrees to do such further acts and things (including, without limitation, making any notice filings with state tax or revenue authorities required to be made by account creditors in order to enforce any Receivables) and to execute and deliver to the Company such additional conveyances, assignments, agreements and instruments as the Company may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest and Lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Company its rights, powers and remedies hereunder.

In addition to the powers set forth in Section 2.4(k), the Practice hereby irrevocably appoints the Company its lawful attorney-in-fact, with full authority in the place and stead of the Practice and in the name of the Practice, the Company or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Company’s discretion after the occurrence and during the continuance of an Event of Default (except for the actions described in clause (i) below, which may be taken by the Company without regard to whether any such a default has occurred) to take any action and to execute any instruments that the Company may deem necessary or advisable to accomplish the purpose of carrying out the provisions of the Company’s security interest in the Receivables, including, without limitation: (i) to sign the name of the Practice on any financing statement, continuation statement, notice or other similar document that, in the Company’s opinion, should be made or filed in order to perfect or continue perfected the security interest granted under this Agreement; (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iii) to receive, endorse and collect any checks, drafts, instruments, chattel paper and other orders for the payment of money made payable to the Practice representing any interest or other amount payable in respect of any of the Collateral and to give full discharge for the same; (iv) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Company in its sole discretion, any such payments made by the Company to become Secured Obligations of the Practice to the Company, due and payable immediately and without demand; (v) to file any claims or take any action or institute any proceedings that the Company may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Company with respect to any of the Collateral; and (vi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral as fully and completely as though the Company were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Company’s option and the Practices’ expense, all other acts and things deemed necessary by the Company to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement.

If the Practice fails to perform any covenant or agreement contained in this Agreement after written request to do so by the Company (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), the Company may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by the Practice.

(g)           Expenses of the Company.  All reasonable expenses (including, without limitation, attorneys’ fees and disbursements) incurred by the Company in connection with the failure by the Practice to perform or observe any provision of this Section 4.6, and the exercise or enforcement of any rights of the Company under this Section 4.6, or any other action taken by the Company hereunder shall be deemed an obligation of the Practice and constitute a Secured Obligation and the Company may apply the Collateral to the payment of or reimbursement of itself for such liability.

(h)           Company Lender Loans.  Notwithstanding anything to the contrary contained in this Section 4.6, to the extent that any Company Lender Loan may be outstanding, then the Company’s security interest in the Collateral granted hereby may be subordinate to, and only to, any security interest of such Company Lender in such Collateral.

(i)            Assignment.  To the extent permitted by applicable Law, the Company may assign all of its rights and interests under this Agreement as security for loans and other financing arrangements obtained by the Company from any other Person or entity, whether now existing or hereafter arising.  Any such assignee shall have all of the Company’s rights and remedies, but none of the Company’s obligations, under this Agreement.  The Practice shall cooperate with the Company and execute all necessary documents in connection with the assignment of the Collateral to the Company or, at the Company’s option, any assignee.

SECTION 4.7               Deposit of Receivables.  Promptly upon the request of the Company, the Practice shall provide the Company with an accurate and complete list of all Third-Party Payors.  The Company shall have the right (but not the obligation) to deliver a letter, substantially in the form as attached hereto as Exhibit C, to all Third-Party Payors (the “Payor Instruction Letter”) or otherwise notify such Third-Party Payors of the contents thereof.  The Payor Instruction Letter shall direct payments on the Receivables to be deposited into a bank account at the Depository Bank designated by the Company, (the “Company Account”).   For Receivables for services rendered to patients who participate in the Medicare program, the Medicaid program, other government health care programs, and any other Third Party Payors that will not allow the Practice’s Receivables to be deposited into the Company Account, the Practice shall establish a bank account at the Depository Bank (the “Practice Lockbox Account”) and the Practice shall enter into an agreement with the Depository Bank that sets forth a standing order from the Practice to transfer or remit all cash proceeds, if any, on a daily basis from the Practice Lockbox Account to the Company Account (the “Lockbox Account Agreement”).  To the extent that the Practice receives any payments contrary to the terms of the Payor Instruction Letter or receives any payments directly (including, without limitation, any amounts received directly from Patients at the time medical services are rendered or otherwise), the Practice agrees to deposit all such payments received by the Practice into the Practice Lockbox Account. The Company is hereby granted full power and authority to pay and shall pay in a timely manner, out of the funds in the Company Account, the Retained Amount, the General Management Services Fee, all Operational Expenses (including, without limitation, all Billing and Collection Fees), and all other disbursements described in Section 4.6(a) and to reimburse itself, out of the funds in the Company Account, for all Operational Expenses advanced or paid by it.  The instructions set forth in the Payor Instruction Letter and the Lockbox Account Agreement shall be revocable by the Practice; provided, however, that if the Practice revokes such instructions or agreement during the Term, such revocation shall constitute an Event of

Default on the part of the Practice and the Company shall be entitled to seek an order from a court of competent jurisdiction for specific performance to “sweep” the Practice Lockbox pursuant to this Agreement; provided, however, in the event the Company takes the foregoing actions, the Practice shall still be entitled to retain the amounts to which it is entitled under this Agreement.  Following termination or expiration of the Term, the Company shall immediately take all action and execute all instruments as the Practice may reasonably request in order to notify the Third-Party Payors of such termination. The Practice shall not: (a) close the Practice Lockbox Account or establish a replacement account or (b) amend, modify, supplement, extend, renew, restate, replace or terminate the Lockbox Account Agreement, in each case, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 4.8               Termination of Security Interest.  Notwithstanding anything to the contrary contained herein, in the event that this Agreement is terminated by the Practice pursuant to Section 5.3 (a) through (g), then the Practice shall have the right to revoke the instructions in any Payor Instruction Letter regarding the remittance of funds into the Company Account and revoke or modify any instructions to the Depository Bank regarding the transfer or remittance of funds to the Company Account; in each case to ensure that all Receivables are remitted directly to the Practice.  For the avoidance of doubt, in the event that the Practice takes any of the foregoing actions, the Practice shall still be obligated to pay to the Company the amounts to which the Company is entitled under this Agreement.

SECTION 4.9               Offset for Damages.  Notwithstanding anything to the contrary contained herein, to the extent that any USCC Indemnitee incurs any Damages in connection with a Recoupment Claim, the Practice agrees that the amounts to be retained by, and disbursed to, the Practice under this Agreement (including, without limitation, the Retained Amount) shall be offset by the amount of such Damages and paid each month directly to such USCC Indemnitee, in lieu of being disbursed to the Practice, at 40% of all such sums due the Practice (the “Offset Amount”), until such Damages are paid in full; and the Practice hereby agrees that to the extent that any Damages in connection with a Recoupment Claim are outstanding during any month, the Practice shall have no right to retain, or any claim against the Company or otherwise for, any amounts otherwise due under this Agreement (including, without limitation, the Retained Amount), subject to the requirement that the Practice pay no more than 40% of all such sums due the Practice each month.  Notwithstanding the foregoing, if any Person that is a stockholder of the Practice is not a Seller or an Affiliate of a Seller then the Offset Amount payable to such USCC Indemnitee shall be equal to the Offset Amount multiplied by the percentage of the outstanding shares of capital stock of the Practice held directly or indirectly by the Sellers or their respective Affiliates (including, without limitation, the shares of Capital Stock of the Practice that the Sellers or their respective Affiliates have the right to acquire, control, vote or hold).

ARTICLE V
TERM AND TERMINATION

SECTION 5.1               Term; Renewal Terms.  This Agreement shall commence on the Effective Date and shall expire on the tenth anniversary of the Effective Date, unless earlier terminated as provided for in Sections 5.2 and 5.3 hereof (“Term”).  The Term of this Agreement shall automatically renew for up to two successive five year terms, unless either Party gives written notice to the other not less than 60 days prior to the end of the then current Term that it does not desire to extend the Term.

SECTION 5.2               Termination by the Company.  Upon written notice to the Practice, the Company may terminate this Agreement and have no further liability or obligation hereunder (except as expressly provided herein) upon the occurrence of any of the following events (each an “Event of Default”):

(a)           The Practice is involuntarily suspended, excluded or terminated (or involuntarily withdraws) from participation in the Medicare or Medicaid programs or the Practice voluntarily withdraws from any such program as a result of a regulatory investigation, so long as such suspension, exclusion, termination or involuntary withdrawal is not the result of actions or omissions of the Company.

(b)           The Practice is excluded from entering into healthcare provider agreements with any material portion of the managed care or healthcare insurance industry and such exclusion has a material adverse impact (financial or otherwise) on the operations at the Cancer Centers.

(c)           A majority of the members of the Medical Advisory Board reasonably determines that the Practice or any Physician has materially breached professional standards in a way that compromises the health or safety of any Patient or employee engaged to work at the Cancer Centers and the Practice fails, after 60 days notice from the Medical Advisory Board, to take action which the Medical Advisory Board reasonably deems acceptable and is consistent with applicable community standards.

(d)           If the Practice shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing.

(e)           An involuntary case or other proceeding shall be commenced against the Practice seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against the Practice under the federal bankruptcy Laws as now or hereafter in effect.

(f)            The Practice ceases to perform its duties and responsibilities hereunder or breaches any material term or condition of this Agreement (including, without limitation, Section 3.4) and, in the reasonable opinion of the Company, such cessation or breach remains uncured for a period of 60 days after the Practice’s receipt of a written notice specifying such breach; except to the extent such cessation or breach reasonably requires longer than sixty (60) days to cure, and the Practice has commenced a cure within sixty (60) days, and thereafter continues to diligently proceed to complete said cure.

(g)           The Practice revokes any instructions to a Third Party Payor related to the Payor Instruction Letter or revokes or modifies any instructions to the Depository Bank in connection with the Practice Lockbox Agreement as set forth in Section 4.7, except as specifically permitted by the provisions of Section 4.7.

(h)           The Practice ceases to engage or employ at least one Physician to provide Radiation Oncology Services at each of the then existing Cancer Centers in accordance with Section 3.1 of this Agreement.

(i)            Any representation and warranties made by the Practice in this Agreement prove to be untrue or incorrect in any material respect as of the date of this Agreement or any representations or warranties of a continuing nature made by the Practice cease to be true and correct at any future date in any material respect and, in each case, the Company has notified the Practice of the breach, and the breach has continued without cure for a period of 30 days after such notice.

SECTION 5.3               Termination by the Practice.  Upon written notice to the Company, the Practice may terminate this Agreement and have no further liability or obligation hereunder (except as expressly provided herein) upon the occurrence of any of the following events:

(a)           If the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing.

(b)           An involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against the Company under the federal bankruptcy Laws as now or hereafter in effect.

(c)           The Company fails to make two (2) consecutive payments (or any two (2) payments in a twelve (12) month period) within ten (10) days of when such payments are due to the Practice hereunder and such failure continues for more than five (5) days after the Company’s receipt of a written notice specifying such breach.

(d)           Except as provided in Section 5.3(c), the Company ceases to perform its duties and responsibilities hereunder or breaches any material term or condition of this Agreement (including, without limitation, Section 2.13 or the Company fails to provide the Practice with the space reasonably necessary to conduct its professional medical services as required under this Agreement) and, in the reasonable opinion of the Practice, such cessation or breach remains uncured for a period of 60 days after the Company’s receipt of a written notice specifying such breach; except to the extent such cessation or breach reasonably requires longer than sixty (60) days to cure, and the Company has commenced a cure within sixty (60) days, and thereafter continues to diligently proceed to complete said cure.

(e)           The Company is involuntarily suspended, excluded or terminated (or involuntarily withdraws) from participation in the Medicare or Medicaid programs or the Company voluntarily withdraws from any such program as a result of a regulatory investigation, so long as such suspension, exclusion, termination or withdrawal is not the result of actions or omissions of the Practice.

(f)            The Company is excluded from entering into healthcare provider agreements with a material portion of the managed care or healthcare insurance industry and such exclusion has a material adverse impact (financial or otherwise) on the operations at the Cancer Centers.

(g)           Any lender (including, without limitation, any Company Lender or lender under any Company Lender Loan) to which the Company has pledged all or any material portion of the Accounts Receivable or Practice Revenues (i) accelerates the indebtedness under its loan agreement with the Company after such lender has exhausted the cure period set forth in such loan agreement (if any) and such acceleration has a material adverse impact (financial or otherwise) on the operations at the Cancer Centers; or (ii) takes any action against the FF&E or the Accounts Receivable or Practice Revenues, other than collecting the Accounts Receivable and Practice Revenues in the ordinary course of business and applying the proceeds thereof to the payment of the indebtedness under the loan agreement, and such action has a material adverse impact (financial or otherwise) on the operations at the Cancer Centers.

(h)           Any representation and warranties made by the Company in this Agreement prove to be untrue or incorrect in any material respect as of the date of this Agreement or any representations or warranties of a continuing nature made by the Company cease to be true and correct at any future date in any material respect and, in each case, the Practice has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after such notice.

(i)            The Company breaches any material term or condition of any Lease causing a material default to occur and such default is not cured by the Company within 30 days; except to the extent such breach reasonably requires longer than 30 days to cure, and the Company has commenced a cure within 30 days, and thereafter continues to diligently proceed to complete said cure.

(j)            The Company breaches any material term or condition of any Company Lender Loan that is secured by the FF&E or the Collateral, which breach causes a default that has a material adverse impact (financial or otherwise) on the operations at the Cancer Centers, provided that such default is not cured within 30 days, except in the event such breach reasonably requires longer than 30 days to cure, and the Company has commenced a cure within 30 days and thereafter continues to diligently proceed to complete said cure.

SECTION 5.4       [Intentionally omitted].

SECTION 5.5       Duties And Remedies Upon Expiration Or Termination.

(a)           Except as necessary to provide care to any Patient undergoing treatment at any Cancer Centers at the time of the expiration or earlier termination of this Agreement, upon the expiration or earlier termination of this Agreement, the Practice and the Company hereby agree to perform, in addition to their obligations provided for elsewhere in this Agreement and continuing after such expiration or termination of this Agreement, such steps as are otherwise customarily and reasonably required to wind up their relationship under this Agreement in as orderly a manner as possible.  Except as specifically set forth herein, upon the expiration or earlier termination of this Agreement, neither Party shall have any further obligation hereunder with the exception of obligations accruing prior to the date of such expiration or earlier termination and obligations, promises and covenants contained herein which extend beyond the terms hereof including, without limitation, any indemnities, restrictive covenants and access to books and records.  Upon the expiration or earlier termination of this Agreement, the financial arrangements set forth in Article IV shall be pro-rated between the Parties to reflect any partial fiscal year and the Practice and the Company shall be paid any amounts owed to them from and to the extent of available funds (if any) in the Company Account, the Practice Lockbox and from collections of Receivables. From and after any expiration or earlier termination, each Party shall provide the other with reasonable access to books and records then owned or controlled by it to permit such requesting Party to satisfy legal reporting and contractual obligations which may be required of it.

(b)           In addition to the foregoing, upon termination of this Agreement by the Company pursuant to Section 5.2, the Practice shall immediately (i) quit and surrender the Cancer Centers in as good condition as reasonable use and wear thereof will permit and (ii) remove from the Cancer Centers all personal property of the Practice and of any Physician and shall, at its own expense, repair any damage caused to the Cancer Centers by reason of such removal.  If the Practice shall fail to do so, the Company may, without notice and without prejudice to any other remedy available, enter and take possession of the Cancer Centers and remove such personal property without being liable to prosecution or any claim for damage suffered by the Practice or the Physicians.

(c)           Upon termination of this Agreement by the Practice pursuant to Section 5.3(a) through (g), the Company shall immediately (i) quit and surrender the Cancer Centers in as good condition as reasonable use and wear thereof will permit and (ii) remove from the Cancer Centers all personal property of the Company and shall, at its own expense, repair any damage caused to the Cancer Centers by reason of such removal.  If the Company shall fail to do so, the Practice may, without notice and without prejudice to any other remedy available, enter and take possession of the Cancer Centers and remove such personal property without being liable to prosecution or any claim for damage suffered by the Company. If the Company remains in possession or control of any Cancer Centers beyond the expiration or termination of this Agreement in violation of this Section 5.5(c), without the written consent of the Practice, such possession or control shall not be deemed to create any rights whatsoever in the Company.

(d)           If a Party remains in possession or control of any Cancer Center beyond the expiration or termination of this Agreement, without the written consent of the remaining Party, such possession or control shall not be deemed to create any rights whatsoever in the Cancer Center.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PRACTICE

SECTION 6.1       Representations and Warranties of the Practice.  The Practice hereby represents and warrants to the Company as follows:

(a)           Organization and Qualification.  The Practice is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and as proposed to be conducted.

(b)           Authority.  The Practice has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Practice, and no other proceedings on the part of the Practice are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Practice and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Practice enforceable against it in accordance with its terms.

(c)           Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by the Practice, nor the consummation by the Practice of the transactions contemplated hereby nor compliance by the Practice with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Practice, (ii) require any filing with, or consent of a Governmental Authority, agency or court or other Person or entity by the Practice, (iii) (with or without the giving or receipt of notice or passage of time or both) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Practice is a party (or becomes a party) or by which any of its properties or assets may be bound or subject, other than such violations, breaches, defaults, terminations, amendments, cancellations, or accelerations that would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any writ, injunction or decree applicable to the Practice or any of its properties or assets.

(d)           Compliance With Laws; Licenses.

(i)            To the knowledge of the Practice (without independent investigation or inquiry) and except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, the conduct of the operations of the Practice (including the conduct of any Physician or any other Practice employee) has not violated, and as presently conducted does not violate, in any material respect any Laws, including, but not limited to, the Clinical Laboratories Improvements Act of 1988, or any other promulgations of any court or Governmental Authority or agency, including, but not limited to, the Occupational Safety and Health Administration, the CMS or any medical industry standards, nor has the Practice received any notice of any such violation which remains outstanding.

(ii)           To the knowledge of the Practice (without independent investigation or inquiry), the Practice has all licenses, certificates, permits, approvals, franchises, notices and authorizations (“Permits”) which are reasonably necessary for the conduct of its operations as currently conducted and as proposed to be conducted (including, without limitation, accreditations and certifications as a provider of healthcare services eligible to receive payment and compensation and to participate under Medicare and Medicaid), except for Permits that the failure to hold would not have a Material Adverse Effect.  To the Practice’s knowledge (without independent investigation or inquiry), all of such Permits are in full force and effect, the Practice has not engaged in any activity which would cause or permit revocation, modification, cancellation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation, modification, cancellation or suspension of any such Permit is pending or threatened.  The Practice has no knowledge of any default or claimed or purported or alleged default or state of facts which, with or without the giving or receipt of notice or the passage of time or both, would constitute a default by the Practice under, or give rise to a right of revocation, modification, cancellation or suspension of, any such Permit.

(iii)          The Practice qualifies as (and will continue to qualify during the Term as) a “group practice” as defined in the federal physician self referral law at 42 USC § 1395nn, the applicable regulations and any similar state laws.

(e)           Litigation; Investigations.  Except as set forth on Schedule 6.1(e), and except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, (i) there are no suits, claims, proceedings, investigations or reviews which are pending or, to the knowledge of the Practice, threatened against or affecting the Practice, any Physician, any director or officer (in their capacity as such) of the Practice or any properties or assets used by the Practice in conducting its businesses; (ii) to the knowledge of the Practice (without independent investigation or inquiry), no investigation or review by any Governmental Authority, agency or court or other regulatory body with respect to either the Practice or any Physician or other practice employee is pending, nor has any Governmental Authority, agency or court or other regulatory body (including trade associations) indicated to the Practice an intention to conduct the same; and (iii) to the knowledge of the Practice (without independent investigation or inquiry), there is no action, suit or proceeding pending or threatened against or affecting the Practice or any Physician or other Practice employee, at Law or in equity, or before any Governmental Authority or other regulatory body.

(f)            Professional Liability.  To the knowledge of the Practice (without independent investigation or inquiry), no Physician or other employee of the Practice has (i) ever had his or her license to practice medicine or other profession in any state or his or her Drug Enforcement Agency Number suspended, relinquished, terminated, restricted or revoked; (ii) ever been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, Governmental Authority or specialty board; (iii) within the past three years had entered against him or her final judgment in, or settled without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of $25,000; or (iv) within the past three years had his or her medical staff privileges at any hospital or medical facility suspended, involuntarily terminated, restricted or revoked.

(g)           Ownership of Collateral.  The Practice owns, or has valid rights with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any Liens except for the Liens granted to the Company pursuant to this Agreement.  No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and the Practice has not filed or consented to the fling of any such statement or notice, except Uniform Commercial Code financing statements naming the Company as secured party.

(h)           Security Interests; Filings.  This Agreement, together with the filing of duly completed and executed Uniform Commercial Code financing statements naming the Practice as debtor, the Company as secured party, and describing the Collateral, in the State of California, which have been duly executed and delivered by the Practice and delivered to the Company for filing, creates, and at all times shall constitute, a valid and perfected security interest in and Lien upon the Collateral in favor of the Company to the extent a security interest therein can be perfected by such filings or possession, as applicable, superior and prior to the rights of all other Persons therein, and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such Lien and security interest, other than actions required with respect to Collateral of the types excluded from Article 9 of the Uniform Commercial Code or from the filing requirements under such Article 9 by reason of Section 9-104 or 9-302 of the Uniform Commercial Code and other than continuation statements required under the Uniform Commercial Code.

(i)            Receivables.  Each Receivable is, or at the time it arises will be, a bona fide, valid and legally enforceable indebtedness of the account debtor according to its terms, arising out of or in connection with the sale, lease or performance of goods or services by the Practice.

SECTION 6.2       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Practice as follows:

(a)           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and as proposed to be conducted.

(b)           Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Practice, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

(c)           Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the charter or bylaws of the Company, (ii) require any filing with, or consent of, a Governmental Authority, agency or court or other Person or entity by the Company, (iii) (with or without the giving or receipt of notice or passage of time or both) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party (or becomes a party) or by which any of its properties or assets may be bound or subject, other than such violations, breaches, defaults, terminations, amendments, cancellations, or accelerations that would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any writ, injunction or decree applicable to the Company or any of its properties or assets.

(d)           Compliance With Laws; Licenses.

(i)            To the knowledge of the Company (without independent investigation or inquiry) and except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, the conduct of the operations of the Company has not violated, and as presently conducted does not violate in any material respect any Laws, including, but not limited to, any promulgation, interpretative advice or guidance of any court or Governmental Authority or agency, including, but not limited to, the Occupational Safety and Health Administration, the CMS or any medical industry standards, nor has the Company received any notice of any such violation that remains outstanding.

(ii)           To the knowledge of the Company (without independent investigation or inquiry), the Company has all licenses, certificates, permits, approvals, franchises, notices and authorizations (“Company Permits”) required for the conduct of its operations as currently conducted, except for such Company Permits which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.  To the Company’s knowledge (without independent investigation or inquiry), all Company Permits are in full force and effect, the Company has not engaged in any activity that would cause or permit revocation, modification, cancellation or suspension of any such Company Permit, and no action or proceeding looking to or contemplating the revocation, modification, cancellation or suspension of any such Company Permit is pending or threatened.  The Company has no knowledge of any default or claimed or purported or alleged default or state of facts that, with or without the giving or receipt of notice or the passage of time or both, would constitute a default by the Company under, or give rise to a right of revocation, modification, cancellation or suspension of, any Company Permit.

(e)           Litigation; Investigations.  Except as provided in Schedule 6.2(e), and except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, there are no suits, claims, proceedings, investigations or reviews pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its directors or officers (in their capacity as such) of the Company or any properties or assets used by the Company in conducting its businesses.  To the knowledge of the Company (without independent investigation or inquiry), no investigation or review by any Governmental Authority, agency or court or other regulatory body (including trade associations) with respect to the Company or any of its employees is pending or threatened or probable of initiation, nor has any Governmental Authority, agency or court or other regulatory body (including trade associations) indicated to the Company an intention to conduct the same, and, to the knowledge of the Company (without independent investigation or inquiry), there is no action, suit or proceeding pending or threatened against or affecting the Company or any of its employees, at Law or in equity, or before any Governmental Authority or other regulatory body.

ARTICLE VII

OTHER OBLIGATIONS OF THE PARTIES

SECTION 7.1       Covenants of the Practice.  The Practice covenants and agrees that for so long as this Agreement is in effect:

(a)           Certificates.  The Practice will provide, and will use its reasonable best efforts to cause each Physician to provide, notice to the Company if any representation or warranty contained herein becomes untrue in any material respect, from and after the Effective Date because of subsequent events and to provide from time-to-time, at the reasonable request of the Company, a certificate stating that the representations and warranties contained herein are true, or, if they are not true, specifying in reasonable detail the extent to which they are not true.

(b)           Existence.  The Practice will preserve and keep in full force and effect its corporate existence.

(c)           Change of Name, Locations, etc. The Practice shall not (i) change its name, identity or corporate structure, (ii) change its chief executive office from 316 South Stratford Ave., Suite C, Santa Maria, CA 93454 or (iii) change the jurisdiction of its organization from California (whether by merger or otherwise), unless, in each case, the Practice has given 20 days prior written notice to the Company of its intention to do so.

(d)           Collateral.  The Practice will not grant any other Lien on or in, or otherwise encumber, any of the Collateral; provided, however, the Company acknowledges and agrees that the Practice shall have the right to pledge and encumber all sums retained or due the Practice hereunder to obtain operational lines of credit, but any and all Liens shall be subordinate to Liens on the Collateral placed by the Company Lenders pursuant to the Senior Debt Documents.

(e)           Records; Inspection.  Upon the reasonable request of the Company, the Practice will add a conspicuous written notation or legend, in form and manner reasonably satisfactory to the Company, onto such books, records and materials evidencing or relating to the Collateral with an appropriate reference to the fact that an interest in the Collateral has been assigned to the Company and that the Company has a security interest therein. The Company shall have the right to make test verifications of the Receivables in any reasonable manner and through any reasonable medium, and the Practice agrees to furnish all such reasonable assistance and information as the Company may reasonably require in connection therewith.

(f)            Compliance with Law.  The Practice will comply, in all material respects, with all Laws which it reasonably believes are applicable with respect to the conduct of its businesses and its operations.

(g)           Standard of Care.  The Practice will consistently provide Radiation Oncology Services in a manner that meets or exceeds the prevailing community standard.

(h)           Physicians.  Each Physician will: (i) be duly licensed and otherwise authorized to render Radiation Oncology Services, (ii) be duly licensed to practice medicine in the State of California and shall maintain such licenses in good standing, (iii) have, and will maintain in good standing, unrestricted federal and state registrations authorizing them to prescribe controlled substances in the State of California, as appropriate, and (iv) be board certified or board eligible in radiation oncology, and shall maintain such certifications in good standing.

(i)            Medicare/Medicaid Enrollment.  The Practice shall maintain qualification and enrollment as a provider for outpatient radiation services in the Medicare and Medicaid programs.

SECTION 7.2       Taxes.

(a)           The Company shall pay (i) all taxes (if any) assessed and levied against the Company or the Company’s property and assets located within or associated with the Cancer Centers, and (ii) all lawful claims that, if unpaid, might become a Lien, including a Lien upon any of its properties or assets located within or associated with the Cancer Centers; provided, however, that the Company shall not be required to pay any such unsecured (or secured, only if secured by operation of Law) tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Company has maintained adequate reserves with respect thereto in accordance with GAAP.  The Company shall be solely responsible for the payment of all such taxes and claims (referred to as “Company Taxes”) that may be imposed on the Company with respect to this Agreement.

(b)           The Practice shall pay (i) all taxes (if any) assessed and levied against the Practice’s property and assets and (ii) all lawful claims that, if unpaid, might become a Lien upon any of its properties or assets located within or associated with the Cancer Centers (including, without limitation, the Receivables); provided, however, that the Practice shall not be required to pay any such unsecured (or secured, only if secured by operation of Law) tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Practice has maintained adequate reserves with respect thereto in accordance with GAAP.  The Practice shall be solely responsible for the payment of all such taxes and claims (referred to as “Practice Taxes”) that may be imposed on the Practice with respect to this Agreement.

SECTION 7.3       Covenants of the Company.  The Company covenants and agrees for so long as this Agreement is in effect:

(a)           Certificates.  The Company shall provide notice to the Practice if any representation or warranty contained herein becomes untrue as of a date after the date hereof because of subsequent events and to provide from time to time, at the reasonable request of the Practice, a certificate stating that the representations and warranties contained herein are true or, if they are not true, specifying in reasonable detail the extent to which they are not true.

(b)           Corporate Existence.  The Company shall preserve and keep in full force and effect its corporate existence.

(c)           Compliance with Law.  The Company shall comply, in all material respects, with all Laws that it reasonably believes are applicable to the conduct of its businesses and its operations.

(d)           Standard of Care.  The Company shall consistently provide the Management Services in a manner that meets or exceeds the prevailing business standard.

(e)           Other Notice.  In addition to the other notice obligations of the Company provided for elsewhere in this Agreement, the Company shall provide notice to the Practice, within five Business Days of receipt of knowledge thereof by the Company, of any notice from a Third-Party Payor that alleges a default under or intention to terminate or not perform its obligations under, or of any other material occurrence under, a managed care agreement.

ARTICLE VIII

INSURANCE AND INDEMNIFICATION

SECTION 8.1       Insurance Maintained by the Practice.  During the Term, the Practice shall provide, or shall arrange for the provision of, and maintain comprehensive professional liability insurance on the Practice and each Physician in such reasonable amounts (and with such insurance companies) as are agreed upon by the Parties, however, not less than a minimum coverage of $ 1.0 million per occurrence and $ 3.0 million in the aggregate annually.  Each such insurance policy shall name the Company as an additional insured and by its terms provide that it shall not be amended or modified without the prior written consent of the Company and shall not be canceled or terminated unless 30 days’ prior notice thereof is given by the insurer to the Company.  All payments in respect of the insurance described in this Section 8.1 shall be deemed Operational Expenses.

SECTION 8.2       Insurance Maintained by the Company.  During the Term, the Company shall provide, or shall arrange for the provision of, and maintain: (a) comprehensive professional liability insurance for all Clinical Employees providing services to the Practice pursuant to this Agreement in such reasonable amounts (and with such insurance companies) as are agreed upon by the Parties, however, not less than a minimum coverage of $ 1.0 million per occurrence and $ 3.0 million in the aggregate annually. and (b) comprehensive general liability and property insurance covering the Cancer Centers premises and operations in the minimum amount of $1.0 million per occurrence and $3.0 million in the aggregate annually. Each such insurance policy shall name the Practice as an additional insured and by its terms provide that it shall not be amended or modified without the prior written consent of the Practice and shall not be canceled or terminated unless 30 days’ prior notice thereof is given by the insurer to the Practice.  All payments in respect of the insurance described in this Section 8.2 shall be deemed Operational Expenses.

SECTION 8.3       Requirements as to Insurance.  At all times during this Agreement, each Party shall require its insurance carrier(s) to provide the other Party with a current certificate of insurance evidencing the coverage required by Sections 8.1 and 8.2. The obligations of each Party to be insured for acts and occurrences during the Term shall be binding on the Parties and shall survive the termination or expiration of this Agreement.  In the event any such insurance is written on a “claims-made” rather than an “occurrence” basis, any necessary reporting endorsements (“tail insurance”) shall be procured by the responsible Party.

SECTION 8.4       Indemnification.  Except to the extent that this Section 8.4 may have the effect of reducing or eliminating any insurance coverage that would otherwise be available to pay damages suffered by any Party, each of the Parties shall have the following rights to indemnification.

(a)           Indemnification by the Practice.  The Practice shall indemnify and hold the Company, its Affiliates and their respective permitted successors and assigns and any of their respective officers, directors, employees, representatives and agents (collectively, the “Company Indemnitees”) harmless from and against any and all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, taxes and reasonable expenses and costs, including reasonable attorneys’, accountants’ and auditors’ fees (and any reasonable experts’ fees) and court costs (each referred to individually as a “Loss”), incurred by the Company Indemnitees, arising out of or in any way related to: (i) any material breach or default by the Practice of any term, condition, representation or covenant contained in this Agreement; (ii) any sexual harassment, discrimination, wrongful termination or other similar claim against the Company as a result of actions taken by the Practice or any Physician; (iii) any professional malpractice claim arising out of acts committed or omitted by the Practice or the Physicians; (iv) any claim, arising from any act prohibited under Medicare or Medicaid alleging that the Practice or any Physician: (1) made a false statement or representation of a material fact in any application for any benefit or payment; (2) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (3) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (v) any Practice Taxes; (vi) any act prohibited under any healthcare Law that was committed or omitted by the Practice; or (vii) any defects or dangerous conditions at the Cancer Centers or in any FF&E caused by or which are the responsibility of the Practice, the Physicians or any of the Practice’s authorized agents.  Notwithstanding the foregoing, in each case above, to the extent such Loss arises out of or relates to the negligent, reckless or wrongful acts or omissions of the Company Indemnitees, the Loss shall be shared by the Parties in proportion to their relative contributions to its occurrence as determined by arbitration pursuant to Article X. No Company Indemnitee shall be entitled to indemnification under this Sections 8.4(a), unless and until the aggregate amount of all Losses incurred by the Company Indemnitees exceeds $50,000, whereupon, the Company Indemnitees shall be entitled to be indemnified for all Losses on a dollar-for-dollar basis from the first dollar of Losses.

(b)                                 Indemnification by the Company.  The Company shall indemnify and hold the Practice, its Affiliates and their respective permitted successors and assigns and any of their officers, directors, employees, independent contractors, representatives and agents, and the Physicians (collectively, the “Practice Indemnitees”) harmless from and against any Loss incurred by the Practice Indemnitees arising out of or in any way related to: (i) any material breach or default by the Company of any term condition, representation or covenant contained in this Agreement (including, without limitation, the failure to provide the Practice with the space reasonably necessary to conduct its professional medical services as required under this Agreement); (ii) any sexual harassment, discrimination, wrongful termination or other similar claim against the Practice or any Physician as a result of actions taken by the Company or any of the Company’s authorized agents; (iii) any claim, arising from any act prohibited under Medicare or Medicaid alleging that the Company: (1) made a false statement or representation of a material fact in any application for any benefit or payment; (2) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (3) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) any Company Taxes; (v) any defects or dangerous conditions at the Cancer Centers or in any FF&E caused by or which are the responsibility of the Company; or (vi) any act prohibited under any healthcare Law that was committed or omitted by the Company; (vii) any claim with respect to the Leases as a result of a material breach of the Leases by USCC or its Affiliates and having a Material Adverse Effect on the Practice.  Notwithstanding the foregoing, in each case above, to the extent such Loss arises out of or relate to the negligent, reckless or wrongful acts or omissions of the Practice, the Physicians or any of the Practice’s agents, the Loss shall be shared by the Parties in proportion to their relative contributions to its occurrence as determined by arbitration pursuant to Article X. No Practice Indemnitee shall be entitled to indemnification under this Sections 8.4(b), unless and until the aggregate amount of all Losses incurred by the Practice Indemnitees exceeds $50,000, whereupon, the Practice Indemnitees shall be entitled to be indemnified for all Losses on a dollar-for-dollar basis from the first dollar of Losses.

(c)                                  Survival.  The obligations of this Section 8.4 shall survive for a period of 15 months following the expiration or earlier termination of this Agreement, except for the obligations set forth in Section 8.04 (a) (ii), (iii), (iv) or (v) or Section 8.04 (b) (ii), (iii) or (iv) shall survive indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law).

SECTION 8.5                     Indemnification Procedure.  Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall provide written notice to the other Party (the “Indemnifying Party”) within 10 days after becoming aware of any such claim to indemnification, and shall state the facts constituting the basis for such claim.  In connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party, unless such assumption of defense by the Indemnifying Party is not reasonable under the circumstances. The Indemnified Party shall be entitled to participate in the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate but after consultation with the Indemnifying Party; and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Loss resulting therefrom.

ARTICLE IX
CONFIDENTIAL INFORMATION; ACCESS TO RECORDS

SECTION 9.1                     Confidential Information and Trade Secrets.  All Confidential Information and Trade Secrets belong to and shall remain the property of the Company and the Practice, as the case may be. Each Party recognizes and acknowledges that the Confidential Information and Trade Secrets of the other Party are proprietary to such Party and are valuable, special and unique assets of such Party’s business. Each Party therefore covenants and agrees that it will not (and it will ensure that each of its employees will not), during or after the Term, disclose any of the other Party’s Confidential Information or Trade Secrets to any Person or entity for any reason or purpose whatsoever, without the written consent of the other Party, except (a) as necessary in the proper performance of its obligations hereunder, (b) for any such Confidential Information or Trade Secrets that becomes public through no fault of the disclosing Party, or (c) as may be required by Law.  Each Party hereby acknowledges that if it or any of its employees or agents engage in activities within the limitations of this Section 9.1, money damages shall be an inadequate remedy, and shall be entitled to obtain, in addition to any other remedy provided by Law or equity, an injunction against the violation of such Party’s obligation hereunder.

SECTION 9.2                     Books and Records.  Each Party shall maintain and make available to the other Party accurate books, records, and accounts relating to the services provided by such Party pursuant to this Agreement. Such books and records shall be available at their place of keeping for inspection by the other Party or its representative for the purpose of determining whether the correct amounts have been retained and/or paid in accordance with the terms of this Agreement and for any other valid purpose.  Each Party shall have the right to conduct an audit (at such Party’s expense) upon fifteen (15) days advance written notice, but not more frequently than twice each calendar year.

ARTICLE X
ARBITRATION

SECTION 10.1              Arbitration.

(a)                                 In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation, or fraudulent inducement) arising out of or related to this Agreement (“dispute”) arises and cannot be resolved by negotiation, the Parties agree to submit the dispute to mediation by a mediator mutually selected by the Parties.  If the Parties are unable to agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association.  In any event, the mediation shall take place within thirty (30) days of the date that a Party gives the other Party written notice of its desire to mediate the dispute.

(b)                                 If not thus resolved by mediation, the dispute shall be resolved by arbitration pursuant to this Section 10.1 and the then-current rules and supervision of the American Arbitration Association, and shall be subject to binding arbitration in accordance with applicable sections of the California Code of Civil Procedure.

(c)                                  The duties to mediate and arbitrate shall extend to any director, officer, employee, shareholder, principal, agent trustee in bankruptcy or otherwise, Affiliate, subsidiary, third-party beneficiary, or guarantor of a Party making or defending any claim which would otherwise be subject to this Section 10.1.

(d)                                 The arbitration shall be held in Santa Barbara County, California, before a single arbitrator.  The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof.

(e)                                  In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(f)                                   Issues or arbitrability shall be determined in accordance with substantive and procedural Laws relating to arbitration, and all other aspects of the Agreement shall be interpreted in accordance with and the arbitrator shall apply and be found to follow the substantive Laws of the State of California.  The prevailing party in such action, in addition to any other award made by the arbitrator, shall be entitled to an award of reasonable attorneys’ fees and costs incurred in prosecuting such action and the enforcement of any judgment entered in such action, all in the amount to be determined by the arbitrator in accordance with the rules of the American Arbitration Association.

(g)                                  If court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other Party.

(h)                                 The arbitrator may order the Parties to exchange copies of nonrebuttal exhibits and copies of witness lists in advance of the arbitration hearing.  However, the arbitrator shall have no other power to order discovery or depositions unless and then only to the extent that all Parties otherwise agree in writing.

(i)                                     Neither a Party, a witness, nor the arbitrator may disclose the facts of the underlying dispute or the contents or results of any negotiation, mediation, or arbitration hereunder without prior written consent of all Parties, unless and then only to the extent required to enforce or challenge the negotiated agreement or the arbitration award, as required by Law, or as necessary for financial and tax reports and audits.

(j)                                    Notwithstanding anything to the contrary in this Section 10.1, in the event of alleged violation of a Party’s property or equitable rights (including but not limited to unauthorized disclosure of confidential information), that Party may seek temporary injunctive relief from any court of competent jurisdiction pending appointment of an arbitrator.  The Party requesting such relief shall simultaneously file a demand for mediation and arbitration of the dispute, and shall request the American Arbitration Association to proceed under its rules of expedited procedures.  In no event shall any such court-ordered temporary injunctive relief continue for more than thirty (30) days.

(k)                                 If any part of this Section 10.1 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate and arbitrate hereunder or any other part of this Section 10.1.

ARTICLE XI
GENERAL PROVISIONS

SECTION 11.1              Changes in the Law.  This Agreement shall be subject to all applicable Laws and all changes and amendments thereto.  Any provision of Law that invalidates, or is otherwise inconsistent with, the terms of this Agreement, or which would cause one of the Parties to be in violation of Law, shall automatically supersede the terms of this Agreement; provided, however, the Parties shall exercise their best efforts to negotiate an appropriate modification to the terms and conditions of this Agreement to accommodate such provisions of Law and to effectuate the existing terms and intent of this Agreement to the greatest possible extent consistent with the requirements of such Law. In the event that there shall be a change in the Medicare or Medicaid (or the general instructions relating thereto), or in other Laws (or the application thereof), or the adoption of new legislation, or a change in any Third-Party Payor reimbursement system applicable to the provision of Radiation Oncology Services, any of which materially and adversely affects the compensation that the Company may receive for the services furnished to the Practice or if there is any other material change in the facts, circumstances or assumptions of the Parties that substantially alters the allocation of risks and rewards intended to be accomplished herein, the Party so affected may by notice propose to the other Party a new basis for compensation hereunder or other modification of this Agreement and the Parties shall negotiate in good faith an equitable amendment to this Agreement.  If such notice is given and if the Parties are unable within 60 days to agree upon such amendment, the Parties shall submit such matter to binding arbitration in accordance with Article X.

SECTION 11.2              Independent Contractors.  The relationship between the Company and the Practice is that of independent contractors, and none of the provisions of this Agreement is intended to create, nor shall be construed to create a partnership, joint venture or employment relationship between the Parties.  Neither Party, nor any of its respective officers, members, employees or independent contractors, shall, except as otherwise expressly provided in this Agreement, be deemed to be the employee or representative of the other Party by virtue of this Agreement.

49

SECTION 11.3              Force Majeure.  Neither Party shall be liable to the other for failure to perform any of the services, duties or obligations required of such Party herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which such Party has no control for so long as such event continues and for a reasonable period of time thereafter; provided, however, that each Party agrees to use reasonably diligent efforts to perform such services, duties and obligations required of such Party herein notwithstanding such events and shall be liable to the other for the failure to use such reasonable diligent efforts.

SECTION 11.4              Notices and Addresses.  Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Company:                                                                   OnCURE Medical Corp.
610 Newport Center Drive, Suite 350
Newport Beach, CA 92660
Attn:  Jeffrey A. Goffman, President
Fax:                       (949) 721-6541

With a copy to:                                                            Dechert, LLP
30 Rockefeller Plaza
New York, NY  10112
Attn:  Scott M. Zimmerman, Esq.

Fax:                       (212) 891-9598

To Practice:                                                                               Coastal Radiation Oncology Medical Group, Inc.

316 South Stratford Ave., Suite C

Santa Maria, CA 93454

Attn:  Jonathan Stella, MD. President

Fax: (805) 541-1653

With a copy to:                                                            Andre, Morris & Buttery
1102 Laurel Lane

San Luis Obispo, CA 93401
Attn:  J. Todd Mirolla, Esq.
Fax: (805) 543-0752

SECTION 11.5              Entire Agreement.  This Agreement, including the exhibits and schedules hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements between the Parties.

SECTION 11.6              Physician Rights.  The Parties acknowledge and agree that the Physicians are third-party beneficiaries of this Agreement and have standing to enforce their rights hereunder. In addition, the Practice shall require that each Physician acknowledges and

50

agrees to be bound by all representations, warranties and covenants expressly applicable to him in this Agreement.

SECTION 11.7              Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of California.

SECTION 11.8              Captions.  The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

SECTION 11.9              Severability.  The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

SECTION 11.10       Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

SECTION 11.11       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” shall have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 11.12       Medical Advisory Board.  Each Physician providing Radiation Oncology Services at the Cancer Centers shall have the right to be a member of the Medical Advisory Board.  The Medical Advisory Board shall not have any members other than physicians who are owners or employees of a medical practice providing radiation oncology services at a center owned or managed by the Company or an Affiliate of the Company.

SECTION 11.13       Amendment and Modification.  This Agreement may be amended or modified only by written agreement executed by all of the Parties hereto.

SECTION 11.14       Assignment and Delegation.

(a)                                 The Company shall have the right to assign its rights hereunder to (i) any Affiliate of the Company, provided the net worth of the proposed assignee equals or exceeds the greater of the Company’s net worth at the Effective Date or Company’s net worth immediately prior to the proposed assignment, or (ii) to any Company Lender for security purposes as collateral pursuant to the Senior Debt Documents.  Upon an assignment pursuant to clause (i) of the preceding sentence, the Company shall deliver written notice of the proposed assignment to the Practice at least sixty (60) days in advance of the effective date.  Such notice shall include the

51

name and legal composition of the proposed assignee and (1) a current financial statement of the proposed assignee, (2) financial statements of the proposed assignee covering the preceding three years, if they exist, and, (3) if available, an audited financial statement of the proposed assignee for a period ending not more than one (1) year prior to the proposed effective date of the transfer.

(b)                                 Except as set forth in Section 11.14(a), neither the Company nor the Practice shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.  Neither the Company nor the Practice may delegate any of its duties hereunder, except as expressly contemplated herein; provided, however, that the Company may delegate some or all of its duties and obligations hereunder to an Affiliate of Company and the Practice may delegate (to the extent permitted by Law) some or all of its duties and obligations hereunder to an Affiliate of the Practice, provided, in each case, that any assignor shall remain responsible for its obligations hereunder and the assigning party obtains the prior written consent of the remaining Party (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 11.15       Open Records.  Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, the Company shall make available to the Secretary of Health and Human Services the contract, books, documents and records that are necessary to verify the nature and extent of the cost of providing the Management Services.  No applicable attorney-client, accountant-client or other legal privilege shall be deemed waived by virtue of this Agreement.

SECTION 11.16       Binding Effect.  Subject to Section 11.14, this Agreement shall be binding on and shall inure to the benefit of the Parties, and their successors and permitted assigns.

SECTION 11.17       Further Actions.  Each of the Parties agrees (and the Practice agrees to use its reasonable best efforts to cause the Physicians) to execute and deliver such further instruments, and do such further acts and things, as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.  In addition, the Parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement.  Furthermore, each of the Parties agrees (and the Practice agrees to use its reasonable best efforts to cause the Physicians) to cooperate with the other Party and to assist it in obtaining all necessary licenses, certificates of need, and other approvals from regulatory agencies and accrediting bodies.

SECTION 11.18       No Prejudice.  This Agreement has been jointly prepared by the Parties hereto and the terms hereof shall not be construed in favor of or against any Party on account of its participation in such preparation.

52

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the Effective Date.

US CANCER CARE, INC.

By:	/s/ Jeffrey A. Goffman
Name:	Jeffrey A. Goffman
Title:	President

COASTAL RADIATION ONCOLOGY MEDICAL GROUP, INC.

By:	/s/ Jonathan Stella
Jonathan Stella, M.D.
President
COASTAL RADIATION ONCOLOGY MEDICAL GROUP, INC.

53

EXHIBIT “A”

MEDICAL ADVISORY BOARD

CHARTER

1

Revised May 2005

MEDICAL ADVISORY BOARD

I.                                        PURPOSE:

The purpose of the Medical Advisory Board (“MAB”) is to provide all OnCURE Medical Corp. or its affiliated entities (“OnCURE”) physicians a liaison to the OnCURE Board of Directors (“BOD”) and to the Administration (CEO, President & CFO).

II.                                   MEMBERSHIP:

The MAB will be compromised all active physicians providing radiation oncology services at centers operated by OnCURE.  Each physician providing radiation oncology services at the OnCURE centers on a full time basis shall be entitled to be a voting member of the MAB.  The Chairman will be appointed by the Board of Directors.

III.                              DUTIES:

1.              The MAB will meet at least bi-annually with attendance open to all members, once on the east coast and once on the west coast of the United States. It will also meet telephonically whenever any issues require its attention at the request of any physicians, CEO, President or BOD.

2.              All issues relating to clinical care including policies & procedures will be formulated by the MAB.

2

3.              All major technical upgrades including medical equipment and its appropriate use will be reviewed by the MAB.

4.              All OnCURE Compliance programs, policies and procedures will be implemented with the assistance of the MAB.

5.              Develop & Administer a Quality Assurance Plan.

6.              Assist in the Development and Acquisition of new Centers, including due diligence on any targets.

7.              Serve as a Resource for Clinical Expertise in Aiding Physicians in Clinical Care.

8.              Develop and Implement Clinical Protocols for Research.

9.              Report to the BOD & Administration any significant medical issue.

10.       Administer the appropriate Committees to perform all of the necessary duties (see Committee section).

11.       All official meetings with actions will have minutes which will be reported to the BOD.

3

CHAIRMAN OF MEDICAL ADVISORY BOARD

I.                                        SELECTION: The OnCURE Medical Director will serve as Chairman as appointed by the BOD.

II.                                   DUTIES:

1.              Organize & Conduct On-going Meetings with All OnCURE physicians.

2.              Help Determine Appropriate Use of New Technologies for each center.

3.              Serve as a Resource to Introduce & Implement New Technologies.

4.              Develop Policies & Procedures for Major Clinical Areas.

5.              Develop a Quality Assurance Plan for the Company.

6.              Help Identify, Develop, and Acquire New or Existing Centers.

7.              Assist any practice that requests, to recruit New Physicians for OnCURE Centers for that practice.

4

8.              Develop a Network of Medical Resources and Clinical Expertise for the Centers.

9.              Facilitate development and deployment of Clinical Protocols for New Treatments.

10.       Report to Administration & the Board all Significant Medical Issues.

11.       Act as liaison for any and all Physician issues.

5

COMMITTTEES

OF THE MEDICAL ADVISORY BOARD

I.                                        COMMITTEES: The Chairman will appoint all necessary committees and the members. There will be six standing committees which will be the Executive, Clinical Protocols, Quality Assurance, New Technologies, Acquisition & Recruitment, and Appeals Committees. The Committees will meet at the request of the Chairman of the MAB. In addition, the Chairman may appoint an ad hoc committee at any time that a specific issue requires appropriate action.

II.                                   EXCEUTIVE COMMITTEE: The Executive Committee will be composed of the Chairman of the MAB and Regional Medical Directors. It will meet as needed to address any clinical or physician issues and report to the MAB.

III.                              CLINICAL PROTOCOLS: All clinical protocols utilized will be reviewed by this committee for use by the OnCURE physicians. It will also facilitate any Center’s participation in any open national study. All follow-up data will also be tracked and reported to the MAB as necessary.

6

IV.                               QUALITY ASSURANCE: The Q/A committee will be responsible for policies and procedures relating to all centers. A plan for regular Q/A review will be developed for each center. Any issues relating to quality will be referred to this committee.

V.                                    NEW TECHNOLOGIES: Any new technology or clinical procedure will be researched and reviewed by this Committee and reported to the MAB for action. The clinical efficacy as well as cost benefit aspects will be explored in detail.

VI.                               ACQUISITIONS & RECRUITMENT: This Committee will identify, contact, and help develop any new centers. It will also assist in recruiting new physician and clinical staff for any new or existing centers. Last, it will assist in due diligence on any target acquisitions or developments.

VII.                          APPEALS: Any clinical or professional issue relating to any physician will be referred to this Committee at the request of such physician or Chairman. A specific review of the issue will be conducted and reported to the MAB. Any action recommended by the MAB will be referred to the BOD.

7

ONCURE ORGANIZATIONAL CHART

8

EXHIBIT “B”

2006 ANNUAL BUDGET

9

EXHIBIT “C”

PAYOR INSTRUCTION LETTER

[DATE]

[Name of Payor]
[Address of Payor]

Re:	WOODHOUSE & KARON, A MEDICAL CORPORATION
Federal Tax Identification Number:
Medicare Provider Number:
Medicaid Provider Number:
Unique Provider Identification Number:

To Whom It May Concern:

You are directed to make:

(1)	All wire transfers directly to the following account:

[NAME OF DEPOSITORY BANK] ABA # Account # (Sweeping Account)

(2)	All explanation of benefits, remittance advises, and other forms of payment, including checks, to the following address:

[DEPOSITORY BANK] as Company Lockbox Bank P.O. Box (Practice Lockbox) Reference: Account # (Sweeping Account)

Thank you for your cooperation in this matter.

Name:
Title:

10

Coastal MSA Amend 1

AMENDMENT NO. 1 TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT NO.1 TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”), dated as of December 1, 2011 (the “Amendment Effective Date”), is by and between U. S. Cancer Care, Inc., a Delaware corporation (the “Company”) and Coastal Radiation Oncology Medical Group, Inc., a California professional corporation (the “Practice”).

RECITALS

A.                                            The Practice is a medical practice that provides Radiation Oncology Services in the State of California.

B.                                            The Company is in the business of providing certain administrative and support services to medical practices, and in providing administrative and clinical staff, space, equipment, furnishings, supplies and inventory to medical practices in connection therewith.

C.                                            The Practice and the Company have previously entered into that certain Management Services Agreement dated as of September 15, 2005 (the “Agreement”).

D.                                            The Practice and the Company desire to amend the Agreement to: (1) remove from management under the Agreement as of the Amendment Effective Date the Cancer Center currently located at 2985 North Sycamore Drive, Simi Valley, California 93065 (the “Simi Valley Cancer Center”); (2) provide for an exception to the restrictive covenant applicable to the Company in the Agreement and/or any other provision in the Agreement with similar effect in order to allow for the management of the Simi Valley Cancer Center under a separate and distinct management services agreement (the “Simi Valley MSA”) by and between the Practice and a newly formed Affiliate of the Company, Simi Valley Cancer Center Management LLC (“Simi Valley LLC”); and (3) make other conforming changes to effectuate the desire of the Parties contained in this recital.

E.                                             Terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

1.                                              Amendment. The Agreement shall be amended as follows:

Section 1.1 Definitions. The definitions for the following terms shall be amended by deleting in the entirety the original definition for each such term in the Agreement and replacing such definition with the following:

Coastal MSA Amendment No. 1

1

“Cancer Centers” shall mean: (i) the cancer centers located at: (a) 1069 Los Palos Drive, Salinas, CA 93901, (b) 314 S. Stratford Ave., Santa Maria, CA 93454, (c) 274 Heather Court, Suite A, Templeton, CA 93465, (d) 1240 Westlake Blvd., Suite 103, Westlake, CA 91361, (e) 2230 Lynn Road, Suite 103, Thousand Oaks, CA 91360, (f) 2841 Cabrillo Drive, Ventura, CA 93003, (g) 100 Casa Street, Suite C, San Luis Obispo, CA 93405 and (ii) any future cancer center owned or operated by the Company that is located in the Communities, or upon which the Parties mutually agree.

“Communities” shall mean the cities of Salinas, Santa Maria, Templeton, Westlake, Thousand Oaks, Ventura, and San Luis Obispo, and the counties of Monterey, San Luis Obispo, Santa Barbara and Ventura, each located in the State of California.

“Company Lender” shall mean any Person that makes funds available to the Company or any Affiliate of the Company to borrow (including, without limitation, General Electric Capital Corporation).

“Depository Bank” shall mean Wells Fargo Bank, National Association or other institution designated by the Company.

“Minimum Retained Amount” shall have the meaning set forth in Section 4.2(b).

Section 2.13 “Restrictive Covenants of the Company” shall be amended by adding the following sentences at the end of subsection (a).

“Notwithstanding any restriction to the contrary contained in this Section 2.13 or elsewhere in the Agreement, the Practice consents to the Company’s formation of the Simi Valley LLC and acknowledges that the Practice will enter into the Simi Valley MSA as of the given date herewith making the Simi Valley LLC the exclusive manager of the Simi Valley Cancer Center on behalf of the Practice.”

Section 4.2 “Retained Amount” shall be amended by adding a new subsection (e) as follows:

“(e) For purposes of making calculations under this Section 4.2 to determine the Retained Amount and Minimum Retained Amount, the Parties acknowledge and agree that the EBITDA generated by the Practice pursuant to the Simi Valley MSA for any applicable time period as well as the Practice Revenues generated by the Practice pursuant to the Simi Valley MSA shall be added to the EBITDA and Practice Revenues generated under this Agreement during the corresponding time periods.”

2

Section 11.4 “Notices and Addresses” shall be amended to reflect the following addresses for the Company and the Practice:

To Company:	U.S. Cancer Care, Inc.
c/o Oncure Medical Corp.
188 Inverness Dr. West, Ste. 650
Englewood, CO 80112-5205
Attn: President and CEO
Fax: (303) 643-6560

With a copy to:	Oncure Medical Corp.
18100 Von Karman Ave., Ste. 450
Irvine, CA 92612
Att: General Counsel
Fax: (949) 863-8835

To Practice:	Coastal Radiation Oncology Medical Group, Inc.
316 South Stratford Ave., Suite C
Santa Maria, CA 93454
Attn: President
Fax: (805) 541-1653

and	Coastal Radiation Oncology Medical Group, Inc.
100 Casa Street, Suite C
San Luis Obispo, CA 93405
Attn: President
Fax: (805) 925-2182

With a copy to:	Andre, Morris & Buttery, P.C.
1102 Laurel Lane
San Luis Obispo, CA 93401
Attn: J. Todd Mirolla, Esq.
Fax: (805) 543-0752

2.                                              General Provisions.

Reference to and Effect on the Agreement. This Amendment modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and made a part thereof. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties to the Agreement.

3

IN WITNESS WHEREOF, the Parties hereby execute this Amendment as of the Amendment Effective Date.

U.S. CANCER CARE, INC.

By:	/s/ Russell D. Phillips, Jr.
Name:	RUSSELL D. PHILLIPS, JR.
Title:	EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL’ SECRETARY

COASTAL RADIATION ONCOLOGY
MEDICAL GROUP, INC.

By:	/s/ Jeffrey M. Rudnick
Name:	Jeffrey M. Rudnick
Title:	President M.D.

4

AMENDMENT NO. 2 TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”), dated as of March 6, 2012 (the “Execution Date”), is by and between U. S. Cancer Care, Inc., a Delaware corporation (the “Company”) and Coastal Radiation Oncology Medical Group, Inc., a California professional corporation (the “Practice”) to be effective as of the Amendment Effective Date (as defined herein).

RECITALS

A.                                    The Practice is a medical practice that provides Radiation Oncology Services in the State of California.

B.                                    The Company is in the business of providing certain administrative and support services to medical practices, and in providing administrative and clinical staff, space, equipment, furnishings, supplies and inventory to medical practices in connection therewith.

C.                                    The Parties have previously entered into that certain Management Services Agreement dated as of September 15, 2005, as amended (the “Agreement”).

D.                                    The Parties believe it is in their best interests for the Company to enter into a management services agreement (the “CCMO MSA”) with Central Coast Medical Oncology Corp. (“CCMO”) wherein: (1) the Company would provide CCMO with management services related to Radiation Oncology Services at the cancer center being constructed at 1325 E. Church Street, Santa Maria, California 93454 (the “CCMO Cancer Center”): and (2) the Practice would be the exclusive provider of professional Radiation Oncology Services for the CCMO Cancer Center.

E.                                     The Parties desire to amend the Agreement to: (1) remove from management under the Agreement the Cancer Center currently located at 314 S. Stratford Avenue, Santa Maria, California 93454 (the “Santa Maria Cancer Center”) as of the date the Practice ceases to provide Radiation Oncology Services to Patients at the Santa Maria Cancer Center; (2) provide for an exception to the restrictive covenants contained in Sections 2.13 and 3.4 of the Agreement and any other provisions in the Agreement with similar effect in order to allow for the Parties to provide the services noted above to CCMO at the CCMO Cancer Center; and (3) make other conforming changes to effectuate the desire of the Parties contained in these recitals.

F.                                      Terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

Coastal MSA Amendment No. 2

1

1.              Amendment. The Agreement shall be amended as follows:

Section 1.1 Definitions.

(a)                                         New definitions shall be added to the Agreement as follows:

“Adjusted Distribution Pool” shall mean the Distribution Pool (as defined in the CCMO MSA) plus: (1) the amount charged to CCMO with respect to the Company’s cost of capital; (2) the amount charged to CCMO with respect to the Company’s provision of the billing and collection services; and (3) the amount charged to CCMO with respect to physics and dosimetry services and administrative management services to the extent such amount exceeds the amount that would have been charged to the Practice under this Agreement for the same services under the methodology in place prior to the Effective Date.

“Amendment Effective Date” shall mean the date which is the Effective Date (as defined in the CCMO MSA) of the CCMO MSA.

(b)                                         The definition for the following term shall be amended by deleting in the entirety the original definition for such term in the Agreement and replacing such definition with the following:

“Cancer Centers” shall mean as of the date Radiation Oncology Services are no longer provided to Patients at the Santa Maria Cancer Center: (i) the cancer centers located at: (a) 1069 Los Palos Drive, Salinas, CA 93901, (b) 274 Heather Court, Suite A, Templeton, CA 93465, (c) 1240 Westlake Blvd., Suite 103, Westlake, CA 91361, (d) 2230 Lynn Road, Suite 103, Thousand Oaks, CA 91360, (e) 2841 Cabrillo Drive, Ventura, CA 93003, (f) 100 Casa Street, Suite C, San Luis Obispo, CA 93405 and (ii) any future cancer center owned or operated by the Company that is located in the Communities, or upon which the Parties mutually agree.

(c)                                          A new subsection (k) shall be added to the definition of “Operational Expenses” effective as of the six-month anniversary date of the Amendment Effective Date to read as follows:

“(k)                                   obligations of the Company under the leases for the facilities located at 314 S. Stratford Avenue and 316 S. Stratford Avenue, Santa Maria, California 93454 (net of any rent from subtenants or assignees that agree to occupy all or a part of such facilities after the Amendment Effective Date.”

Section 2.13 “Restrictive Covenants of the Company.” shall be amended by adding the following sentences at the end of subsection (a).

“Notwithstanding any restriction to the contrary contained in this Section 2.13 or elsewhere in the Agreement, the Practice consents to the Company providing management services to CCMO for so long as the Practice is the exclusive provider of Radiation Oncology Services to CCMO and acknowledges that the Company will enter into the CCMO MSA as of the even date herewith making the Company the exclusive manager of the Radiation Oncology Services provided at the CCMO Cancer Center on behalf of CCMO.”

2

Section 3.3 “Physician Powers of Attorney.” Shall be amended by adding the following sentence at the end of Section 3.3.

“The Practice and its Physicians providing Professional Radiation Oncology Services at the CCMO Cancer Center shall take all necessary actions such as: providing CCMO with executed powers of attorney, reasonably satisfactory to the Company; completing CMS Form 855R for the reassignment of benefits to CCMO; and amending or terminating any existing documents that would prevent CCMO from billing for the Professional Radiation Oncology Services provided by the Practice at the CCMO Cancer Center.

Section 3.4 “Restrictive Covenants of the Practice.” shall be amended by adding the following sentence at the end of subsection (h).”

“Notwithstanding any restriction to the contrary contained in this Section 3.4 or elsewhere in the Agreement, the Company consents to the Practice providing professional Radiation Oncology Services on behalf of CCMO at the CCMO Cancer Center.”

Section 3.16 “Required Services of the Practice with Respect to CCMO.” shall be added to the Agreement to read as follows:

“The Practice shall provide CCMO with one or more Physicians to provide Radiation Oncology Services and cause such Physicians to take reasonable actions to promptly fulfill CCMO’s obligations with respect to Radiation Oncology Services under Article III of the CCMO MSA attached hereto as Exhibit A.

Section 4.1 “Management Fees.” shall be amended by deleting in its entirety subsection (a)(i) and replacing such subsection as follows:

“(i) a monthly fee for the billing and collection services set forth in Section 2.4(k) at the Cancer Centers (the “Billing and Collection Fees”) equal to $42,900.00. All such costs shall be consistent with the Annual Budget and shall be Operational Expenses; and”

Section 4.2 “Retained Amount” shall be amended by deleting the first sentence of subsection (a) and replacing it as follows:

“(a) Throughout the Term, the Practice shall retain an annual amount equal to 40% of the EBITDA plus 40% of the Adjusted Distribution Pool or the Minimum Retained Amount (as defined in Section 4.2(b), below), whichever is greater (the “Retained Amount”).”

Section 4.2 “Retained Amount.” shall be further amended by adding a new subsection (f) as follows:

“(f) For purposes of making calculations under this Section 4.2 to determine the Retained Amount and Minimum Retained Amount, the Parties acknowledge and agree that forty percent (40%) of the Adjusted Distribution Pool for any applicable time period as well as the CCMO Practice Revenues (as defined in the CCMO MSA) shall be added to the EBITDA and Practice Revenues generated under this Agreement during the corresponding time periods. Within thirty (30) days of the end of the immediately

3

preceding quarter, the Company shall provide the Practice with an accounting for the preceding quarter of the Practice Revenues and Operating Expenses used to calculate the Distribution Pool under the CCMO MSA as well as an accounting of the adjustments applied to the Distribution Pool to derive the Adjusted Distribution Pool,” all in a form and manner reasonably acceptable to the Practice.

2                 General Provisions.

Reference to and Effect on the Agreement. This Amendment modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and made a part thereof. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Parties to the Agreement.

(Remainder of page intentionally left blank)

4

IN WITNESS WHEREOF, the Parties hereby execute this Amendment as of the Execution Date.

U.S. CANCER CARE, INC.

By:	/s/ George P. McGinn
Name:	George P. McGinn
Title:	President and CEO

COASTAL RADIATION ONCOLOGY
MEDICAL GROUP, INC.

By:	/s/ Jeffrey M. Rudnick
Name:	Jeffrey M. Rudnick
Title:	President – Coastal

5

Exhibit A

CCMO MSA

1

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

U.S. CANCER CARE, INC.

AND

CENTRAL COAST MEDICAL ONCOLOGY CORP.

DATED AS OF FEBRUARY 17, 2012

Santa Maria MSA (final)

i

ii

iii

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of February 17, 2012 (the “Execution Date”), is by and between U.S. Cancer Care, Inc., a Delaware corporation (the “Company”), and Central Coast Medical Oncology Corp., a California professional corporation (the “Practice”).

RECITALS

A.               The Practice is a medical practice that currently provides medical oncology services in the State of California and will provide on or prior to the Effective Date Radiation Oncology Services (as defined herein) in the State of California.

B.               The Company is in the business of providing certain administrative and support services to radiation oncology medical practices, and in providing administrative and clinical staff, space, equipment, furnishings, supplies and inventory to radiation oncology medical practices in connection therewith.

C.               The Company and Coastal Radiation Oncology Medical Group, Inc. (“Coastal”), a radiation oncology medical practice, are parties to the certain Management Services Agreement dated as of September 17, 2006 (the “Coastal MSA”) pursuant to which the Company provides radiation oncology medical practice management services to Coastal at cancer centers located in various California communities including Santa Maria.

D.               It is the desire of the Practice to have the Cancer Center (as defined herein) offer to the residents of the Santa Maria area a center for complete oncology services, providing modern equipment and the full spectrum of treatment modalities to serve patient needs. The Company concurs with this objective and wishes to participate in making the Cancer Center a center of medical excellence.

E.               The Practice desires to retain the Company to provide, on an exclusive basis, administrative and support services to the Practice for the Cancer Center (as defined herein), and administrative and clinical staff, space, equipment, furnishings, supplies and inventory to the Practice, but solely for Radiation Oncology Services, so as to permit the Practice to devote its efforts to the rendering of Radiation Oncology Services at the Cancer Center (as defined herein).

F.               The Practice also desires to retain the Company to arrange for Coastal to exclusively provide Professional Radiation Oncology Services to the Practice for the Cancer Center.

G.               It is understood and agreed that the Practice involves the provision of medical oncology services in addition to Radiation Oncology Services. This Agreement is for the exclusive purpose of setting forth the terms and conditions under which the Company will provide the services described herein for the radiation oncology portion of the Practice. This Agreement does not contemplate the Company providing any of the services described herein for the medical oncology portion of the Practice.

1

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1 Definitions.    As used in this Agreement, the following terms have the meanings set forth below.

“ACCC” shall mean the Association of Community Cancer Centers.

“Accountants” shall have the meaning set forth in Section 5.5.

“ACR” shall mean the American College of Radiology.

“Administrative Employees” shall have the meaning in Section 2.6(a).

“Affiliate” shall mean (a) with respect to an individual, any member of such individual’s family residing in the same household; (b) with respect to an entity: (i) any executive officer, manager, director, partner or Person that owns ten percent (10%) or more of the outstanding Capital Stock of or in such entity, or (ii) any brother, sister, brother-in-law, sister-in-law, lineal descendant or ancestor of any executive officer, manager, director, partner or Person that owns ten percent (10%) or more of the outstanding Capital Stock of or in such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, neither the Practice nor any of the Physicians shall be deemed Affiliates of the Company.

“Agreement” shall mean this Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

“Annual Budget” shall have the meaning set forth in Section 2.3.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in Los Angeles, California.

“Business Office Services” shall have the meaning set forth in Section 2.4.

“Cancer Center” shall mean the Mission Hope Cancer Center located at 1325 E. Church Street, Santa Maria, CA 93454 and any future cancer center owned or operated by the Company that is located in the Community, or upon which the Parties mutually agree. For

2

purposes of this Agreement, the term “Cancer Center” shall be limited to those portions of the Cancer Center located at 1325 E. Church Street, Santa Maria, CA 93454, in which Radiation Oncology Services are provided.

“Clinical Employees” shall have the meaning set forth in Section 2.6(a).

“CMS” shall mean the Centers for Medicare and Medicaid Services, an agency of the United States Department of Health and Human Services, and any successor thereto.

“Coastal” shall have the meaning set forth in the recitals.

“Coastal MSA” shall have the meaning set forth in the recitals.

“Collateral” shall have the meaning set forth in Section 5.6(a).

“Community” shall mean the city of Santa Maria, California.

“Company” shall mean U.S. Cancer Care, Inc., a Delaware corporation.

“Company Account” shall have the meaning set forth in Section 5.7.

“Company Expense” shall mean any expense of the Company which is not an Operational Expense or a Practice Expense. Company Expense shall include, without limitation, the following:

(a)              all costs and expenses that the Company incurs in connection with assisting the Practice with the Practice’s efforts related to the Cancer Center to comply with all appropriate rules and regulations imposed by managed care programs, Third-Party Payors, governmental agencies and accreditation bodies, including without limitation, TJC, ACR and ACCC;

(b)              salaries, benefits (including any deferred compensation) and other costs relating to the employment or engagement by the Company of any director or executive officer of the Company (or Person serving in a similar capacity); and

(c)               such other costs and expenses expressly set forth in the Annual Budget as Company Expenses.

For purposes of this definition, the term “Company” shall mean, collectively, the Company and its Affiliates.

“Company Indemnitees” shall have the meaning set forth in Section 9.4(a).

“Company Lender” shall mean any Person that makes funds available to the Company or any Affiliate of the Company to borrow (including, without limitation, General Electric Capital Corporation).

3

“Company Lender Loan” shall mean any loan agreement between the Company or any Affiliates and a Company Lender.

“Company Permits” shall have the meaning set forth in Section 7.2(d).

“Company Representatives” shall have the meaning set forth in Section 4.1.

“Company Taxes” shall have the meaning set forth in Section 8.2(a).

“Confidential Information and Trade Secrets” shall mean (a) the material terms of this Agreement or any other written agreement between the Parties, and (b) any confidential or secret information concerning (i) any trade secrets, new product developments, special or unique processes or methods of the Company or any of its Affiliates or of the Practice or any of its Affiliates, as the case may be, (ii) any sales, advertising or other concepts or plans of the Company or any of its Affiliates or of the Practice or any of its Affiliates, as the case may be, (c) records (other than patient medical records), patient lists, reports and other documents pertaining to the Management Services, (d) the systems, protocols, policies, procedures, manuals, reports, data bases, documents, instruments and other materials used by the Company or any of its Affiliates or by the Practice or any of its Affiliates, as the case may be, (e) all other professional or business information developed by or on behalf of the Company or any of its Affiliates or by the Practice or any of its Affiliates, as the case may be, including items produced by the Physicians, and (f) all financial statements and reports produced by the Company or any of its Affiliates or by the Practice or any of its Affiliates in connection with this Agreement.

“Depository Bank” shall mean Wells Fargo Bank, National Association or other institution designated by the Company.

“Distribution Pool” shall mean Practice Revenues minus Operational Expenses.

“Division” shall mean a division within the Practice as existing from time to time in accordance with the Bylaws of the Practice which, as of the Execution Date, consist of the following: the Medical Oncology Division and the Radiation Oncology Division.

“Division Physicians” shall mean the Physicians assigned to each Division from time to time.

“Effective Date” shall mean the earliest practicable date after: (a) the Cancer Center’s linear accelerator has been commissioned for use by the State of California; (b) CMS has approved reassignment of payment to the Practice pursuant to CMS Form 855R for the Coastal Physicians providing Radiation Oncology Services at the Cancer Center; and (c) the Practice qualifies as a “group practice” as defined in the federal physician self referral laws at 42 USC Section 1395nn and applicable regulations and any similar laws of the State of California.

“Event of Default” shall have the meaning set forth in Section 6.2.

“Execution Date” shall have the meaning set forth in the preamble.

“FF&E” shall have the meaning set forth in Section 2.2(a).

4

“GAAP” shall mean U.S. generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a majority of the accounting profession that are applicable to the circumstances as of the date of determination.

“General Management Services Fee” shall have the meaning set forth in Section 5.1(a).

“Government Receivables” shall mean all accounts receivable generated from services rendered to beneficiaries under the Medicare, Medicaid and other state and federal programs, which services are reimbursable under any of such programs.

“Governmental Authority” shall mean any (a) federal, state, city, local or municipal government (or any political subdivision of any thereof), or (b) governmental or quasi-governmental authority exercising any statutory, administrative, arbitral, judicial, legislative, police, regulatory, or taxing authority or power.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” shall have the meaning set forth in Section 9.5.

“Indemnifying Party” shall have the meaning set forth in Section 9.5.

“Joint Governing Board” shall have the meaning set forth in Section 4.1.

“Law” shall mean any statute, ordinance, code, rule, regulation or court order enacted, adopted or promulgated by any Governmental Authority.

“Lien” shall mean any security agreement, financing statement (whether or not filed), mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or other security interest, encumbrance, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, limitation, exception to or other title defect in or on any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale, lease, consignment, or bailment given for security purposes, trust receipt or other title retention agreement with respect to any property or asset of such Person, whether direct, indirect, accrued or contingent.

“Lockbox Account Agreement” shall have the meaning set forth in Section 5.7.

“Loss” shall have the meaning set forth in Section 9.4(a).

“Management Services” shall have the meaning set forth in Section 2.1.

“Material Adverse Effect” shall mean any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions could

5

reasonably be expected to have, or has had, a material adverse effect on (a) the business, property, operations, condition (financial or otherwise), results of operations or prospects of the Company or the Practice, as applicable; or (b) the validity or enforceability of (i) this Agreement or (ii) the rights and remedies of the parties hereunder. For purposes of this Agreement, a Material Adverse Effect shall not include: (A) any change or effect that results from conditions, events or circumstances generally affecting the industries in which the Company or the Practice operates or the economy in general; (B) any action or change specifically permitted or required by the provisions of this Agreement; or (C) the transactions contemplated by this Agreement or the performance hereof.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medical Oncology Division” shall mean that portion of the Cancer Center providing medical oncology services.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“New Physician” shall have the meaning set forth in Section 3.7.

“Operational Expenses” shall mean, for any fiscal period, all of the following expenses and costs (other than the Company Expenses and the Practice Expenses) incurred by the Company in connection with the provision of Management Services to the Practice for the Cancer Center pursuant to this Agreement, determined on an accrual basis of accounting in accordance with GAAP:

(a)         salaries, benefits (including, without limitation, any deferred compensation) and other costs (including, without limitation, costs pertaining to training and education) relating to the employment or engagement by the Company of all Personnel;

(b)         obligations of the Company under the Santa Maria Sublease;

6

(c)          obligations of the Company under the lease agreements related to 314 S. Stratford Avenue, Santa Maria, CA 93454 and 316 S. Stratford Avenue, Santa Maria, CA 93454 until the earlier of termination of such lease(s) or six (6) months from the Effective Date of this Agreement;

(d)         medical and office supply expenses;

(e)            utility expenses and all other costs relating to the Cancer Center, including, without limitation, costs of repairs, maintenance, telephone, janitorial services and refuse disposal;

(f)             the cost and expense of FF&E, Required Improvements and all costs and expenses associated therewith;

(g)            the Company’s cost of capital (which shall be equal to the average cost of borrowing as reflected in the most recent published financial statements of OnCure Holdings, Inc.) relating the purchase of FF&E;

(h)         insurance premiums and deductibles for the insurance described in Sections 9.1 and 9.2; provided, however, insurance premiums and deductibles for professional liability insurance required to be carried by the Practice pursuant to Section 9.1 will be considered an Operational Expense only to the extent they relate to Radiation Oncology Services;

(i)             cost of all liability insurance;

(j)            the Company’s cost to provide the Business Office Services;

(k)         the Company’s cost to provide physics and dosimetry services for the Cancer Center;

(l)           depreciation expense with respect to any capital assets used in the operation of the Cancer Center all determined in accordance with GAAP; and

(m)     such other costs and expenses expressly set forth in the Annual Budget as Operational Expenses.

“Patients” shall mean all individuals seeking Radiation Oncology Services from the Practice or any Physician in the Community.

“Parties” shall mean the Company and the Practice collectively.

“Party” shall mean any party to this Agreement.

“Payor Instruction Letter” shall have the meaning set forth in Section 5.7.

“Permits” shall have the meaning set forth in Section 7.1(d)(ii).

7

“Person” shall mean any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Personnel” shall mean collectively the Clinical Employees and the Administrative Employees.

“Physician” shall mean each individual who (a) is duly licensed to practice medicine in the State of California and (b) provides Radiation Oncology Services under the direction of the Practice at or on behalf of the Cancer Center.

“Practice” shall have the meaning set forth in the preamble.

“Practice Area” shall mean that area within a thirty (30) mile radius of the Cancer Center.

“Practice Expense” shall mean any cost or expense of the Practice which is not an Operational Expense or a Company Expense including, without limitation, the following:

(a)         all salaries, benefits (including deferred compensation and health insurance) and other costs relating to the employment or engagement of a physician (including physician independent contractors providing medical oncology services at the Cancer Center);

(b)         all federal, state or local income and employment taxes of the Practice and the costs of preparing its federal, state or local income and employment tax returns;

(c)          all costs of membership in professional associations and continuing professional education expenses, including subscriptions, for the physicians providing medical oncology services at the Cancer Center;

(d)         all liability judgments (including, without limitation, in connection with a medical malpractice claim) assessed against the Practice (to the extent not covered by insurance);

(e)          all personal expenses of physicians providing medical oncology services at the Cancer Center, including travel and entertainment expenses;

(f)           licensure fees and board certification fees for providing medical oncology services at the Cancer Center;

(g)          all dues and fees for hospital and medical staff memberships of the physicians providing medical oncology services at the Cancer Center;

(h)         the cost and expense to retain qualified locum tenums to provide medical oncology services to all Patients seeking such treatment at the Cancer Center;

8

(i)             the Practice Review Expense, subject to the provisions of Section 5.5; and

(j)            such other costs and expenses expressly set forth in the Annual Budget as Practice Expenses.

“Practice Indemnitees” shall have the meaning set forth in Section 9.4(b).

“Practice Lockbox Account” shall have the meaning set forth in Section 5.7.

“Practice Representatives” shall have the meaning set forth in Section 4.1.

“Practice Revenues” shall mean, for any fiscal period, (a) all cash received (net of adjustments, refunds, recoupment claims, repayments, fines, penalties, assessments, levies, disgorgements, restitutions or other payments or allowances made to any federal, state or local governmental agency or other payor, and contractual allowances) by or on behalf of the Practice or the Professional Staff as a result of the provision of Radiation Oncology Services subsequent to the Effective Date and (b) all cash received (net of adjustments, refunds, recoupment claims, repayments, fines, penalties, assessments, levies, disgorgements, restitutions or other payments or allowances made to any federal, state or local governmental agency or other payor, and contractual allowances) by the Practice or the Professional Staff in their capacity as employees of the Practice and rendered incident to this Agreement subsequent to the Effective Date, whether received in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Medicare, Medicaid or Patients, including, but not limited to, payments received under any capitation arrangement.

“Practice Review Expense” shall have the meaning set forth in Section 5.5.

“Practice Taxes” shall have the meaning set forth in Section 8.2(b).

“Professional Staff” shall mean the Physicians arranged by the Company from Coastal together with the Clinical Employees.

“Radiation Oncology Division” shall have the meaning set forth in Section 2.1.

“Radiation Oncology Services” shall mean all radiation oncology services, of a routine and emergency nature, presently or hereafter provided by Coastal on behalf of the Practice or the Professional Staff at or on behalf of the Cancer Center and the performance of all services ancillary thereto.

“Receivable” shall mean, as of any date of determination thereof, with respect to the Practice, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles or otherwise) arising out of the sale or lease of goods or the provision of Radiation Oncology Services including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Practice or the Physicians as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any other Person. Rights to payment, accounts and other forms of consideration

9

relating to the performance of medical oncology services are not “Receivables” for the purpose of this Agreement.

“Required Improvements” shall mean all servicing, repair, cleaning and maintenance and repairs of the FF&E to ensure it is in good condition and repair and adequate for the provision of Radiation Oncology Services by the Practice; including, but not limited to, maintenance of all radiation equipment by adequately trained and licensed professionals in accordance, in all material respects, with all Laws pertaining to hazardous materials.

“Retained Amount” shall have the meaning set forth in Section 5.2.

“Santa Maria Sublease” shall mean that certain Sublease Agreement entered into as of February 17, 2012, by and between the Company and the Practice, as the same may be amended, modified or supplemented from time to time, regarding the sublease of the facility located at 1325 E. Church Street, Santa Maria, CA 93454.

“Secured Obligations” shall have the meaning set forth in Section 5.6(a).

“Term” shall have the meaning set forth in Section 6.1.

“Third-Party Payors” shall mean any governmental entity, insurance company, health maintenance organization, preferred provider organization employer or other Person or similar entity that is obligated to make payments with respect to a Receivable.

“TJC” shall mean The Joint Commission, which accredits hospitals and other health care organizations.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of California; provided that if, by reason of applicable Law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

SECTION 1.2        Rules of Construction. Unless the context otherwise requires:

(a)         “or” is not exclusive;

(b)         words in the singular include the plural, and words in the plural include the singular;

(c)          the words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”;

(d)         “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or clause where such terms may appear;

10

(e)          references to sections mean references to such section in this Agreement, unless stated otherwise; and

(f)           the use of any gender shall be applicable to all genders.

ARTICLE II

OBLIGATIONS OF THE COMPANY

SECTION 2.1                     Management Services. Nothwithstanding Article IV, the Company shall provide to the Practice the management services, Personnel, office space, equipment and supplies for the Radiation Oncology Services provided at the Cancer Center as set out in this Article II (referred to collectively as the “Management Services”). However, only the Practice and Coastal (through Coastal radiation oncologists in their capacity as a Physician performing Radiation Oncology Services in the Cancer Center), will perform the medical functions associated with the Cancer Center, including the provision of Radiation Oncology Services. . The Company will have no authority, directly or indirectly, to perform any management services for the Medical Oncology Division of the Practice. The Company will have no authority, directly or indirectly, to perform, and will not perform, any medical function. The Company may, however, advise the Practice and Coastal (through its operation of the Radiation Oncology Division (the “Radiation Oncology Division”) of the Cancer Center) as to the relationship (if any) between its performance of medical functions and the overall administrative and business functioning of the Cancer Center. To the extent that any of the Clinical Employees assist the Practice and the Coastal radiation oncologists in performing medical functions, such Clinical Employees shall be subject to the professional direction and supervision of the Practice (for the Medical Oncology Division) and the Coastal radiation oncologists (for the Radiation Oncology Division) of the Cancer Center and in the performance of such medical functions, shall not be subject to any direction or control by, or create any liability on behalf of the Company, except as may be specifically authorized in writing by the Company.

SECTION 2.2                     Furniture, Fixtures, Equipment and Supplies.

(a)                                 The Company agrees to provide to the Practice those supplies and items of furniture, fixtures and equipment as are sufficient in nature, quality and quantity for the proper delivery of Radiation Oncology Services to Patients at the Cancer Center and which are necessary and/or appropriate for the Practice’s operations at the Cancer Center during the Term, or as are reasonably requested by the Practice, and in each case as are contemplated by the Annual Budget (all such items of furniture, fixtures, equipment and supplies are collectively referred to hereinafter as the “FF&E”). Title to the existing, additional and replacement FF&E shall be in the name of the Company, any Affiliate of the Company, or any of their respective nominees or a leasing company. The Company shall be responsible for ensuring that all (x) Required Improvements and (y) capital improvements to the FF&E that are contemplated by the Annual Budget, are promptly made as may be necessary to maintain the FF&E in good working condition and repair. The cost and expense of such Required Improvements shall be deemed an Operational Expense.

11

(b)                                 The Practice shall not, and each Physician in its Divisions will agree not to, make any changes, alterations or additions to the FF&E without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 2.3                     Financial Planning and Goals. At least thirty (30) days before the beginning of each calendar year during the Term beginning with 2013, the Company will prepare, in consultation with the Practice an annual budget (the “Annual Budget”) for the Radiation Oncology Services provided at the Cancer Center. The Annual Budget shall set forth an estimate of the Practice’s revenues and Operational Expenses related to the Radiation Oncology Services provided at the Cancer Center for the upcoming fiscal year. The Practice shall review the proposed Annual Budget and either approve the proposed Annual Budget or request any changes within fifteen (15) days after receiving the proposed Annual Budget. The parties shall work diligently to finalize the Annual Budget before the beginning of the next fiscal year after taking into account such requested changes. The revised and approved Annual Budget shall be adopted by the Practice and thereafter may be revised or modified only in consultation with the Company. The parties acknowledge and agree that the initial Annual Budget commencing on the Effective Date and ending on December 31, 2012 is attached hereto as Exhibit A. Each Annual Budget thereafter shall be subject to review and approval of the Practice. In the event that the Company and the Practice are unable to approve any Annual Budget within fifteen (15) days before the beginning of the calendar year to which such Annual Budget relates, such dispute shall be settled by the Joint Governing Board and the Annual Budget in respect of the preceding calendar year shall be annualized, if necessary, and deemed the Annual Budget for such new calendar year pending the determination of the Joint Governing Board. Neither Party shall be permitted to make any expenditure that is: (a) not included in the Annual Budget if such expenditure is greater than $100,000 individually or in the aggregate with all other expenditures that were not included in the Annual Budget and all other expenditures that exceed their identified amount in the Annual Budget (but only to the extent of such excess); or (b) set forth in the Annual Budget if such expenditure is greater than $100,000 of the amount approved for such expenditure in the Annual Budget individually or in the aggregate with all other expenditures that exceed their identified amount in the Annual Budget (but only to the extent of such excess) and all other expenditures that where not included in the Annual Budget. The Annual Budget for any fiscal year or other time period may be amended or modified only by a written agreement executed by each of the Parties.

SECTION 2.4                     Business Office Services. Provided that the Practice will at all times be responsible for the medical care of Patients, the Practice appoints the Company as its sole and exclusive manager and administrator of all business functions and services related to the operation of, and the Radiation Oncology Services provided at, the Cancer Center during the Term, including, but not limited to, all computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, janitorial and cleaning services and other management services listed below in this Section (collectively, the “Business Office Services”). The Company hereby is expressly authorized to perform the Business Office Services on behalf of the Practice and shall perform such Business Office Services in a reasonably competent, professional and ethical manner, as necessary, to meet the day-to-day requirements of the non-medical business and non-medical Radiation Oncology Services functions of the Cancer Center; provided, that the costs associated with providing such services

12

are consistent with the Annual Budget. Without limiting the generality of the foregoing, the Company shall perform the following functions:

(a)                                 Accounting, bookkeeping and accounts payable processing.

(b)                                 Materials management, including purchase and stocking of office and medical supplies at levels reasonably necessary for the provision of Radiation Oncology Services.

(c)                                  Human resources management, including recruitment of any necessary additional Clinical Employees and Administrative Employees that are contemplated by the Annual Budget or as mutually agreed by the Parties.

(d)                                 Provide qualified support sufficient to assure the proper and efficient functioning of all hardware and software components of the information systems, and medical equipment utilized in connection with the Cancer Center.

(e)                                  Provide financial auditing services reasonably necessary for billing purposes and for compliance with Medicare and Medicaid, managed care contracts, and other federal, state, or private payor reimbursement programs or plans.

(f)                                   Evaluate, negotiate and administer all managed care contracts and other third-party payor contracts on behalf of the Practice, all such contracts being subject to approval by the Practice.

(g)                                  Provide ongoing assessment of business activity, including patient satisfaction.

(h)                                 Order and purchase all medical and office supplies required in the day-to-day operation of the Practice at the Cancer Center and contemplated by the Annual Budget or as mutually agreed by the Parties.

(i)                                     Provide a computer management information system, including on-site and off-site computer hardware and software license and support costs, for the provision of Billing and Collection Services.

(j)                                    Provide such other services as are reasonably necessary for the Practice to assure the efficient delivery of Radiation Oncology Services.

(k)                                 Recognizing the Practice will be responsible for the ultimate decisions regarding coding and billing procedures, bill and collect all global fees for services furnished to Patients. The Practice hereby irrevocably appoints the Company its lawful attorney-in-fact, with full authority in the place and stead of the Practice and in the name of the Practice, the Company or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), for the following purposes:

13

(i)                               to bill patients for Radiation Oncology Services on behalf of the Practice in the name of the Cancer Center and/or the Practice, and in the name of and on behalf of any Physician;

(ii)                            to bill for Radiation Oncology Services on behalf of the Practice in the name of the Cancer Center and/or the Practice, and in the name of and behalf of any Physician, all claims for reimbursement or indemnification from insurance companies, Medicare and Medicaid, and all other Third-Party Payors or fiscal intermediaries for all goods and services provided by the Practice or the Professional Staff;

(iii)                         to collect Receivables on behalf of the Practice in the name of the Cancer Center and/or the Practice, and in the name of and on behalf of any Physician, (provided that collecting such Receivables is not prohibited by Law);

(iv)                        to settle, compromise or release in whole or in part any amounts owing on the Receivables;

(v)                           to receive, on behalf of the Cancer Center, the Practice and any Physician, payments from patients, insurance companies and all other payors with respect to Radiation Oncology Services rendered by the Practice and Professional Staff, and the Practice shall forward any such payments received by it or any Physician to the Company for deposit;

(vi)                        other than with respect to Government Receivables where applicable, to take possession of and endorse, in the name of the Cancer Center, the Practice or any Physician, any notes, checks, money orders, insurance payments and any other instruments received as payment of such Receivable;

(vii)                     to direct all Third-Party Payors, other than Medicare or Medicaid, to deposit all payments with respect to Receivables in the Company Account by wire transfer;

(viii)                  to initiate (subject to the approval of the Practice) and pursue legal proceedings in the name of the Cancer Center and Practice, to collect any accounts and moneys owed to the Cancer Center and Practice or any Physician, to enforce the rights of the Cancer Center and Practice as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by Governmental Agencies (or their fiscal intermediaries) as third-party payors; and

(ix)                        to cooperate with and exchange all financial information with the Medical Oncology Division of the Practice.

14

SECTION 2.5                     Financial Statements. The Company shall promptly prepare in accordance with GAAP, and deliver to the Practice monthly financial statements, within forty-five (45) days after the end of each month and year-end financial statements within ninety (90) days after the end of each fiscal year, which fully and accurately reflect, in all material respects, the business operations of the Radiation Oncology Division of the Cancer Center, including but not limited to Practice Revenues, Operational Expenses and Distribution Pool for such period. Such year-end financial statements shall be prepared in accordance with GAAP. The Practice shall be entitled to audit such financial reports and any and all supporting documentation at any time, at its own cost; provided, however, in the event that the audit reveals a discrepancy of five percent (5%) or more in any amounts payable under this Agreement, the Company shall pay the Practice’s expenses in connection with such audit. The Company shall also prepare and deliver with such financial statements, a report setting forth: (i) Receivables and aging reports; (ii) billings and census reports; and (iii) such other financial information as shall be mutually agreed to by the Practice and the Company.

SECTION 2.6                     Personnel.

(a)                                 Subject to the provisions of Section 2.6(d) below, the Company shall employ and provide to the Cancer Center and the Practice all personnel (other than the Physicians which shall remain employees of Coastal) (i) as are sufficient in number and ability for the proper operation of the Radiation Oncology Division of the Cancer Center and (ii) whose salaries, benefits (including deferred compensation) and other costs of employment are contemplated by the Annual Budget, including, without limitation: (1) all nurses, therapists, physicists, medical records personnel and other medical support personnel (referred to collectively as the “Clinical Employees”); and (2) all business office personnel (i.e., clerical, secretarial, bookkeeping and revenue collection personnel) as are necessary for the maintenance of patient records, scheduling of Radiation Oncology Services, collection of Receivables and maintenance of the financial records of the Cancer Center to the extent directly related to the provision of Radiation Oncology Services at the Cancer Center (referred to collectively as the “Administrative Employees”). The Company shall not unreasonably withhold, condition or delay its consent to requests by Physicians of the Radiation Oncology Division for additional Personnel in the Radiation Oncology Division. The Company shall determine the salaries and fringe benefits of all such Personnel provided under this section consistent with the Annual Budget.

(i)                               The Clinical Employees shall constitute and be treated as leased employees of the Practice under Chapter 15, Section 60.1(B) of the Medicare Benefits Policy Manual (CMS Pub. 100-2), as amended from time to time, and the Practice shall have, and agrees to exercise, such supervision and control over the Clinical Employees as may be required by CMS (including without limitation by the provisions of Section 2050.1C of the Medicare Carriers Manual, as amended from time to time) so that the Practice may bill Medicare for the services of the Clinical Employees under the Physicians’ or the Practice’s, as the case may be, Medicare provider number(s).

(ii)                            The Company shall use all commercially reasonable efforts to ensure that, at all times during the Term, each Clinical Employee

15

shall be (1) appropriately licensed, certified or registered, as the case may be, by the State of California or, as appropriate, to assist the Physicians in the provision of Radiation Oncology Services; (2) qualified by virtue of their training and/or experience to assist the Physicians in the provision of Radiation Oncology Services; and (3) if the Practice reasonably determines, individually credentialed by one or more hospitals in the Community.

(b)                                 The Company shall be responsible for the assignment of all such Personnel to perform services at the Cancer Center; provided, however, that the Company shall, at the Practice’s or a Physician’s reasonable request, reassign or replace any Personnel who are not, in the Practice’s or a Physician’s judgment, adequately performing the required services or in the event the Practice or Physician determines, reasonably and in good faith, that such individual should no longer work on behalf of the Practice and Physician. Neither the Practice, Physicians, nor the Company shall discriminate against such Personnel on the basis of race, religion, age, sex, disability or national origin in violation of any applicable Law.

(c)                                  Notwithstanding anything to the contrary contained herein, at all times during the Term, the Personnel shall be deemed employees or independent contractors of the Company and not the Practice.

(d)                                 The Practice, all Physicians and the Company shall mutually agree upon the hiring and termination of the Personnel. The Company shall seek the advice and input of the Practice and all Physicians on an ongoing basis (in no event less than annually) concerning the disciplining and performance of, and the determination of salary increases and/or bonuses for, the Personnel, and the Company shall respect the opinion of the Practice and all Physicians as to all such matters whenever possible, recognizing that the efficient operation of the Practice depends in large part upon the close relationship of the Physicians and the Personnel.

(e)                                  The Company or an Affiliate thereof shall be responsible for the provision of all record keeping, payroll accounting, payroll taxes, workers compensation insurance, unemployment insurance, retirement plans, group insurance benefits, and any other payroll or benefit program provided to the Personnel.

SECTION 2.7                     Cancer Center. The Company hereby grants the Practice an exclusive license, in conjunction with the Company and Coastal, during the Term, to use the Cancer Center, subject to the terms and conditions of the Santa Maria Sublease, for the provision of Radiation Oncology Services. The Company covenants that it will use all commercially reasonable efforts not to default in any material respect under the Santa Maria Sublease. The Practice shall not make any changes, alterations or additions to the Cancer Center without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Practice shall use and occupy the Cancer Center (a) subject to the terms and conditions of the Santa Maria Sublease, (b) exclusively for the provision of Radiation Oncology Services and ancillary services, such as imaging, laboratory, cyclotron, and support services through Coastal, and (c) in compliance, in all material respects with all applicable Laws. It is expressly acknowledged by the Parties that the medical practice or practices conducted at the Cancer Center shall be conducted solely by Physicians associated with Coastal, and no other

16

physician or medical practitioner shall be permitted to use or occupy the Cancer Center without the prior written consent of the Company and Coastal, which consent shall not be unreasonably withheld, conditioned or delayed. The license granted under this Section 2.7 shall terminate with respect to the Cancer Center on the date that the Santa Maria Sublease has expired or been terminated, or this Agreement has expired or been terminated.

SECTION 2.8                     Files and Records.

(a)                                 Subject to the succeeding paragraph, the Company shall maintain all files and records relating to the operation of the Cancer Center and Radiation Oncology Division of the Practice, including, but not limited to, customary financial records and Patient files. The Company shall use its best efforts to manage all files and records in material compliance with all applicable Laws (including state and federal laws concerning confidentiality of such records), which files and records shall be located so that they are readily accessible for Patient care, consistent with ordinary records management practices. The Practice and all Physicians shall have full access to such records during the Term. Upon termination or expiration of this Agreement, if the Practice or a Physician shall request copies of medical files and records relating to Patients, the Company shall promptly furnish a copy of such files and records if still maintained by and available to the Company.

(b)                                 The Practice, through Coastal, shall supervise the preparation of, and direct the contents of, Patient medical records, all of which shall be and remain confidential and the property of the Practice. The Practice shall establish and enforce reasonable procedures to ensure that the Professional Staff properly prepare and complete medical records for all Patients in material compliance with all applicable Laws, the medical staff bylaws, rules and regulations of the Company, and the rules and regulations of any Third-Party Payors with which the Company may contract or affiliate from time to time. All such Patient records shall be maintained for the periods required by, and in material compliance with, applicable Laws. The Company shall have reasonable access to such records and, subject to applicable Laws and accreditation policies, the Company shall be permitted to retain true and complete copies of such records.

SECTION 2.9                     Recruitment of New Physicians. At the reasonable request of Coastal on behalf of the Practice, the Company shall perform administrative services relating to the recruitment of physicians to be engaged by Coastal for the provisions of Radiation Oncology Services on behalf of the Practice at the Cancer Center.

SECTION 2.10              Expansion of the Practice. The Company shall assist the Practice in evaluating and adding additional office space, new Cancer Centers, new office-based procedures and services, and new or additional ancillary or other professional services, as provided for in the Annual Budget or otherwise approved by the Company and the Practice.

SECTION 2.11              practice Assessment and Consulting Services. The Company shall assess the Practice’s and Physician’s performance as they relate to Radiation Oncology Services including patient satisfaction. The Company shall develop systems to track revenues, expenses, utilization, quality improvement, Practice and Physician productivity and patient satisfaction. The Company shall arrange for or provide business and financial management consultation and

17

advice reasonably requested by the Practice or Physician and directly related to the operations of the Cancer Center pursuant to this Agreement.

SECTION 2.12              Managed Care Contracting.

(a)                                 The Company shall review all proposed managed care contracts and provide recommendations to the Practice and the Physicians regarding whether the participation in such managed care contracts is consistent with the Annual Budget. The Company shall meet and confer with the Practice and Physicians regarding proposed managed care contracts for Radiation Oncology Services. The Practice shall execute only such managed care contracts as may be consistent with the Annual Budget (unless otherwise approved by the Company) and shall (and shall cause the Professional Staff to) abide by the terms of any such contract. Notwithstanding the foregoing, no Party shall execute a managed care contract pertaining to Radiation Oncology Services to be provided at the Cancer Center without the other Party’s and Coastal’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide all ancillary and supportive services, equipment, and personnel which may be required of the Practice, the Physician(s) and the Cancer Center from time to time by any of the Practice’s managed care contracts, payors, and accreditation bodies; provided, however, that the cost of the foregoing shall be deemed an Operational Expense.

SECTION 2.13              Restrictive Covenants of the Company.

(a)                                 Neither the Company nor any of its Affiliates shall provide space, furnishings, facilities, equipment, supplies, services or personnel similar to those provided to the Practice under this Agreement, directly or indirectly, to any Person or entity (other than the Practice and Coastal) in connection with the provision of Radiation Oncology Services to patients in the Practice Area or the Community, without providing the Practice with appropriate prior written notice and the opportunity to provide such Radiation Oncology Services on terms no less favorable than those proposed to be offered to such Person. In the event the Practice elects to provide Radiation Oncology Services at any such new medical facility, then such facility shall be deemed a Cancer Center hereunder.

(b)                                 The Company shall not take any action to disparage or criticize the Physicians, the Practice or any of its employees, officers, directors, owners or patients.

(c)                                  Each Party hereby agrees that the provisions of this Section 2.13 are independent of all other covenants or agreements between the Parties and shall remain enforceable regardless of any claim or determination with respect to, or breach of, any other agreement between the Parties.

(d)                                 Each Party hereby acknowledges that in the event of any breach or threatened breach by the Company of any of the provisions of this Section 2.13, the Practice would not have an adequate remedy at Law and could suffer substantial and irreparable damage. Accordingly, the Company hereby agrees that, in such event, the Practice shall be entitled, and notwithstanding any election by the Practice to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or

18

threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies that the Practice may have at Law or in equity. The Company hereby waives any requirement that the Practice post a bond in connection with any claim for relief under this Section 2.13.

(e)                                  Any term or provision of this Section 2.13 that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Section 2.13 or affecting the validity or enforceability of any of the terms and provisions of this Section 2.13 in any other jurisdiction. Each of the Parties hereby agrees that the provisions set forth in this Section 2.13 are reasonable under the circumstances, and further agrees that, if in the opinion of any court of competent jurisdiction any provision herein is determined to be excessively broad as to duration, activity, subject or otherwise incompatible with applicable Law, said court is authorized and requested to modify such provision so as to cause it to be not excessively broad or incompatible with applicable Law, and to enforce such provision as modified.

(f)                                   For purposes of this Section 2.13, the term “Practice” shall mean, collectively, the Practice and its Affiliates.

SECTION 2.14              Payment of Operational Expenses. As more fully set forth in Article V, each Operational Expense shall be paid out of Practice Revenues and the Company shall have the authority to pay each such Operational Expense from the Company Account.

SECTION 2.15              Company Expenses. The Company shall be solely responsible for the payment of all Company Expenses.

ARTICLE III

OBLIGATIONS OF THE PRACTICE

SECTION 3.1                     Required Services and Service Hours.

(a)                                 Unless otherwise agreed to by each of the Parties, at all times during the Term, the Practice shall ensure that: (i) a Physician is readily available to provide comprehensive Radiation Oncology Services at the Cancer Center during normal business hours, as reasonably established by agreement of the Practice and the Physician(s) (the Practice may retain, at its sole cost and expense, qualified locum tenens to provide such services in the event of the unavailability of a Coastal radiation oncologist); (ii) each Patient seeking Radiation Oncology Services at the Cancer Center is treated in a timely manner; and (iii) a Physician shall be readily available at the Cancer Center, at all times, when a Patient is being treated.

(b)                                 To perform medical education services on behalf of the residents of the Practice Area including outreach services and developing communication programs.

(c)                                  To conduct medical research benefitting the residents of the Practice Area.

(d)                                 The Practice shall organize and conduct a tumor board for the Practice Area.

19

(e)                                  The Practice shall organize and conduct a Cancer Committee to oversee and advise on the operations of the Cancer Center.

(f)                                   The Practice shall seek to obtain national certification for the Cancer Center from the American College of Surgeons.

(g)                                  The Practice shall establish an affiliation with the University of California Los Angeles School of Medicine Tori Program, and other programs, for the purpose of performing clinical trials in the Practice Area.

(h)                                 The Practice shall establish a program of quality management/quality control for the operations of the Cancer Center.

(i)                                     The Practice shall work with local agencies and institutions to facilitate the treatment of indigent and underinsured/uninsured patients in need of the services offered at the Cancer Center.

(j)                                    The Practice shall participate in cancer screening initiatives for patients of the Practice Area.

(k)                                 The Practice shall develop, coordinate and perform physician education initiatives in the Practice Area.

(l)                                     The Practice shall coordinate the Cancer Center Support Services program for the benefit of all Cancer Center patients. The Support Services program will include the services of Nurse Navigators, dieticians, social workers, palliative care providers and volunteers.

(m)                             The Practice will provide input to public and private strategic planning initiatives relating to development of health services for the Practice Area as the health care industry undergoes changes during the term of this Agreement.

SECTION 3.2                     Professional Standards.

(a)                                 The professional Radiation Oncology Services provided by the Practice and the Professional Staff shall be performed solely by or under the supervision of a Physician licensed to practice medicine in the State of California or, as appropriate, and shall at all times be provided in a professional and ethical manner, in accordance with prevailing standards of medical practice, and in compliance with all Laws governing the practice of medicine or the provision of Radiation Oncology Services at the Cancer Center. The Practice and Physicians shall, with the assistance of the Company if so requested, resolve in a reasonable manner any utilization management or quality improvement issues (as described more fully in Section 3.11) which may arise in connection with the provision of Radiation Oncology Services of the Cancer Center.

(b)                                 If any disciplinary actions or professional liability actions are initiated against the Practice, any Physician or any Professional Staff, the Practice or Physician (as applicable) shall promptly inform the Company of such action and the underlying facts and circumstances and provide the Company with copies of all documents received by the Practice,

20

Physician(s) or any Professional Staff with respect to any such action, within five (5) Business Days of receipt thereof. The Company shall similarly inform the Practice and all Physicians of any such disciplinary actions or professional liability actions initiated against the Practice, the Physician(s) or any Professional Staff, of which it first becomes aware and provide the Practice, promptly and Physician(s) upon receipt thereof but in any event within five (5) Business Days, with copies of all documents received by the Company with respect to any such action.

(c)                                  The Practice and Coastal shall establish and maintain reasonable procedures to assure the consistency and quality of all professional medical services provided by Physicians in the Cancer Center and the Company shall render administrative assistance to the Practice and the Physicians as requested in furtherance thereof. The Practice, the Physicians and the Company shall in good faith cooperate with inspections and on-site surveys of the Practice or the Cancer Center as may be conducted by any Governmental Authority, accrediting organization or other Third-Party Payor.

SECTION 3.3                     Physician Powers of Attorney. The Practice shall require all Physicians to execute and deliver to the Practice powers of attorney, reasonably satisfactory in form and substance to the Company, appointing the Practice as attorney-in-fact for each such Physician for the purposes set forth in Section 2.4(k).

SECTION 3.4                     Restrictive Covenants of the Practice.

(a)                                 The Practice acknowledges and agrees that the services to be provided by the Company hereunder are feasible only if the Practice operates a viable medical practice to which the Physicians devote their full time, attention and reasonable best efforts. Accordingly, the Practice agrees that it shall not, without the prior written consent of the Company, during the Term and for a period of one year following the termination of this Agreement (except as a result of a termination by the Practice pursuant to Section 6.3(a) through (g)), other than pursuant to this Agreement, on its behalf or on behalf of any other Person, directly or indirectly,

(i)                                solicit, recruit or employ any Person who has been employed or otherwise retained by the Company at any time during the twelve (12) months immediately preceding such solicitation or recruitment or cause or seek to cause such Person to leave the employ of the Company, or

(ii)                             solicit any supplier, lender, lessor or any other Person which has a business relationship with the Company with a view to cause, or seek to cause, such Person to take action which is intended to or could reasonably likely adversely affect the Company’s relationship with such Person.

(b)                                 The Practice shall not take any action to disparage or criticize the Company or, as applicable, any of its employees, officers, directors, or owners.

(c)                                  The Practice shall use its reasonable best efforts to cause each Physician (other than any locum tenens engaged by the Practice) to enter into an agreement concerning the restrictions set forth in this Section 3.4; provided, however, that notwithstanding the foregoing,

21

no Physician shall be prohibited from employing any Person who has been employed or otherwise retained by the Company to physically work in an area outside of the Practice Area or the Community if such Person requested to be employed by such Physician and was not solicited or recruited by such Physician.

(d)                                 Each Party hereby agrees that the provisions of this Section 3.4 are independent of any and all other covenants or agreements by and among such Parties and shall remain enforceable regardless of any claim or determination with respect to, or breach of, any other agreement between such Parties.

(e)                                  Each Party hereby acknowledges that in the event of any breach or threatened breach by the Practice of any of the provisions of this Section 3.4, the Company would not have an adequate remedy at Law and could suffer substantial and irreparable damage. Accordingly, the Practice hereby agrees that, in such event, the Company shall be entitled, and notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at Law or in equity. The Practice hereby waives any requirement that the Company post a bond in connection with any claim for relief under this Section 3.4

(f)                                   Any term or provision of this Section 3.4 which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Section 3.4 or affecting the validity or enforceability of any of the terms and provisions of this Section 3.4 in any other jurisdiction. Each of the Parties hereby agrees that the provisions set forth in this Section 3.4 are reasonable under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction any provision herein is determined to be excessively broad as to duration, activity, subject or otherwise incompatible with applicable Law, said court is authorized and requested to modify such provision so as to cause it to be not excessively broad or incompatible with applicable Law, and to enforce such provision as modified.

(g)                                  For purposes of this Section 3.4, the term “Company” shall mean, collectively, the Company and its Affiliates.

(h)                                 Notwithstanding the generality of the foregoing, the Practice agrees not to provide any oncology services within the Practice Area other than service provided at 1325 E. Church Street, Santa Maria, CA 93454 or on the inpatient services of licensed acute care hospitals without the prior written consent of the Company. The meaning of “inpatient” shall have that meaning as set forth in Title 22 California Code of Regulations Section 70053(a)(1). The Practice shall also cause each full-time Physician involved in the Radiation Oncology Division (other than locum tenens engaged by the Practice) to agree (i) to provide Radiation Oncology Services exclusively for the Company at the Cancer Center, (ii) not to provide any Radiation Oncology Services at any outpatient treatment facility that is not owned or operated by the Company, and (c) not to compete with the Cancer Center, within the Practice Area, unless with the prior written consent of the Company. Notwithstanding the foregoing, nothing in this

22

Agreement shall prohibit or restrict the Practice or the Physicians from providing medical services, including but not limited to Radiation Oncology Services, (1) outside the Practice Area; or (2) under the Coastal MSA. All such services shall not be governed by this Agreement, and any revenue arising from such services shall not be included in the calculation of Practice Revenues for purposes of this Agreement.

SECTION 3.5                     Continuing Professional Education. Each Physician shall ensure that he/she maintains competence in, and remains currently well-informed as to recent developments about, radiation oncology clinical protocols. Accordingly, subject to the Cancer Center at all times having sufficient Physicians to care for the needs of Patients, the Physicians shall undertake all reasonable activities, including attending seminars, keeping current with journals and other reasonable measures, to remain proficient in the practice of radiation oncology. All seminars necessary to maintain licensure or competence shall be reported to the Practice by the Physician(s). At a minimum, each Physician shall participate in such continuing medical education as is necessary for the Physician to remain licensed.

SECTION 3.6                     Initial Physician. The initial Physician of the Radiation Oncology Division of the Practice at the Cancer Center shall be Dr. Case Ketting, who shall provide Radiation Oncology Services at the Cancer Center. Another Coastal physician may replace Dr. Ketting at the Cancer Center upon reasonable notice to the Company.

SECTION 3.7                     Additional Physicians. The decision to staff additional Physician(s) in the Radiation Oncology Division (“New Physician”) shall be made by Coastal (after consultation with the Practice and the Company) and the terms of any employment contract or similar agreement between Coastal and such New Physician shall be determined by Coastal.

SECTION 3.8                     Removal of Physicians. The Practice shall consult with the Joint Governing Board prior to requesting that a Physician be removed from performing Radiation Oncology Services for the Radiation Oncology Division of the Practice; provided, however, that all decisions with respect to removing Physicians shall be made by Coastal, in its sole and absolute discretion. Each Physician’s right to treat Patients or otherwise provide services at the Cancer Center shall automatically terminate upon the termination of such Physician’s employment or engagement with the Practice and/or Coastal.

SECTION 3.9                     Cooperation. The Practice shall, and shall request the Physician(s) to, cooperate with and assist the Company to control all costs and expenses relating to the operation of the Cancer Center without sacrificing professional standards or patient care. The Practice shall, and shall request the Physician(s) to, exercise due care to ensure that, when being used by the Physician(s), medical equipment utilized by the Physician(s) on behalf of the Practice is being used in a safe and efficient manner, and shall timely report any unsafe or unsatisfactory equipment of which the Practice, or any of the Physicians, is aware. The Parties acknowledge that the Physician(s) and the Practice retains full authority and responsibility for patient care and that the Company’s policies and procedures referenced herein are not to interfere with the Practice’s and each Physician’s authority with respect to patient care issues. The Practice and Physician also agree to cooperate with, and participate in, any patient satisfaction surveys or

23

programs instituted or implemented by the Company as reasonable in the medical industry, subject to prior approval by the Practice and each Physician (such approval not to be unreasonably withheld or delayed). In the event that the Practice or a Physician reasonably objects to any policy or procedure implemented by the Company, such objection shall be referred to the Joint Governing Board, the decision of which shall be advisory only and not binding on any Party. In the event that the Joint Governing Board shall be unable to resolve any such dispute, such dispute shall be submitted to arbitration in accordance with Article XI.

SECTION 3.10              Radiation Oncology Division Billing Information and Collection Policy.

(a)                                 The Practice shall promptly provide the Company with all billing information requested by the Company (including, but not limited to, appropriate provider numbers, the names of the Radiation Oncology Division patients, the date of service, and the nature and extent of services provided) and any supporting medical information necessary to enable the Company to bill and collect the Cancer Center’s and Practice’s charges pursuant hereto. The Practice shall cause each Physician to provide the Company with billing codes and complete descriptions supporting all procedures performed by such Physician, and shall comply with all reasonable requests by the Company to supplement such coding or descriptions for billing purposes.

(b)                                 All professional fee schedules for Radiation Oncology Services shall be mutually agreed to by the Practice, the Physician(s) and the Company.

SECTION3.1l                     Quality and Utilization Management. The Practice acknowledges and agrees that a quality and utilization management program for determining the medical necessity and appropriateness of care rendered by the Practice and the Physician(s) provides controls and protections that help prevent potential overutilization with any fee-for-service arrangement including, but not limited to, those reimbursable under federal health insurance programs and also provides essential data to the Practice, the Physician(s) and the Company for the purposes of managing the Cancer Center and negotiating, administering and maintaining Third-Party Payor contracts. The Practice, the Physician(s) and the Company agree to develop and implement a quality and utilization management program in accordance with recommendations made by the Company, the Practice, the Physician(s) or the Joint Governing Board or as required under Third-Party Payor contracts. The Company is authorized by the Practice to prepare and distribute, after review and approval by Practice and the Physician(s) (which approval shall not be unreasonably withheld, conditioned, or delayed), reports of such program activities to employees of, and consultants to the Practice, the Physician(s) and the Company, to Third-Party Payors, and to such other Persons as are appropriate for the Company to carry out its obligations hereunder.

SECTION 3.12              Peer Review. The Practice, the Physician(s) and the Company shall cooperate to develop, from time-to-time, peer review procedures for the Professional Staff

24

providing Radiation Oncology Services to the Patients. The Practice and/or the Physician(s) shall provide the Company with prompt notice of any material quality of care concerns relating to the Physicians providing services on behalf of the Practice. The Practice shall implement such corrective actions that the Practice, after consultation with the Joint Governing Board, determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and Laws. The Practice and the Physicians will also comply with, and participate in, peer review programs reasonably required by the Company, and any entity with whom the Company and the Practice contracts with respect to the provision of Radiation Oncology Services at the Cancer Center, including, but not limited to, Third-Party Payors.

SECTION 3.13              Practice Operational Authority. The Practice through the Physician(s) shall have exclusive authority and control over day-to-day operations and Cancer Center staff decisions subject to the requirement that the Practice and the Physician(s) shall, at all times use their respective reasonable efforts to comply with and follow: (a) the human resources policies of the Company and its Affiliates, (b) all employment Laws, (c) the Annual Budget, (d) all reimbursement rules of Medicare and all other Third-Party Payors and (e) all Laws as to which non-compliance would be materially detrimental to the Company, its Affiliates and/or the Practice.

SECTION 3.14              Other Obligations of the Practice. At all times during the Term, the Practice, through Coastal, shall also be responsible for: (a) the scheduling of Physician coverage to ensure that coverage is being provided at the Cancer Center during reasonable business hours; (b) maintaining an adequate internal mechanism for selecting, disciplining and removing Physicians (with the prior agreement of Coastal); (c) assisting the Company in interviewing, screening, selecting, reviewing and disciplining the Clinical Employees; (d) exerting its reasonable best efforts to effectively and efficiently resolve (with the cooperation of the Company) any complaints or problems of Patients or Professional Staff concerning the provision of Radiation Oncology Services; (e) cooperating with the reasonable efforts of the Company to obtain and/or maintain accreditations by ACR and TJC, as well as all appropriate and necessary federal and state licenses and certifications, provided that the Parties mutually agree to obtain or maintain such accreditations; (f) assisting the Company in the development and implementation of all marketing plans and efforts in connection with the Cancer Center, and causing the Physicians to be available on a reasonable basis to support these marketing activities (which may include, for example, speaking engagements at cancer conferences, public forums, support groups, participation on tumor boards, and meetings with referring physicians); (g) maintaining a number of Physicians sufficient for the Practice to be able to accept and treat all new Patients equally, without regard to any factors other than medical condition (including, without limitation, Patients of Medicare and Medicaid, as well as insured and uninsured Patients); (h) providing a reasonable amount of indigent care in the Community; (i) monitoring that the Physician(s) maintain staff privileges at major hospitals and health plans in the Community; and (j) ensuring that the Professional Staff are familiar and comply with (k) all Laws governing the practice of medicine or the provision of Radiation Oncology Services, (ii) all policies, rules and regulations and bylaws of those hospitals where they have staff privileges, (iii) all applicable professional standards, including, without limitation, the standards of the American Medical Association and (iv) all requirements of Medicare, Medicaid, HIPAA, managed care contracts, and any other federal, state or private payor reimbursement programs and plans participated in by the Cancer Center.

25

SECTION 3.15              Practice Expenses. The Practice shall be solely responsible for the payment of all Practice Expenses.

SECTION 3.16              Managed Care Contracting. The Practice, through Coastal, shall ensure that: (i) each Physician participates (without interruption or suspension) in Medicare, Medicaid, TRICARE, workers’ compensation, other federal and state reimbursement programs, and the payment plan of any commercial insurer, health maintenance organization, preferred provider organization, or other health benefit plan or program with which the Practice may contract or affiliate from time to time and (ii) the Professional Staff complies with appropriate utilization control and review mechanisms and quality improvement policies implemented by the Company or by appropriate managed care programs, Third-Party Payors, governmental agencies and accreditation bodies, including without limitation, TJC, ACR and ACCC.

ARTICLE IV

RESPONSIBILITIES OF JOINT GOVERNING BOARD

SECTION 4.1                     Operation of the Joint Governing Board. Subject to Article II, the Joint Governing Board (the “Joint Governing Board”) shall be responsible for developing and implementing management and administrative policies for the overall operation of the Radiation Oncology Services provided at the Cancer Center that enhance the ability to serve the health care market more efficiently, improves the quality of the health care services and supports the delivery of new and existing products as desired in the market place. The Company shall designate, in its sole discretion, its members of the Joint Governing Board (the “Company Representatives”). The Company Representatives to the Joint Governing Board shall include one or more representatives from Coastal. The Practice shall designate, in its sole discretion, Practice members of the Joint Governing Board (the “Practice Representatives”). Although the number of the Practice Representatives need not be equal to the number of the Company Representatives, the number of total votes to be cast shall be equal as between the Practice Representatives and the Company Representatives. The Practice Representatives shall vote as one voting block with the majority of votes constituting the vote for the Practice Representatives, and the Company Representatives shall vote as a voting block with the majority of votes constituting the vote for the Company. The act of both voting blocks shall be the act of the Joint Governing Board.

SECTION 4.2                     Duties and Responsibilities of the Joint Governing Board.

(a)              Duties and Responsibilities of the Joint Governing Board. The Joint Governing Board shall establish the overall strategic objectives of the Radiation Oncology Division of the Practice as they relate to this Agreement and the general guidelines for achieving those objectives. In order to ensure consistency with the overall objectives and plans of the Practice, the Joint Governing Board shall develop policies and procedures to direct the Radiation Oncology Division in its activities and shall periodically review the Radiation Oncology Division’s activities to determine the degree of compliance with those policies.

(1)                                 Marketing and Advertising. Approval of all marketing and other advertising of the Radiology Oncology Services performed at the Cancer Center.

26

(2)                                 Patient Fees; Collection Policies. Approval of the Radiation Oncology Services fee schedule and collection policies.

(3)                                 Ancillary Services. Approval of the Practice-provided ancillary services based upon the pricing, access to and quality of such services.

(4)                                 Provider and Payor Relationships. Approval of the establishment or maintenance of relationships with institutional health care providers and third party payors and discounted fee schedules, including capitated fee arrangements.

(5)                                 Strategic Planning. Development of long-term strategic planning objectives of the Practice as they relate to this Agreement.

(6)                                 Budget. Allocation of revenues and expenses attributable to the Radiology Oncology Division and common revenue and expenses (if any) of the Practice.

(7)                                 Capital Expenditures. Determination of the priority of major capital expenditures incurred for the benefit of the Practice.

(8)                                 Grievance Referrals. Recommendations to the Practice regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by the Practice’s Board of Directors.

(9)                                 Physician Hiring and Expansion. Recommendations to the number and type of Physician(s) required to be provided by Coastal for the efficient operation of the Cancer Center; adoption of minimum credentials for Physician(s); and approval of decisions to staff additional Physician(s) where such additions represent an expansion into different services by the Practice; however, the Practice’s Medical Oncology Division shall make all decisions relating to physician hiring and termination for the Medical Oncology Division.

(b)                                 The Company and the Practice, through Coastal, shall manage and oversee the operations of the Cancer Center both on a day-to-day and an ongoing basis to assure compliance with this Agreement and the policies and procedures from time to time adopted by the Joint Governing Board or the Practice’s Board of Directors. As such, all duties and responsibilities that are not granted to the Joint Governing Board pursuant to Section 4.2(a) above or to the Practice’s Board of Directors pursuant to Section 4.3 below or to any other body or person pursuant to this Agreement shall be the responsibility of the Practice and the Company. Any person questioning whether the action or actions of any Physician complies with the terms of this Agreement shall notify each member of the Joint Governing Board in writing of such person’s concern and the Joint Governing Board shall promptly determine whether such action or actions are outside the scope of the duties and responsibilities of such Physician.

(c)                                  The Joint Governing Board meetings shall be held as mutually agreed, but at least quarterly, in the Santa Maria, California area. Meetings shall be open to any Physician in the Practice, except that the Joint Governing Board may require Physicians who are not members of the Joint Governing Board Representatives to leave a meeting if the Joint Governing Board

27

wishes to discuss sensitive matters including matters relating to the potential transfer of Physician(s) away from the Cancer Center.

SECTION 4.3                     Medical Decisions.  Notwithstanding the Joint Governing Board activities described above, all medical decisions shall be made solely by the Physicians, the Practice’s Board of Directors. The Practice shall review and resolve, in accordance with its governing documents, issues relating to:

(a)                   types and levels of medical services to be provided;

(b)                   Staffing of Physician(s) at the Cancer Center, including the specific qualifications and specialties of recruited physicians;

(c)                    acquisition of, affiliation with, or merger with any other medical practices in California;

(d)                   fee schedules; and

(e)                    any other function or decision that the parties agree is related to the practice of medicine.

ARTICLE V

FINANCIAL ARRANGEMENT

SECTION 5.1                     Allocations.

(a)                     The amount of the Distribution Pool retained by the Practice (the “Retained Amount”) shall be 30% until such time that the Distribution Pool reaches $2.8 million on an annual basis and 36% to the extent the Distribution Pool exceeds $2.8 million on an annual basis. Subject to Section 5.3, the amount of the Distribution Pool retained by the Company for the provision of the Management Services (the “General Management Services Fee”) shall be 70% until such time that the Distribution Pool reaches $2.8 million on an annual basis and 64% to the extent the amount of the Distribution Pool exceeds $2.8 million on an annual basis.

(b)                     The amounts to be paid to the Company pursuant to the General Management Services Fee shall be prorated and payable monthly during the Term of this Agreement within twenty (20) days after the end of each calendar month.

(c)                      Payment of the General Management Services Fee is not intended to permit the Company to share in the Practice’s fees, but is acknowledged as the Parties’ negotiated agreement as to the reasonable fair market value of the equipment, support services, Personnel, office space, management, administration and other items and services furnished by Company pursuant to this Agreement, considering the nature and volume of the services required and the respective risks assumed by the Company and the Practice. Payment of the General Management Services Fee is not intended to be, and shall not be interpreted to constitute, the payment of remuneration for referrals.

28

SECTION 5.2                     Retained Amount. The Retained Amount is payable in monthly installments within twenty (20) days after the end of each calendar month, and shall be paid from the Company Account. The Retained Amount for any partial period shall be prorated.

SECTION 5.3                     Payments.

(a)                            The Company shall deliver the Financial Statements which shall support the calculation of the payments to be made pursuant to Section 5.1 and 5.2; provided, however, that the payments shall be paid monthly based on estimates set forth in the Annual Budget. The Company and the Practice may, from time to time by their mutual agreement, modify the estimate of Practice Revenues and expenses on a monthly basis in accordance with the Annual Budget, and adjust the actual results on a quarterly basis.

(b)                            All Operational Expenses shall be paid in full prior to the payment of the Retained Amount and the General Management Services Fee. Thereafter the priority of payments shall be as follows: (1) the Retained Amount; and (2) the General Management Services Fee.

(c)                             Any amounts due to the Practice under this Agreement that are not paid within ten (10) days of when such payment is due will have an one and one-half percent (1 ½%) per month finance charge assessed against the unpaid balance from the date due until the date of payment.

SECTION 5.4                     Reconciliation. Adjustments to any payments made to the Company or the Practice pursuant to this Agreement shall be made to reconcile actual amounts due under this Agreement within ninety (90) days after the end of each calendar year (pro-rated for any year for which this Agreement has been in effect less than the entire year) or earlier in accordance with the provisions of Section 5.3(a) above. At such intervals, the Company shall determine the actual amounts due to each Party pursuant to this Agreement for such period and shall notify the Practice of the amount of payments, if any, owed by or due to each Party as a result of the reconciliation. If payment is owed by any Party, such amount shall be paid to such Party within ten (10) Business Days of such notification.

SECTION 5.5                     Review of Financial Arrangements by the Practice. The Practice shall have the right, at its own cost and expense, to review the Company’s calculations of all payments, fees and expenses owed by or due to any Party or a third party under this Agreement (such costs and expenses to review the Company’s calculations are referred to herein as the “Practice Review Expense”); provided, however, that in the event the audit reveals a discrepancy of five percent (5%) or more in any amounts payable under this Agreement, Company shall pay the Practice Review Expense. Upon reasonable notice to the Company, the Practice shall have the right to review the Company’s calculations or allocation of any such payments, fees or expenses and the Company shall provide the Practice, with all documents, reports, records and supporting materials used in determining such amounts. Such documents shall be delivered to the Practice within a reasonable period of time after such request, but in any event within fifteen (15) Business Days. Not later than twenty (20) Business Days following the delivery of such documents to the Practice, the Practice may furnish the Company with written notification of any

29

dispute concerning any items shown thereon or omitted therefrom, together with a detailed explanation in support of the Practice’s position in respect thereof. The Company and the Practice shall consult to resolve any dispute for a period of fifteen (15) Business Days following such notification to the Company. If such fifteen (15) Business Day consultation period expires and the dispute has not been fully resolved, the matter shall be referred to any accounting firm which has not provided accounting services to any Party or its Affiliates within the prior three years and is chosen by the Joint Governing Board (the “Accountants”), which shall resolve the dispute and render its decision (together with a brief explanation of the basis therefor) to the Practice and the Company not later than twenty (20) Business Days following submission of the dispute to it. The decision of such Accountants shall be a final determination of such amounts. In the event that the Accountants resolve all disputes presented to it in the manner proposed by one of the Parties, the fees and expenses of the Accountants relating to the resolution of such dispute shall be paid by the other Party. In all other events, the fees and expenses of the Accountants shall be shared in the same proportion that the Company’s position, on the one hand, and the Practices’ position, on the other, initially presented to the Accountants bears to the final resolution as determined by the Accountants.

SECTION 5.6                     Collateral Security.

(a)                     Grant of Security Interest. To the extent permitted by applicable Law, as collateral security for the prompt and complete payment when due of all (i) Operational Expenses (including, without limitation, Operational Expenses advanced or paid by the Company), and (ii) the General Management Services Fees (referred to herein collectively as, the “Secured Obligations”), the Practice hereby sells, assigns, mortgages, hypothecates, conveys and transfers to the Company, and hereby grants to the Company a continuing security interest (subordinate only to any security interest of Third Party Payors in Receivables owed by such payor) in all of the Practice’s rights, title and interest in, to and under the Receivables, as defined in this Agreement, (other than the Governmental Receivables) which may be created or arise during the Term, together with any and all proceeds (as defined in the Uniform Commercial Code) and products thereof, accessions thereto and substitutions and additions therefor, regardless of the manner in which the entitlement to payment for such Receivables shall exist, whether as accounts, accounts receivable, notes receivable or other evidence of entitlement to the Receivables, and all of the Practice’s rights, title and interest (including its right to control the same), if any, in, to and under the Practice Lockbox Account and the sums on deposit therein (referred to collectively as the “Collateral”).

(b)                     Remedies. If an Event of Default shall have occurred and be continuing, the Company shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it by Law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which the Practice agrees to be commercially reasonable: to sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, at public or private sale, at the Company’s main office or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Company may deem satisfactory. If any of the Collateral is sold by the Company upon credit or for future delivery, the Company shall not be liable for the failure of the purchaser to purchase or pay for the same

30

and, in the event of any such failure, the Company may resell such Collateral. In no event shall the Practice be credited with any part of the proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the Company. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of the Practice, and the Practice hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require the Company to marshal any assets in favor of the Practice or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any rule of Law now existing or hereafter adopted. No demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law, as referred to below), all of which are hereby expressly waived by the Practice, shall be required in connection with any sale or other disposition of any part of the Collateral. If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable Law, the Company shall give the Practice at least ten (10) Business Days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made. The Company shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. The Company may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each public sale and, to the extent permitted by applicable Law, upon each private sale, the Company may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.

(c)                      Application of Proceeds. All proceeds collected by the Company upon any sale, other disposition of or realization upon any of the Collateral, together with all other moneys received by the Company hereunder, shall be applied as follows: (i) first, to the payment of all reasonable and necessary costs and expenses of such sale, disposition or other realization, including the reasonable costs and expenses of the Company and the reasonable fees and expenses of its agents and counsel and all amounts advanced by the Company for the account of the Practice; (ii) second, after payment in full of the amounts specified in clause (i) above, to the ratable payment of all other Secured Obligations owing to the Company; and (iii) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of this Agreement, to the Practice or any other Person lawfully entitled to receive such surplus. The Practice shall remain liable to the extent of any deficiency between the amount of all proceeds realized upon sale or other disposition of the Collateral pursuant to this Agreement and the aggregate amount of the sums referred to in clauses (i) and (ii) above. Upon any sale of any Collateral hereunder by the Company (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of the Company or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Company or such officer or be answerable in any way for the misapplication thereof.

31

(d)                     Waivers. The Practice, to the greatest extent not prohibited by applicable Law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of Law now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Company’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption Law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such Laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Company, but that it will permit the execution of every such power as though no such Laws were in effect, (ii) waives all rights that it has or may have under any rule of Law now existing or hereafter adopted to require the Company to marshal any Collateral or other assets in favor of the Practice or any other party or against or in payment of any or all of the Secured Obligations, and (iii) waives all rights that it has or may have under any rule of Law now existing or hereafter adopted to demand, presentment, protest advertisement or notice of any kind (except notices expressly provided for herein); provided, however, at no time shall the Practice be required to undertake any action that endangers the health or safety of its Patients.

(e)                      The Company; Standard of Care. The Company will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof. The obligations of the Company as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The powers conferred on the Company hereunder are solely to protect its interest in the Collateral, and shall not impose any duty upon it to exercise such powers. Except for treatment of the Collateral in its possession in a manner substantially equivalent to that which the Company accords its own property of a similar nature, and the accounting for money actually received by it hereunder, the Company shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. The Company shall not be liable to the Practice (i) for any loss or damage sustained by the Practice as a result of the Company’s lawful exercise of its remedies against the Collateral, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Company of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Company, except to the extent that the same is caused by its own gross negligence or willful misconduct.

(f)                       Further Assurances; Attorney-in-Fact. The Practice agrees that it will join with the Company to execute and, at the Company’s expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents and instruments in such offices as the Company may reasonably deem necessary or appropriate, and wherever required or permitted by Law, in order to perfect and preserve the Company’s security interest in the Collateral, and hereby authorizes the Company to file financing statements and amendments thereto relating to all or any part of the Collateral without the signature of the Practice where permitted by Law, and agrees to do such further acts and things (including, without limitation, making any notice filings with state tax or revenue authorities required to be

32

made by account creditors in order to enforce any Receivables) and to execute and deliver to the Company such additional conveyances, assignments, agreements and instruments as the Company may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest and Lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Company its rights, powers and remedies hereunder.

In addition to the powers set forth in Section 2.4(k), the Practice hereby irrevocably appoints the Company its lawful attorney-in-fact, with full authority in the place and stead of the Practice and in the name of the Practice, the Company or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Company’s discretion after the occurrence and during the continuance of an Event of Default (except for the actions described in clause (i) below, which may be taken by the Company without regard to whether any such a default has occurred) to take any action and to execute any instruments that the Company may deem necessary or advisable to accomplish the purpose of carrying out the provisions of the Company’s security interest in the Receivables, including, without limitation: (i) to sign the name of the Practice on any financing statement, continuation statement, notice or other similar document that, in the Company’s opinion, should be made or filed in order to perfect or continue perfected the security interest granted under this Agreement; (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iii) to receive, endorse and collect any checks, drafts, instruments, chattel paper and other orders for the payment of money made payable to the Practice representing any interest or other amount payable in respect of any of the Collateral and to give full discharge for the same; (iv) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Company in its sole discretion, any such payments made by the Company to become Secured Obligations of the Practice to the Company, due and payable immediately and without demand; (v) to file any claims or take any action or institute any proceedings that the Company may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Company with respect to any of the Collateral; and (vi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral as fully and completely as though the Company were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Company’s option and the Practices’ expense, all other acts and things deemed necessary by the Company to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement.

If the Practice fails to perform any covenant or agreement contained in this Agreement after written request to do so by the Company (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), the Company may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by the Practice.

33

(g)                      Expenses of the Company. All reasonable expenses (including, without limitation, attorneys’ fees and disbursements) incurred by the Company in connection with the failure by the Practice to perform or observe any provision of this Section 5.6, and the exercise or enforcement of any rights of the Company under this Section 5.6, or any other action taken by the Company hereunder shall be deemed an obligation of the Practice and constitute a Secured Obligation and the Company may apply the Collateral to the payment of or reimbursement of itself for such liability.

(h)                     Company Lender Loans. Notwithstanding anything to the contrary contained in this Section 5.6, to the extent that any Company Lender Loan may be outstanding, then the Company’s security interest in the Collateral granted hereby may be subordinate to, and only to, any security interest of such Company Lender in such Collateral.

(i)                         Assignment. To the extent permitted by applicable Law, the Company may assign all of its rights and interests under this Agreement as security for loans and other financing arrangements obtained by the Company from any other Person or entity, whether now existing or hereafter arising. Any such assignee shall have all of the Company’s rights and remedies, but none of the Company’s obligations, under this Agreement. The Practice shall cooperate with the Company and execute all necessary documents in connection with the assignment of the Collateral to the Company or, at the Company’s option, any assignee.

SECTION 5.7                     Deposit of Radiation Oncology Division Receivables. Promptly upon the request of the Company, the Practice shall provide the Company with an accurate and complete list of all Third-Party Payors. The Company shall have the right (but not the obligation) to deliver a letter, substantially in the form as attached hereto as Exhibit B, to all Third-Party Payors (the “Payor Instruction Letter”) or otherwise notify such Third-Party Payors of the contents thereof. The Payor Instruction Letter shall direct payments on the Receivables to be deposited into a bank account at the Depository Bank designated by the Company, (the “Company Account”). For Receivables for services rendered to patients who participate in the Medicare program, the Medicaid program, other government health care programs, and any other Third Party Payors that will not allow the Practice’s Receivables to be deposited into the Company Account, the Practice shall establish a bank account at the Depository Bank (the “Practice Lockbox Account”) and the Practice shall enter into an agreement with the Depository Bank that sets forth a standing order from the Practice to transfer or remit all cash proceeds, if any, on a daily basis from the Practice Lockbox Account to the Company Account (the “Lockbox Account Agreement”). To the extent that the Practice receives any payments contrary to the terms of the Payor Instruction Letter or receives any payments directly (including, without limitation, any amounts received directly from Patients at the time medical services are rendered or otherwise), the Practice agrees to deposit all such payments received by the Practice into the Practice Lockbox Account. The Company is hereby granted full power and authority to pay and shall pay in a timely manner, out of the funds in the Company Account, the Retained Amount, the General Management Services Fee, all Operational Expenses, and all other disbursements described in Section 5.6(a) and to reimburse itself, out of the funds in the Company Account, for all Operational Expenses advanced or paid by it. The instructions set forth in the Payor Instruction Letter and the Lockbox Account Agreement shall be revocable by the Practice; provided, however, that if the Practice revokes such instructions or agreement during the Term, such revocation shall constitute an Event of Default on the part of the Practice and the Company

34

shall be entitled to seek an order from a court of competent jurisdiction for specific performance to “sweep” the Practice Lockbox pursuant to this Agreement; provided, however, in the event the Company takes the foregoing actions, the Practice shall still be entitled to retain the amounts to which it is entitled under this Agreement. Following termination or expiration of the Term, the Company shall immediately take all action and execute all instruments as the Practice may reasonably request in order to notify the Third-Party Payors of such termination. The Practice shall not: (a) close the Practice Lockbox Account or establish a replacement account or (b) amend, modify, supplement, extend, renew, restate, replace or terminate the Lockbox Account Agreement, in each case, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

The Company will receive payments from Payors for Radiation Oncology Services and medical oncology services. The Company will use its best efforts to identify payments received by it which are for medical oncology services and shall remit such amounts to the Medical Oncology Division of the Practice as soon as it is practicable to do so.

SECTION 5.8                     Termination of Security Interest. Notwithstanding anything to the contrary contained herein, in the event that this Agreement is terminated by the Practice pursuant to Section 6.3 (a) through (g), then the Practice shall have the right to revoke the instructions in any Payor Instruction Letter regarding the remittance of funds into the Company Account and revoke or modify any instructions to the Depository Bank regarding the transfer or remittance of funds to the Company Account; in each case to ensure that all Receivables are remitted directly to the Practice. For the avoidance of doubt, in the event that the Practice takes any of the foregoing actions, the Practice shall still be obligated to pay to the Company the amounts to which the Company is entitled under this Agreement.

ARTICLE VI

TERM AND TERMINATION

SECTION 6.1                     Term; Renewal Terms. This Agreement shall commence on the Effective Date and shall expire on the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated as provided for in Sections 6.2 and 6.3 hereof (“Term”).

SECTION 6.2                     Termination by the Company. Upon written notice to the Practice, the Company may terminate this Agreement and have no further liability or obligation hereunder (except as expressly provided herein) upon the occurrence of any of the following events (each an “Event of Default”):

(a)                     The Practice is involuntarily suspended, excluded or terminated (or involuntarily withdraws) from participation in the Medicare or Medicaid programs or the Practice voluntarily withdraws from any such program as a result of a regulatory investigation, so long as such suspension, exclusion, termination or involuntary withdrawal is not the result of actions or omissions of the Company.

(b)                     The Practice is excluded from entering into healthcare provider agreements with any material portion of the managed care or healthcare insurance industry and

35

such exclusion has a material adverse impact (financial or otherwise) on the operations at the Cancer Center.

(c)                                         The Company reasonably determines that the Practice or any Physician has materially breached professional standards in a way that compromises the health or safety of any Patient or employee engaged to work at the Cancer Center and the Practice fails, after sixty (60) days notice from the Company, to take action which the Company reasonably deems acceptable and is consistent with applicable community standards.

(d)                                        If the Practice shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing.

(e)                                         An involuntary case or other proceeding shall be commenced against the Practice seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against the Practice under the federal bankruptcy Laws as now or hereafter in effect.

(f)                                          The Practice ceases to perform its duties and responsibilities hereunder or breaches any material term or condition of this Agreement (including, without limitation, Section 3.4) and, in the reasonable opinion of the Company, such cessation or breach remains uncured for a period of sixty (60) days after the Practice’s receipt of a written notice specifying such breach; except to the extent such cessation or breach reasonably requires longer than sixty (60) days to cure, and the Practice has commenced a cure within sixty (60) days, and thereafter continues to diligently proceed to complete said cure.

(g)                                         The Practice revokes any instructions to a Third Party Payor related to the Payor Instruction Letter or revokes or modifies any instructions to the Depository Bank in connection with the Practice Lockbox Agreement as set forth in Section 5.7, except as specifically permitted by the provisions of Section 5.7.

(h)                                        The Practice ceases to engage or employ at least one Physician to provide Radiation Oncology Services at the Cancer Center in accordance with Section 3.1 of this Agreement.

(i)                                            Any representation and warranties made by the Practice in this Agreement prove to be untrue or incorrect in any material respect as of the date of this Agreement or any representations or warranties of a continuing nature made by the Practice cease to be true and correct at any future date in any material respect and, in each case, the Company has notified the

36

Practice of the breach, and the breach has continued without cure for a period of thirty (30) days after such notice.

SECTION 6.3                     Termination by the Practice. Upon written notice to the Company, the Practice may terminate this Agreement and have no further liability or obligation hereunder (except as expressly provided herein) upon the occurrence of any of the following events:

(a)                                        If the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing.

(b)                                        An involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against the Company under the federal bankruptcy Laws as now or hereafter in effect.

(c)                                         The Company fails to make two (2) consecutive payments (or any two (2) payments in a twelve (12) month period) within ten (10) days of when such payments are due to the Practice hereunder and such failure continues for more than five (5) days after the Company’s receipt of a written notice specifying such breach.

(d)                                        Except as provided in Section 6.3(c), the Company ceases to perform its duties and responsibilities hereunder or breaches any material term or condition of this Agreement (including, without limitation, Section 2.13 or the Company fails to provide the Practice with the space reasonably necessary to conduct its professional medical services as required under this Agreement) and, in the reasonable opinion of the Practice, such cessation or breach remains uncured for a period of sixty (60) days after the Company’s receipt of a written notice specifying such breach; except to the extent such cessation or breach reasonably requires longer than sixty (60) days to cure, and the Company has commenced a cure within sixty (60) days, and thereafter continues to diligently proceed to complete said cure.

(e)                                         The Company is involuntarily suspended, excluded or terminated (or involuntarily withdraws) from participation in the Medicare or Medicaid programs or the Company voluntarily withdraws from any such program as a result of a regulatory investigation, so long as such suspension, exclusion, termination or withdrawal is not the result of actions or omissions of the Practice.

(f)                                          The Company is excluded from entering into healthcare provider agreements with a material portion of the managed care or healthcare insurance industry and

37

such exclusion has a material adverse impact (financial or otherwise) on the operations at the Cancer Center.

(g)                                         Any lender (including, without limitation, any Company Lender or lender under any Company Lender Loan) to which the Company has pledged all or any material portion of the Accounts Receivable or Practice Revenues (i) accelerates the indebtedness under its loan agreement with the Company after such lender has exhausted the cure period set forth in such loan agreement (if any) and such acceleration has a material adverse impact (financial or otherwise) on the operations at the Cancer Center; or (ii) takes any action against the FF&E or the Accounts Receivable or Practice Revenues, other than collecting the Accounts Receivable and Practice Revenues in the ordinary course of business and applying the proceeds thereof to the payment of the indebtedness under the loan agreement, and such action has a material adverse impact (financial or otherwise) on the operations at the Cancer Center.

(h)                                        Any representation and warranties made by the Company in this Agreement prove to be untrue or incorrect in any material respect as of the date of this Agreement or any representations or warranties of a continuing nature made by the Company cease to be true and correct at any future date in any material respect and, in each case, the Practice has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after such notice.

(i)                                            The Company breaches any material term or condition of any Lease causing a material default to occur and such default is not cured by the Company within thirty (30) days; except to the extent such breach reasonably requires longer than thirty (30) days to cure, and the Company has commenced a cure within thirty (30) days, and thereafter continues to diligently proceed to complete said cure.

(j)                                           The Company breaches any material term or condition of any Company Lender Loan that is secured by the FF&E or the Collateral, which breach causes a default that has a material adverse impact (financial or otherwise) on the operations at the Cancer Center, provided that such default is not cured within thirty (30) days, except in the event such breach reasonably requires longer than thirty (30) days to cure, and the Company has commenced a cure within 30 days and thereafter continues to diligently proceed to complete said cure.

SECTION 6.4                     Duties And Remedies Upon Expiration Or Termination.

(a)                                        Except as necessary to provide care to any Patient undergoing treatment at the Cancer Center at the time of the expiration or earlier termination of this Agreement, upon the expiration or earlier termination of this Agreement, the Practice and the Company hereby agree to perform, in addition to their obligations provided for elsewhere in this Agreement and continuing after such expiration or termination of this Agreement, such steps as are otherwise customarily and reasonably required to wind up their relationship under this Agreement in as orderly a manner as possible. Except as specifically set forth herein, upon the expiration or earlier termination of this Agreement, neither Party shall have any further obligation hereunder with the exception of obligations accruing prior to the date of such expiration or earlier termination and obligations, promises and covenants contained herein which extend beyond the terms hereof including, without limitation, any indemnities, restrictive covenants and access to

38

books and records. Upon the expiration or earlier termination of this Agreement, the financial arrangements set forth in Article V shall be pro-rated between the Parties to reflect any partial fiscal year and the Practice and the Company shall be paid any amounts owed to them from and to the extent of available funds (if any) in the Company Account, the Practice Lockbox and from collections of Receivables. From and after any expiration or earlier termination, each Party shall provide the other with reasonable access to books and records then owned or controlled by it to permit such requesting Party to satisfy legal reporting and contractual obligations which may be required of it.

(b)                                        In addition to the foregoing, upon termination of this Agreement by the Company pursuant to Section 6.2, the Practice shall immediately (i) quit and surrender the Cancer Center in as good condition as reasonable use and wear thereof will permit and (ii) remove from the Cancer Center all personal property of the Practice and of any Physician and shall, at its own expense, repair any damage caused to the Cancer Center by reason of such removal. If the Practice shall fail to do so, the Company may, without notice and without prejudice to any other remedy available, enter and take possession of the Cancer Center and remove such personal property without being liable to prosecution or any claim for damage suffered by the Practice or the Physicians.

(c)                                         Upon termination of this Agreement by the Practice pursuant to Section 6.3(a) through (g), the Company shall immediately (i) quit and surrender the Cancer Center in as good condition as reasonable use and wear thereof will permit and (ii) remove from the Cancer Center all personal property of the Company and shall, at its own expense, repair any damage caused to the Cancer Center by reason of such removal. If the Company shall fail to do so, the Practice may, without notice and without prejudice to any other remedy available, enter and take possession of the Cancer Center and remove such personal property without being liable to prosecution or any claim for damage suffered by the Company. If the Company remains in possession or control of the Cancer Center beyond the expiration or termination of this Agreement in violation of this Section 6. 4(c), without the written consent of the Practice, such possession or control shall not be deemed to create any rights whatsoever in the Company.

(d)                                        If a Party remains in possession or control of the Cancer Center beyond the expiration or termination of this Agreement, without the written consent of the remaining Party, such possession or control shall not be deemed to create any rights whatsoever in the Cancer Center.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PRACTICE

SECTION 7.1                     Representations and Warranties of the Practice. The Practice hereby represents and warrants to the Company as follows:

(a)                                        Organization and Qualification. The Practice is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and as proposed to be conducted.

39

(b)                                        Authority. The Practice has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Practice, and no other proceedings on the part of the Practice are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Practice and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Practice enforceable against it in accordance with its terms.

(c)                                         Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Practice, nor the consummation by the Practice of the transactions contemplated hereby nor compliance by the Practice with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Practice, (ii) require any filing with, or consent of a Governmental Authority, agency or court or other Person or entity by the Practice, (iii) (with or without the giving or receipt of notice or passage of time or both) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Practice is a party (or becomes a party) or by which any of its properties or assets may be bound or subject, other than such violations, breaches, defaults, terminations, amendments, cancellations, or accelerations that would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any writ, injunction or decree applicable to the Practice or any of its properties or assets.

(d)                                        Compliance With Laws; Licenses.

(i)                                Except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, the conduct of the operations of the Practice (including the conduct of any Physician or any other Practice employee) has not violated, and as presently conducted does not violate, in any material respect any Laws, including, but not limited to, the Clinical Laboratories Improvements Act of 1988, or any other promulgations of any court or Governmental Authority or agency, including, but not limited to, the Occupational Safety and Health Administration, the CMS or any medical industry standards, nor has the Practice received any notice of any such violation which remains outstanding.

(ii)                              The Practice has all licenses, certificates, permits, approvals, franchises, notices and authorizations (“Permits”) which are reasonably necessary for the conduct of its operations as currently conducted and as proposed to be conducted (including, without limitation, accreditations and certifications as a provider of healthcare services eligible to receive payment and compensation

40

and to participate under Medicare and Medicaid), except for Permits that the failure to hold would not have a Material Adverse Effect. All of such Permits are in full force and effect, the Practice has not engaged in any activity which would cause or permit revocation, modification, cancellation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation, modification, cancellation or suspension of any such Permit is pending or threatened. The Practice has no knowledge of any default or claimed or purported or alleged default or state of facts which, with or without the giving or receipt of notice or the passage of time or both, would constitute a default by the Practice under, or give rise to a right of revocation, modification, cancellation or suspension of, any such Permit.

(iii)                              The Practice qualifies as (and will continue to qualify during the Term as) a “group practice” as defined in the federal physician self referral law at 42 USC § 1395nn, the applicable regulations and any similar state laws.

(e)                                         Litigation; Investigations. Except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, (i) there are no suits, claims, proceedings, investigations or reviews which are pending or, to the knowledge of the Practice, threatened against or affecting the Practice, any Physician, any director or officer (in their capacity as such) of the Practice or any properties or assets used by the Practice in conducting its businesses; (ii) no investigation or review by any Governmental Authority, agency or court or other regulatory body with respect to either the Practice or any Physician or other practice employee is pending, nor has any Governmental Authority, agency or court or other regulatory body (including trade associations) indicated to the Practice an intention to conduct the same; and (iii) there is no action, suit or proceeding pending or to the knowledge of the Practice threatened against or affecting the Practice or any Physician or other Practice employee, at Law or in equity, or before any Governmental Authority or other regulatory body.

(f)                                          Professional Liability. No Physician or other employee of the Practice has (i) ever had his or her license to practice medicine or other profession in any state or his or her Drug Enforcement Agency Number suspended, relinquished, terminated, restricted or revoked; (ii) ever been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, Governmental Authority or specialty board; (iii) within the past three years had entered against him or her final judgment in, or settled without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of $25,000; or (iv) within the past three years had his or her medical staff privileges at any hospital or medical facility suspended, involuntarily terminated, restricted or revoked.

(g)                                         Ownership of Collateral. The Practice owns, or has valid rights with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any Liens except for Liens granted to the Company pursuant to this Agreement. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and the Practice has not filed or consented to

41

the fling of any such statement or notice, except Uniform Commercial Code financing statements naming the Company as secured party.

(h)                                        Security Interests; Filings. This Agreement, together with the filing of duly completed and executed Uniform Commercial Code financing statements naming the Practice as debtor, the Company as secured party, and describing the Collateral, in the State of California, which have been duly executed and delivered by the Practice and delivered to the Company for filing, creates, and at all times shall constitute, a valid and perfected security interest in and Lien upon the Collateral in favor of the Company to the extent a security interest therein can be perfected by such filings or possession, as applicable, superior and prior to the rights of all other Persons therein, and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such Lien and security interest, other than actions required with respect to Collateral of the types excluded from Article 9 of the Uniform Commercial Code or from the filing requirements under such Article 9 by reason of Section 9-104 or 9-302 of the Uniform Commercial Code and other than continuation statements required under the Uniform Commercial Code.

(i)                                            Receivables. Each Receivable is, or at the time it arises will be, a bona fide, valid and legally enforceable indebtedness of the account debtor according to its terms, arising out of or in connection with the sale, lease or performance of goods or services by the Practice.

SECTION 7.2                     Representations and Warranties of the Company. The Company hereby represents and warrants to the Practice as follows:

(a)                                        Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and as proposed to be conducted.

(b)                                        Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Practice, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

(c)                                         Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provision of the Articles of Incorporation of the Company, (ii) require any filing with, or consent of, a Governmental Authority, agency or court or other Person or entity by the Company, (iii) (with or without the

42

giving or receipt of notice or passage of time or both) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party (or becomes a party) or by which any of its properties or assets may be bound or subject, other than such violations, breaches, defaults, terminations, amendments, cancellations, or accelerations that would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any writ, injunction or decree applicable to the Company or any of its properties or assets.

(d)                                        Compliance With Laws; Licenses.

(i)                                  Except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, the conduct of the operations of the Company has not violated, and as presently conducted does not violate in any material respect any Laws, including, but not limited to, any promulgation, interpretative advice or guidance of any court or Governmental Authority or agency, including, but not limited to, the Occupational Safety and Health Administration, the CMS or any medical industry standards, nor has the Company received any notice of any such violation that remains outstanding.

(ii)                               The Company has all licenses, certificates, permits, approvals, franchises, notices and authorizations (“Company Permits”) required for the conduct of its operations as currently conducted, except for such Company Permits which the failure to obtain would not reasonably be expected to have a Material Adverse Effect. All Company Permits are in full force and effect, the Company has not engaged in any activity that would cause or permit revocation, modification, cancellation or suspension of any such Company Permit, and no action or proceeding looking to or contemplating the revocation, modification, cancellation or suspension of any such Company Permit is pending or threatened. The Company has no knowledge of any default or claimed or purported or alleged default or state of facts that, with or without the giving or receipt of notice or the passage of time or both, would constitute a default by the Company under, or give rise to a right of revocation, modification, cancellation or suspension of, any Company Permit.

(e)                                         Litigation; Investigations. Except for those matters that would not individually or in the aggregate constitute a Material Adverse Effect, there are no suits, claims, proceedings, investigations or reviews pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its directors or officers (in their capacity as such) of the Company or any properties or assets used by the Company in conducting its businesses. No investigation or review by any Governmental Authority, agency or court or other regulatory body

43

(including trade associations) with respect to the Company or any of its employees is pending or to the knowledge of the Company threatened or probable of initiation, nor has any Governmental Authority, agency or court or other regulatory body (including trade associations) indicated to the Company an intention to conduct the same, and, to the knowledge of the Company, there is no action, suit or proceeding pending or threatened against or affecting the Company or any of its employees, at Law or in equity, or before any Governmental Authority or other regulatory body.

ARTICLE VIII

OTHER OBLIGATIONS OF THE PARTIES

SECTION 8.1                     Covenants of the Practice. The Practice covenants and agrees that for so long as this Agreement is in effect:

(a)                                        Certificates. The Practice will provide, and will use its reasonable best efforts to cause each Physician to provide, notice to the Company if any representation or warranty contained herein becomes untrue in any material respect, from and after the Effective Date because of subsequent events and to provide from time-to-time, at the reasonable request of the Company, a certificate stating that the representations and warranties contained herein are true, or, if they are not true, specifying in reasonable detail the extent to which they are not true.

(b)                                        Existence. The Practice will preserve and keep in full force and effect its corporate existence.

(c)                                         Change of Name, Locations, etc. The Practice shall not (i) change its name, identity or corporate structure, (ii) change its chief executive office from 220 South Palisade, Suite 204, Santa Maria, CA 93454 or (iii) change the jurisdiction of its organization from California (whether by merger or otherwise), unless, in each case, the Practice has given twenty (20) days prior written notice to the Company of its intention to do so.

(d)                                        Collateral. The Practice will not grant any other Lien on or in, or otherwise encumber, any of the Collateral; provided, however, the Company acknowledges and agrees that the Practice shall have the right to pledge and encumber all sums retained or due the Practice hereunder to obtain operational lines of credit, but any and all Liens shall be subordinate to Liens on the Collateral placed by the Company Lenders pursuant to any Company Lender Loan.

(e)                                         Records; Inspection. Upon the reasonable request of the Company, the Practice will add a conspicuous written notation or legend, in form and manner reasonably satisfactory to the Company, onto such books, records and materials evidencing or relating to the Collateral with an appropriate reference to the fact that an interest in the Collateral has been assigned to the Company and that the Company has a security interest therein. The Company shall have the right to make test verifications of the Receivables in any reasonable manner and through any reasonable medium, and the Practice agrees to furnish all such reasonable assistance and information as the Company may reasonably require in connection therewith.

44

(f)                                          Compliance with Law. The Practice will comply, in all material respects, with all Laws which it reasonably believes are applicable with respect to the conduct of its businesses and its operations.

(g)                                         Standard of Care. The Practice will consistently provide Radiation Oncology Services in a manner that meets or exceeds the prevailing community standard.

(h)                                        Physicians. Each Physician in the Radiation Oncology Division of the Practice will: (i) be duly licensed and otherwise authorized to render Radiation Oncology Services, (ii) be duly licensed to practice medicine in the State of California and shall maintain such licenses in good standing, (iii) have, and will maintain in good standing, unrestricted federal and state registrations authorizing them to prescribe controlled substances in the State of California, as appropriate, and (iv) be board certified or board eligible in radiation oncology, and shall maintain such certifications in good standing.

(i)                                            Medicare/Medicaid Enrollment. The Practice shall maintain qualification and enrollment as a provider for outpatient radiation services in the Medicare and Medicaid programs.

SECTION 8.2                     Taxes.

(a)                                        The Company shall pay (i) all taxes (if any) assessed and levied against the Company or the Company’s property and assets located within or associated with the Cancer Center, and (ii) all lawful claims that, if unpaid, might become a Lien, including a Lien upon any of its properties or assets located within or associated with the Cancer Center; provided, however, that the Company shall not be required to pay any such unsecured (or secured, only if secured by operation of Law) tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Company has maintained adequate reserves with respect thereto in accordance with GAAP. The Company shall be solely responsible for the payment of all such taxes and claims (referred to as “Company Taxes”) that may be imposed on the Company with respect to this Agreement.

(b)                                        The Practice shall pay (i) all taxes (if any) assessed and levied against the Practice’s property and assets and (ii) all lawful claims that, if unpaid, might become a Lien upon any of its properties or assets located within or associated with the Cancer Center (including, without limitation, the Receivables); provided, however, that the Practice shall not be required to pay any such unsecured (or secured, only if secured by operation of Law) tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Practice has maintained adequate reserves with respect thereto in accordance with GAAP. The Practice shall be solely responsible for the payment of all such taxes and claims (referred to as “Practice Taxes”) that may be imposed on the Practice with respect to this Agreement.

SECTION 8.3                     Covenants of the Company. The Company covenants and agrees for so long as this Agreement is in effect:

(a)                                        Certificates. The Company shall provide notice to the Practice if any representation or warranty contained herein becomes untrue as of a date after the date hereof

45

because of subsequent events and to provide from time to time, at the reasonable request of the Practice, a certificate stating that the representations and warranties contained herein are true or, if they are not true, specifying in reasonable detail the extent to which they are not true.

(b)                                        Corporate Existence. The Company shall preserve and keep in full force and effect its existence as a corporation.

(c)                                         Compliance with Law. The Company shall comply, in all material respects, with all Laws that it reasonably believes are applicable to the conduct of its businesses and its operations.

(d)                                        Standard of Care. The Company shall consistently provide the Management Services in a manner that meets or exceeds the prevailing business standard.

(e)                                         Other Notice. In addition to the other notice obligations of the Company provided for elsewhere in this Agreement, the Company shall provide notice to the Practice, within five (5) Business Days of receipt of knowledge thereof by the Company, of any notice from a Third-Party Payor that alleges a default under or intention to terminate or not perform its obligations under, or of any other material occurrence under, a managed care agreement.

ARTICLE IX

INSURANCE AND INDEMNIFICATION

SECTION 9.1                     Insurance Maintained by the Practice. During the Term, the Practice shall provide, or shall arrange for the provision of, and maintain comprehensive professional liability insurance on the Practice and each Physician in such reasonable amounts (and with such insurance companies) as are agreed upon by the Parties, however, not less than a minimum coverage of $1.0 million per occurrence and $3.0 million in the aggregate annually. Each such insurance policy shall name the Company as an additional insured and by its terms provide that it shall not be amended or modified without the prior written consent of the Company and shall not be canceled or terminated unless thirty (30) days prior notice thereof is given by the insurer to the Company. All payments in respect of the insurance described in this Section 9.1 shall be deemed Operational Expenses.

SECTION 9.2                     Insurance Maintained by the Company. During the Term, the Company shall provide, or shall arrange for the provision of, and maintain: (a) comprehensive professional liability insurance for all Clinical Employees providing services to the Practice pursuant to this Agreement in such reasonable amounts (and with such insurance companies) as are agreed upon by the Parties, however, not less than a minimum coverage of $1.0 million per occurrence and $3.0 million in the aggregate annually, and (b) comprehensive general liability and property insurance covering the Cancer Center premises and operations in the minimum amount of $1.0 million per occurrence and $3.0 million in the aggregate annually. Each such insurance policy shall name the Practice as an additional insured and by its terms provide that it shall not be amended or modified without the prior written consent of the Practice and shall not be canceled or terminated unless thirty (30) days prior notice thereof is given by the insurer to the Practice. All payments in respect of the insurance described in this Section 9.2 shall be deemed Operational Expenses.

46

SECTION 9.3                     Requirements as to Insurance. At all times during this Agreement, each Party shall require its insurance carrier(s) to provide the other Party with a current certificate of insurance evidencing the coverage required by Sections 9.1 and 9.2. The obligations of each Party to be insured for acts and occurrences during the Term shall be binding on the Parties and shall survive the termination or expiration of this Agreement. In the event any such insurance is written on a “claims-made” rather than an “occurrence” basis, any necessary reporting endorsements (“tail insurance”) shall be procured by the responsible Party.

SECTION 9.4                     Indemnification. Except to the extent that this Section 9.4 may have the effect of reducing or eliminating any insurance coverage that would otherwise be available to pay damages suffered by any Party, each of the Parties shall have the following rights to indemnification.

(a)                                        Indemnification by the Practice. The Practice shall indemnify and hold the Company, its Affiliates and their respective permitted successors and assigns and any of their respective officers, directors, employees, representatives and agents (collectively, the “Company Indemnitees”) harmless from and against any and all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, taxes and reasonable expenses and costs, including reasonable attorneys’, accountants’ and auditors’ fees (and any reasonable experts’ fees) and court costs (each referred to individually as a “Loss”), incurred by the Company Indemnitees, arising out of or in any way related to: (i) any material breach or default by the Practice of any term, condition, representation or covenant contained in this Agreement; (ii) any sexual harassment, discrimination, wrongful termination or other similar claim against the Company or its Affiliates as a result of actions taken by the Practice or any Physician; (iii) any professional malpractice claim arising out of acts committed or omitted by the Practice or the Physicians; (iv) any claim, arising from any act prohibited under Medicare or Medicaid alleging that the Practice or any Physician: (1) made a false statement or representation of a material fact in any application for any benefit or payment; (2) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (3) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (v) any Practice Taxes; (vi) any act prohibited under any healthcare Law that was committed or omitted by the Practice; or (vii) any defects or dangerous conditions at the Cancer Center or in any FF&E caused by or which are the responsibility of the Practice, the Physicians or any of the Practice’s authorized agents. Notwithstanding the foregoing, in each case above, to the extent such Loss arises out of or relates to the negligent, reckless or wrongful acts or omissions of the Company Indemnitees, the Loss shall be shared by the Parties in proportion to their relative contributions to its occurrence as determined by arbitration pursuant to Article XI. No Company Indemnitee shall be entitled to indemnification under this Section 9.4(a), unless and until the aggregate amount of all Losses incurred by the Company Indemnitees exceeds $10,000, whereupon, the Company Indemnitees shall be entitled to be indemnified for all Losses on a dollar-for-dollar basis from the first dollar of Losses

(b)                                        Indemnification by the Company. The Company shall indemnify and hold the Practice, its Affiliates and their respective permitted successors and assigns and any of their officers, directors, employees, independent contractors, representatives and agents, and the Physicians (collectively, the “Practice Indemnitees”) harmless from and against any Loss

47

incurred by the Practice Indemnitees arising out of or in any way related to: (i) any material breach or default by the Company of any term condition, representation or covenant contained in this Agreement (including, without limitation, the failure to provide the Practice with the space reasonably necessary to conduct its professional medical services as required under this Agreement); (ii) any sexual harassment, discrimination, wrongful termination or other similar claim against the Practice or any Physician as a result of actions taken by the Company or any of the Company’s authorized agents; (iii) any claim, arising from any act prohibited under Medicare or Medicaid alleging that the Company: (1) made a false statement or representation of a material fact in any application for any benefit or payment; (2) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (3) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) any Company Taxes; (v) any defects or dangerous conditions at the Cancer Center or in any FF&E caused by or which are the responsibility of the Company; or (vi) any act prohibited under any healthcare Law that was committed or omitted by the Company; (vii) any claim with respect to the Santa Maria Sublease as a result of a material breach of the Santa Maria Sublease by the Company or its Affiliates and having a Material Adverse Effect on the Practice. Notwithstanding the foregoing, in each case above, to the extent such Loss arises out of or relate to the negligent, reckless or wrongful acts or omissions of the Practice, the Physicians or any of the Practice’s agents, the Loss shall be shared by the Parties in proportion to their relative contributions to its occurrence as determined by arbitration pursuant to Article XI. No Practice Indemnitee shall be entitled to indemnification under this Section 9.4(b), unless and until the aggregate amount of all Losses incurred by the Practice Indemnitees exceeds $10,000, whereupon, the Practice Indemnitees shall be entitled to be indemnified for all Losses on a dollar-for-dollar basis from the first dollar of Losses.

(c)                                         Survival. The obligations of this Section 9.4 shall survive for a period of fifteen (15) months following the expiration or earlier termination of this Agreement, except for the obligations set forth in Section 9.4 (a) (ii), (iii), (iv) or (v) or Section 9.4 (b) (ii), (iii) or (iv) shall survive indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law).

SECTION 9.5                     Indemnification Procedure. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall provide written notice to the other Party (the “Indemnifying Party”) within ten (10) days after becoming aware of any such claim to indemnification, and shall state the facts constituting the basis for such claim. In connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party, unless such assumption of defense by the Indemnifying Party is not reasonable under the circumstances. The Indemnified Party shall be entitled to participate in the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate but after consultation with the Indemnifying Party; and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Loss resulting therefrom.

ARTICLE X

CONFIDENTIAL INFORMATION; ACCESS TO RECORDS

SECTION 10.1              Confidential Information and Trade Secrets. All Confidential Information and Trade Secrets belong to and shall remain the property of the Company and the Practice, as the case may be. Each Party recognizes and acknowledges that the Confidential Information and Trade Secrets of the other Party are proprietary to such Party and are valuable, special and unique assets of such Party’s business. Each Party therefore covenants and agrees that it will not (and it will ensure that each of its employees will not), during or after the Term, disclose any of the other Party’s Confidential Information or Trade Secrets to any Person or entity for any reason or purpose whatsoever, without the written consent of the other Party, except (a) as necessary in the proper performance of its obligations hereunder, (b) for any such Confidential Information or Trade Secrets that becomes public through no fault of the disclosing Party, or (c) as may be required by Law. Each Party hereby acknowledges that if it or any of its employees or agents engage in activities within the limitations of this Section 10.1, money damages shall be an inadequate remedy, and shall be entitled to obtain, in addition to any other remedy provided by Law or equity, an injunction against the violation of such Party’s obligation hereunder.

SECTION 10.2              Books and Records. Each Party shall maintain and make available to the other Party accurate books, records, and accounts relating to the services provided by such Party pursuant to this Agreement. Such books and records shall be available at their place of keeping for inspection by the other Party or its representative for the purpose of determining whether the correct amounts have been retained and/or paid in accordance with the terms of this Agreement and for any other valid purpose. Each Party shall have the right to conduct an audit (at such Party’s expense) upon fifteen (15) days advance written notice, but not more frequently than twice each calendar year.

ARTICLE XI

ARBITRATION

SECTION 11.1              Arbitration.

(a)                                        In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation, or fraudulent inducement) arising out of or related to this Agreement (“dispute”) arises and cannot be resolved by negotiation, the Parties agree to submit the dispute to mediation by a mediator mutually selected by the Parties. If the Parties are unable to agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association.

In any event, the mediation shall take place within thirty (30) days of the date that a Party gives the other Party written notice of its desire to mediate the dispute.

(b)                                        If not thus resolved by mediation, the dispute shall be resolved by arbitration pursuant to this Section 11.1 and the then-current rules and supervision of the American Arbitration Association, and shall be subject to binding arbitration in accordance with applicable sections of the California Code of Civil Procedure.

(c)                                         The duties to mediate and arbitrate shall extend to any director, officer, employee, shareholder, principal, agent trustee in bankruptcy or otherwise, Affiliate, subsidiary, third-party beneficiary, or guarantor of a Party making or defending any claim which would otherwise be subject to this Section 11.1.

(d)                                        The arbitration shall be held in Santa Barbara County, California, before a single arbitrator. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof.

(e)                                         In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(f)                                          Issues or arbitrability shall be determined in accordance with substantive and procedural Laws relating to arbitration, and all other aspects of the Agreement shall be interpreted in accordance with and the arbitrator shall apply and be found to follow the substantive Laws of the State of California. The prevailing party in such action, in addition to any other award made by the arbitrator, shall be entitled to an award of reasonable attorneys’ fees and costs incurred in prosecuting such action and the enforcement of any judgment entered in such action, all in the amount to be determined by the arbitrator in accordance with the rules of the American Arbitration Association.

(g)                                         If court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other Party.

(h)                                        The arbitrator may order the Parties to exchange copies of nonrebuttal exhibits and copies of witness lists in advance of the arbitration hearing. However, the arbitrator shall have no other power to order discovery or depositions unless and then only to the extent that all Parties otherwise agree in writing.

(i)                                            Neither a Party, a witness, nor the arbitrator may disclose the facts of the underlying dispute or the contents or results of any negotiation, mediation, or arbitration hereunder without prior written consent of all Parties, unless and then only to the extent required to enforce or challenge the negotiated agreement or the arbitration award, as required by Law, or as necessary for financial and tax reports and audits.

(j)                                           Notwithstanding anything to the contrary in this Section 11.1, in the event of alleged violation of a Party’s property or equitable rights (including but not limited to unauthorized disclosure of confidential information), that Party may seek temporary injunctive relief from any court of competent jurisdiction pending appointment of an arbitrator. The Party requesting such relief shall simultaneously file a demand for mediation and arbitration of the dispute, and shall request the American Arbitration Association to proceed under its rules of expedited procedures. In no event shall any such court-ordered temporary injunctive relief continue for more than thirty (30) days.

(k)                                        If any part of this Section 11.1 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate and arbitrate hereunder or any other part of this Section 11.1.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.1              Changes in the Law. This Agreement shall be subject to all applicable Laws and all changes and amendments thereto. Any provision of Law that invalidates, or is otherwise inconsistent with, the terms of this Agreement, or which would cause one of the Parties to be in violation of Law, shall automatically supersede the terms of this Agreement; provided, however, the Parties shall exercise their best efforts to negotiate an appropriate modification to the terms and conditions of this Agreement to accommodate such provisions of Law and to effectuate the existing terms and intent of this Agreement to the greatest possible extent consistent with the requirements of such Law. In the event that there shall be a change in the Medicare or Medicaid (or the general instructions relating thereto), or in other Laws (or the application thereof), or the adoption of new legislation, or a change in any Third-Party Payor reimbursement system applicable to the provision of Radiation Oncology Services, any of which materially and adversely affects the compensation that the Company may receive for the services furnished to the Practice or if there is any other material change in the facts, circumstances or assumptions of the Parties that substantially alters the allocation of risks and rewards intended to be accomplished herein, the Party so affected may by notice propose to the other Party a new basis for compensation hereunder or other modification of this Agreement and the Parties shall negotiate in good faith an equitable amendment to this Agreement. If such notice is given and if the Parties are unable within sixty (60) days to agree upon such amendment, the Parties shall submit such matter to binding arbitration in accordance with Article XI.

SECTION 12.2              Independent Contractors. The relationship between the Company and the Practice is that of independent contractors, and none of the provisions of this Agreement is intended to create, nor shall be construed to create a partnership, joint venture or employment relationship between the Parties. Neither Party, nor any of its respective officers, members, employees or independent contractors, shall, except as otherwise expressly provided in this Agreement, be deemed to be the employee or representative of the other Party by virtue of this Agreement.

SECTION 12.3              Force Majeure. Neither Party shall be liable to the other for failure to perform any of the services, duties or obligations required of such Party herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which such Party has no control for so long as such event continues and for a reasonable period of time thereafter; provided, however, that each Party agrees to use reasonably diligent efforts to perform such services, duties and obligations required of such Party herein notwithstanding such events and shall be liable to the other for the failure to use such reasonable diligent efforts.

SECTION 12.4              Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Company:	c/o Oncure Medical Corp.
188 Inverness Drive West, Suite 650
Englewood, CO 80112
Attn: President
Fax: (949) 274-8831

With a copy to:	Oncure Medical Corp.
18100 Von Karman Ave., Suite 450
Irvine, CA 92612
Attn: General Counsel
Fax: (949) 863-8835

To Practice:	Central Coast Medical Oncology Corp.
220 South Palisade, Suite 204
Santa Maria, CA 93454
Attn: President
Fax: (805) -

With a copy to:	Robert E. Ward, Esq.
5260 N. Palm Ave. #205
Fresno, CA 93704
Fax: (559) 472-9892

SECTION 12.5              Entire Agreement. This Agreement, including the exhibits and schedules hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements between the Parties.

SECTION 12.6              Physician Rights. The Parties acknowledge and agree that the Physicians are third-party beneficiaries of this Agreement and have standing to enforce their rights hereunder. In addition, the Practice shall require that each Physician acknowledge and agrees to be bound by all representations, warranties and covenants expressly applicable to him in this Agreement.

SECTION 12.7              Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of California.

SECTION 12.8              Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

SECTION 12.9              Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

SECTION 12.10       Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

SECTION 12.11       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” shall have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 12.12       Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by all of the Parties hereto.

SECTION 12.13       Assignment and Delegation.

(a)                                        The Company shall have the right to assign its rights hereunder to (i) any Affiliate of the Company, provided the net worth of the proposed assignee equals or exceeds the greater of the Company’s net worth at the Effective Date or Company’s net worth immediately prior to the proposed assignment, or (ii) to any Company Lender for security purposes as collateral pursuant to a Company Lender Loan. Upon an assignment pursuant to clause (i) of the preceding sentence, the Company shall deliver written notice of the proposed assignment to the Practice at least sixty (60) days in advance of the effective date. Such notice shall include the name and legal composition of the proposed assignee and (1) a current financial statement of the proposed assignee, (2) financial statements of the proposed assignee covering the preceding three years, if they exist, and, (3) if available, an audited financial statement of the proposed assignee for a period ending not more than one (1) year prior to the proposed effective date of the transfer.

(b)                                        Except as set forth in Section 12.13(a), neither the Company nor the Practice shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party. Neither the Company nor the Practice may delegate any of its duties hereunder, except as expressly contemplated herein; provided, however, that the Company may delegate some or all of its duties and obligations hereunder to an Affiliate of Company and the Practice may delegate (to the extent permitted by Law) some or all of its duties and obligations hereunder to an Affiliate of the Practice or Coastal, provided, in each case, that any assignor shall remain responsible for its obligations hereunder and the assigning party obtains the prior written consent of the remaining Party (which consent shall not be unreasonably withheld, delayed or conditioned).

SECTION 12.14       Open Records. Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, the Company shall make available to the Secretary of Health and Human Services the contract, books, documents and records that are necessary to verify the nature and extent of the cost of providing the Management Services. No applicable attorney-client, accountant-client or other legal privilege shall be deemed waived by virtue of this Agreement.

SECTION 12.15       Binding Effect. Subject to Section 12.13, this Agreement shall be binding on and shall inure to the benefit of the Parties, and their successors and permitted assigns.

SECTION 12.16       Further Actions. Each of the Parties agrees (and the Practice agrees to use its reasonable best efforts to cause the Physicians) to execute and deliver such further instruments, and do such further acts and things, as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. In addition, the Parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement. Furthermore, each of the Parties agrees (and the Practice agrees to use its reasonable best efforts to cause the Physicians) to cooperate with the other Party and to assist it in obtaining all necessary licenses, certificates of need, and other approvals from regulatory agencies and accrediting bodies.

SECTION 12.17       No Prejudice. This Agreement has been jointly prepared by the Parties hereto and the terms hereof shall not be construed in favor of or against any Party on account of its participation in such preparation.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the Execution Date.

CENTRAL COAST MEDICAL ONCOLOGY CORP.

By:	/s/ Robert A. Dichmann
Name:	Robert A. Dichmann, M.D.
Title:	President

U.S. CANCER CARE, INC.

By:	/s/ George P. McGinn
Name:	George P. McGinn
Title:	President and CEO

EXHIBIT “A”

2012 ANNUAL BUDGET

1

Oncure Medical Corp. Santa Maria Radiation Oncology Division Year 1 Budget (Oct-2011 Estimate to be finalized per footnote 8)

Group Practice Budget between CCMO and Coastal Physicians, with Oncure as Exclusive Provider of RadOnc Business Services

Year 1 Budget	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Year 1
Average Daily Census:
CVTX	23.8	23.8	23.8	23.8	23.8	23.8	23.8	23.8	23.8	23.8	23.8	23.8	23.8
IMRT	12.0	12.0	12.0	12.0	12.0	12.0	12.0	12.0	12.0	12.0	12.0	12.0	12.0
IGRT	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9
Total (CVTX & IMRT)	35.7	35.7	35.7	35.7	35.7	35.7	35.7	35.7	35.7	35.7	35.7	35.7	35.7
IMRT %	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%	33%
IGRT%	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%	30%
Growth %
Revenue	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$431.8	$5,181.3
Cost of Operations:
Center Salaries & Benefits (Incl. COO Allocation)	57.6	57.6	57.6	57.6	57.6	57.6	57.6	57.6	57.6	57.6	57.6	57.6	691.4
Rent (Old Facility)(6)	17.2	17.2	17.2	17.2	17.2	17.2							103.2
Repair & Maintenance	14.9	14.9	14.9	14.9	14.9	14.9	14.9	14.9	14.9	14.9	14.9	14.9	178.8
Medical Supplies	2.0	2.0	2.0	2.0	2.0	2.0	2.0	2.0	2.0	2.0	2.0	2.0	23.7
Insurance	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	42.6
Depreciation of Contributed Assets	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6	7.6	91.7
Other Operations Expenses	16.8	16.8	16.8	16.8	16.8	16.8	16.8	16.8	16.8	16.8	16.8	16.8	201.8
Center Physics & Dosimetry (1)	35.2	35.2	35.2	35.2	35.2	35.2	35.2	35.2	35.2	35.2	35.2	35.2	422.0
Billing and Management Fee (2)	39.3	39.3	39.3	39.3	39.3	39.3	39.3	39.3	39.3	39.3	39.3	39.3	471.5
Total Cost of Operations (3)	194.2	194.2	194.2	194.2	194.2	194.2	177.0	177.0	177.0	177.0	177.0	177.0	2,226.7

Cost of Operations Adjustments: (4)
New Santa Maria Building Rent(8)	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	21.8	261.6
Additional Rent for Tenant Improvements(8)	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.4	4.4	52.6
Lease on New Assets(8)	46.9	46.9	46.9	46.9	46.9	46.9	46.9	46.9	46.9	46.9	46.9	46.9	562.9
Total Cost of Operations Adjustments	267.3	267.3	267.3	267.3	267.3	267.3	250.0	250.0	250.0	250.0	250.0	250.0	3,103.8
Total Adjusted Profit	164.5	164.5	164.5	164.5	164.5	164.5	181.7	181.7	181.7	181.7	181.7	181.7	2,077.5
Radiation Oncology Services Division MSA (5)	$77.7	$77.7	$77.7	$77.7	$77.7	$77.7	$84.6	$84.6	$84.6	$84.6	$84.6	$84.6	$974.0
Adjusted Gross Profit after Radiation Oncologists	$86.8	$86.8	$86.8	$86.8	$86.8	$86.8	$97.1	$97.1	$97.1	$97.1	$97.1	$97.1	$1,103.5
Oncure Management Services Fee @ 50% (40% after $847)	$43.4	$43.4	$43.4	$43.4	$43.4	$43.4	$48.6	$48.6	$48.6	$48.6	$48.6	$48.6	$551.7
Medical Oncology Division Share @ 50% (Retained Amount) (7)	$43.4	$43.4	$43.4	$43.4	$43.4	$43.4	$48.6	$48.6	$48.6	$48.6	$48.6	$48.6	$551.7

(1) Oncure’s Coastal Centralized Physics & Dosimetry allocation is at the historical Santa Maria amount based on revenue.

(2) Includes pass through costs for Managed Care Contracting & Administration, Billing/Collecting, Finance/Acctg/AP, Operations, HR, IT, Compliance and Marketing; will be actual proportionate share of Oncure network shared costs (this is an estimate based on Year-to-Date December 2010, 9.1%).

(3) All costs associated are direct costs in running the center as currently done, including all staff.

(4) See Cost of Operations Adjustment schedule for detail on costs, page 3 of this exhibit.

(5) The Coastal Radiation Oncology medical services calculation is based on 40% of Adjusted Gross Profit (Gross Profit plus Oncure Centralized Business Services less 2.2% Billing Fee).

(6) Rent for old facility will be charged for the lesser of 6 months net of new sublease or termination.

(7) 50% share of Gross Profit up to $1,694 then 60% share of Gross Profit in excess of $1,694

(8) Budget will be adjusted for the following reasons: final build out costs, FMV for building lease, offset for sublease of existing facility, mutually agreed upon changes

EXHIBIT “B”

PAYOR INSTRUCTION LETTER

[DATE]

[Name of Payor]

[Address of Payor]

Re:                                                          CENTRAL COASTAL MEDICAL ONCOLOGY CORP.

Federal Tax Identification Number:

Medicare Provider Number:

Medicaid Provider Number:

National Provider Identification Number:

To Whom It May Concern:

You are directed to make:

(1)                                                              All wire transfers directly to the following account:

[NAME OF DEPOSITORY BANK]

ABA #

Account #                                              (Sweeping Account)

(2)                                                              All explanation of benefits, remittance advises, and other forms of payment, including checks, to the following address:

[DEPOSITORY BANK] as Company Lockbox Bank

P.O. Box           (Practice Lockbox)

Reference:

Account #                                              (Sweeping Account)

Thank you for your cooperation in this matter.

Name:
Title:

2

AMENDMENT NO. 3 TO MANAGEMENT SERVICES AGREEMENT

BETWEEN

COASTAL RADIATION ONCOLOGY MEDICAL GROUP, INC.

AND

U.S. CANCER CARE CENTER, INC.

THIS AMENDMENT NO. 3 TO MANAGEMENT SERVICES AGREEMENT (this “Third Amendment”) is made effective as of the 1st day of October, 2013 (the “Effective Date”), by and between U.S. Cancer Care, Inc., a Delaware corporation (“USCC”) and Coastal Radiation Oncology Medical Group, Inc., a California professional corporation (“Coastal”).

WITNESSETH

WHEREAS, USCC and Coastal are parties to that certain Management Services Agreement dated as of February 16, 2006 (as previously amended, the “MSA”); and

WHEREAS, USCC and Coastal now wish to further amend certain economic terms of the MSA, effective as of the Effective Date, as more fully set forth herein.

NOW, THEREFORE in consideration of the mutual promises, covenants, and agreements in this Third Amendment below, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, USCC and Coastal agree as follows:

1.                                            Defined Terms. All capitalized terms not expressly defined in this Third Amendment shall have the meaning ascribed to them in the MSA.

2.                                            Amendments to MSA. The MSA is hereby amended by adding or amending the following provisions:

(a)                                 Retained Amount. From and after the Effective Date, the Retained Amount shall be calculated as follows:

(i)                                             twenty five percent (25%) of the first $25,000,000 in total Practice Revenues for all of the Cancer Centers, plus the centers where USCC provides radiation oncology management services in Santa Maria, CA (the “Santa Maria Site”) and Simi Valley, California (the “Simi Valley Site”), plus

(ii)                                          twenty seven and one-half percent (27.5%) of Practice Revenues for the Cancer Centers, the Santa Maria Site and the Simi Valley Site between $25,000,001 and $30,000,000, plus

(iii)                                       thirty percent (30.0%) of Practice Revenues for the Cancer Centers, the Santa Maria Site and the Simi Valley Site above $30,000,000, less

(iv)                                      any professional services fees Coastal is entitled to receive pursuant to that certain Professional Services Agreement between Coastal and CCMO, related to the Santa Maria Site, less

(v)                                         three percent (3%) of Practice Revenues attributable to the Santa Maria Site, with a cap of $165,000, less

(vi)                                      the amount Coastal is entitled to retain pursuant to the terms of the Management Services Agreement by and between Simi Valley Cancer Center Management LLC and Coastal dated as of December 1, 2011 (the “Simi Valley MSA”), less

(vii)                                   the Simi Valley Offset (as that term is hereinafter defined).

For purposes of this Section 2(a), the “Simi Valley Offset” shall mean one-half (1/2) of the difference between (A) Simi Valley Collections (as hereinafter defined) multiplied by 0.25 less (B) the amount Coastal is entitled to retain pursuant to the Simi Valley MSA; provided however in no event shall the Simi Valley Offset exceed six percent (6%) of the total collections attributable to the Simi Valley Site (the “Simi Valley Offset Cap”).

For purposes of this Section 2(a), “Simi Valley Collections” shall mean all collections attributable to the Simi Valley Site.

By way of example only:

Assuming Simi Valley Collections in a given year equal $2,000,000 and EBITDA under the Simi Valley MSA in such year equals $600,000, the Simi Valley Offset would equal $120,000, as follows:

[$2,000,000 * 0.25] - [$600,000 * 0.40(1)]	= $130,000

2

Because 6% of Simi Valley Collections ($2,000,000) equals $120,000, the Simi Valley Offset Cap has been reached, and thus the calculated amount of $130,000 is reduced to $120,000.

(b)                                 General Management Services Fee. From and after the Effective Date, the General Management Services Fee shall be calculated as follows: Practice Revenues for the Cancer Centers, less the Retained Amount (or Minimum Retained Amount, as applicable).

(c)                                  Deletion of Defined Terms. All references in the MSA to Net Income and EBITDA are hereby deleted, and the MSA is hereby modified accordingly, as the context requires.

(d)                                 Cash Accounting. All references in the MSA to accrual basis of accounting are, and shall be, revised and amended to a cash basis of accounting.

(e)                                  Term. The initial Term of the MSA shall be extended to September 30, 2023. The remaining provisions of Section 5.1 of the MSA shall remain in full force and effect.

(f)                                   Professional Liability Insurance. Professional liability insurance to be provided under Section 8.1 of the MSA shall no longer be treated as an Operational Expense and instead shall

(1) The percentage of EBITDA to which Coastal is entitled under the Simi Valley MSA.

be a Practice Expense borne by Coastal, provided however that USCC shall reimburse Coastal quarterly for seventy-five percent (75%) of Coastal’s actual, documented out of pocket expenses for maintaining such professional liability insurance for Coastal’s physicians providing services at the Cancer Centers at the policy limits in place as of the Effective Date.

(g)                                  Accounting Final Through August 2013. USCC and Coastal acknowledge that notwithstanding the amendments under subsections (a) and (b) above, there will nevertheless be amounts to be paid to and retained by USCC and Coastal, respectively, for periods prior to the Effective Date which historically would not have been paid until after the Effective Date, and the parties hereby acknowledge that distributing such amounts shall have no affect on the terms of this Third Amendment. In addition, USCC and Coastal agree that all amounts paid, payable or retained by the parties other than amounts for September 2013 are final by and between the parties and that that there shall be no further adjustments to the determination of Practice Revenues or otherwise under the MSA for periods prior to September 2013 except to the extent required to comply with applicable law and/or to address refunds or overpayments to or from third parties.

(h)                                 Amendments to Minimum Retained Amount. The Minimum Retained Amount for the period January 1, 2013 through September 30, 2013 shall be pro rated to $4,387,500.00. Beginning on the Effective Date, the Minimum Retained Amount shall be $6,000,000.00 per contract year. For 2013, the Minimum Retained Amount shall be $5,887,500.00 ($4,387,500 + $1,500,000.00 [$6,000,000.00 x .25]). Notwithstanding the foregoing, if at any time there is a CMS Trigger (as hereinafter defined), then USCC shall have the immediate right to renegotiate the Minimum Retained Amount to take into account such reductions and if the parties, despite reasonable good faith efforts for up to thirty (30) days, are unable to agree on a renegotiated Minimum Retained Amount, then USCC shall have the right to terminate the MSA on ninety (90) days prior written notice to Coastal. In the case of a termination of the MSA by USCC pursuant to the immediately preceding sentence, the restrictive covenants set forth in Section 2.13(a) of the MSA shall be void. As used herein, the term “CMS Trigger” shall mean an instance where the Centers for Medicare & Medicaid Services (“CMS”), in any future physician fee schedule applicable to radiation oncology services, sets forth a cumulative combined impact to radiation oncology equal to or greater than fifteen percent (15%) over the schedule in effect for the year 2013.

3.                                            Lompoc. At or prior to such time as Coastal (or any person(s) or entity controlled by, controlling, or under common control with Coastal or any of its shareholders) intends to commence operations at one or more locations in Lompoc, California (collectively, the “Lompoc Site”), Coastal shall first offer (or cause to be offered) to USCC, in writing, the right to provide radiation oncology management services at the Lompoc Site on substantially the same terms as are set forth in the MSA (as amended by this Third Amendment) (the “Offer Notice”); provided however (i) the Retained Amount with respect to the Lompoc Site shall be 25% of total Practice Revenues attributed to the Lompoc Site (such total Practice Revenues, the “Lompoc Revenues”), and (ii) the Lompoc Revenues shall be used to calculate the Retained Amount under the MSA (as amended by this Third Amendment). In order to effectuate the terms of the immediately preceding sentence, the calculation formula under Section 2(a) of this Third Amendment would be updated (1) to include Lompoc Revenues in the calculation of total Practice Revenues under subsections 2(a)(i)-(iii), and (2) to provide for an additional offset against the Retained Amount equal to the difference between (A) the Lompoc Revenues multiplied by the applicable percentages under subsections 2(a)(i)-(iii) assuming that the

Lompoc Revenues are the last dollars added to the total Practice Revenues for such purposes, less (B) 25% of Lompoc Revenues. USCC shall have the right, within sixty (60) days after receipt of the Offer Notice to elect, in writing, to enter into one or more definitive agreement(s) with Coastal (or its applicable affiliate) with respect to the Lompoc Site pursuant to the foregoing terms and conditions, and the parties shall promptly work together, in good faith, to prepare and execute such definitive agreement(s) as promptly as possible.

4.                                            Gamma Knife (Thousand Oaks) Services and Fees. USCC shall continue providing services to the Gamma Knife Center in Thousand Oaks, California (the “Center”) for billing and collections, and for benefits and payroll administration. The fee for billing and collection services will be three percent (3%) of net revenue from Center billings. The fee for benefits and payroll administration will be three percent (3%) of the monthly non-physician payroll of the Center.

5.                                            Termination of CCMO MSA and Continued Service in Santa Maria. In the event that the Management Services Agreement between USCC and Central Coast Medical Oncology Corp., a California professional corporation, (“CCMO”), dated as of February 17, 2012, or any agreement that restates or replaces the same, (the “CCMO MSA”) is terminated for any reason, and USCC thereafter continues to provide radiation oncology management services at any locations in Santa Maria, California, then in such case USCC agrees to enter into an agreement with Coastal, on substantially the same economic terms as are contained in the MSA with respect to the other Cancer Centers, whereby all USCC Santa Maria locations shall become Cancer Centers under the terms of the MSA.

6.                                            Termination of CCMO MSA and Discontinued Service in Santa Maria. In the event that the CCMO MSA is terminated for any reason, and USCC thereafter does not provide radiation oncology management services at any locations in Santa Maria, California, then in such case USCC shall provide Coastal with the option to purchase USCC’s assets and equipment in service at the Santa Maria location, at their fair market value as determined by an independent third party appraiser mutually acceptable to USCC and Coastal, (the “Purchase Option”). Coastal must exercise the Purchase Option by providing written notice to USCC within thirty (30) days following the termination of the CCMO MSA, and Coastal must close on the Purchase Option within ten (10) days following the completion of the third party appraisal. If Coastal exercises the Purchase Option, USCC shall use commercially reasonable efforts to cause USCC’s interest in that certain Sublease Agreement dated February 17, 2012 between USCC and CCMO to be assigned to Coastal.

7.                                            Coastal’s Legal Fees. USCC shall promptly (within five business days) upon receipt of invoices therefor, reimburse Coastal’s legal fees incurred with respect to this Third Amendment, the bankruptcy matter of USCC’s parent, OnCure Medical Corp., Inc., and all matters related thereto, to Andre, Morris & Buttery, Orrick, and Bayard, respectively, provided that in no event shall USCC’s obligations under this Section 7 exceed $125,000.00 in the aggregate.

8.                                            Ratification of MSA. Except as expressly amended by this Third Amendment, the MSA shall remain in full force and effect in accordance with its original terms, and the MSA, as amended pursuant to this Third Amendment, is hereby ratified by USCC and

Coastal. In the event of inconsistencies between any term of this Third Amendment and any terms of the MSA, the term of this Third Amendment shall control.

9.                                            Counterparts. This Third Amendment may be executed in multiple counterparts, each of which constitute an original hereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

This Third Amendment is executed by USCC and Coastal effective as of the Effective Date.

USCC:

U.S. CANCER CARE, INC.

By:
Name:
Title:

COASTAL:

COASTAL RADIATION ONCOLOGY MEDICAL GROUP, INC.

By:
Name:	Jeffrey Rodnick, M.D.
Title:	President